                                                FILED PURSUANT TO RULE 424(B)(4)
                                                   REGISTRATION NUMBER 333-95049

                                3,560,000 Shares

                    [LOGO OF WATCHGUARD TECHNOLOGIES, INC.]

                                  Common Stock

                                   --------

  We are selling 1,780,000 shares of common stock and the selling stockholders are selling an additional 1,780,000 shares of common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

  Our common stock is quoted on The Nasdaq Stock Market's National Market under the symbol WGRD. The last reported price of our common stock on February 15, 2000 was $54.25 per share.

  The selling stockholders have granted the underwriters an option to purchase a maximum of 534,000 additional shares to cover over-allotments of shares.

  Investing in the common stock involves risks. See "Risk Factors" on page 6.

                                           Underwriting              Proceeds to
                                Price to   Discounts and Proceeds to   Selling
                                 Public     Commissions  WatchGuard  Stockholders
                              ------------ ------------- ----------- ------------
Per Share...................    $54.125       $2.980       $51.145     $51.145
Total.......................  $192,685,000  $10,608,800  $91,038,100 $91,038,100

  Delivery of the shares of common stock will be made on or about February 22, 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Credit Suisse First Boston                     Dain Rauscher Wessels

                                 Wit SoundView


               The date of this prospectus is February 15, 2000.

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    3
Risk Factors........................    6
Forward-Looking Statements..........   14
Use of Proceeds.....................   15
Price Range of Common Stock.........   15
Dividend Policy.....................   15
Capitalization......................   16
Dilution............................   17
Selected Financial Data.............   18
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   19
Business............................   31
Management..........................   53
Related-Party Transactions..........   61
Principal and Selling Stockholders..   63
Description of Capital Stock........   66
Shares Eligible for Future Sale.....   69
Underwriting........................   71
Notice to Canadian Residents........   74
Legal Matters.......................   75
Experts.............................   75
Where You Can Find More
 Information........................   75
Index to Financial Statements.......  F-1

                                 ------------

                               PROSPECTUS SUMMARY

  This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

                         WatchGuard Technologies, Inc.

  WatchGuard is a leading provider of Internet security solutions designed to protect enterprises or telecommuters using the Internet for electronic commerce and communications. Our core market is small- to medium-sized enterprises, or SMEs, those businesses, governmental entities and educational institutions with fewer than 1,000 employees. We have recently expanded our marketing focus, however, to include larger enterprises as well as small offices and home offices, or SOHOs, and telecommuters, particularly those using broadband Internet connections. Our innovative subscription-based LiveSecurity solution enables enterprises to keep their security systems current with minimal effort through our broadcast over the Internet of threat responses, software updates, information alerts, expert editorials, support flashes and virus alerts. LiveSecurity is made possible through an updatable security appliance that executes software sent from a remote management system that receives our LiveSecurity broadcasts. Our LiveSecurity solution is a fully integrated, comprehensive, easy-to-install package. Our solution for SMEs and larger enterprises features a firewall, encryption, virtual private networking, user authentication, web surfing control and our LiveSecurity broadcast service. In January 2000, we announced the introduction of our security solutions for SOHOs and telecommuters, which we expect to begin shipping in the first quarter of 2000. Our solutions for SOHOs and telecommuters will feature a firewall, virtual private networking, Internet protocol sharing and our LiveSecurity broadcast service.

  We provide enterprises a security management choice through our two product offerings, the LiveSecurity System and LiveSecurity for MSS, or managed security service. Our LiveSecurity System enables enterprises to manage their own Internet security with an easy-to-configure solution that provides point-and-click security management. The LiveSecurity System allows enterprises to rapidly distribute security protection from a desktop personal computer to all security appliances on their corporate network, while retaining centralized control and administration. Alternatively, SMEs, larger enterprises and, in the near future, SOHOs and telecommuters, can outsource their security management to Internet service providers, or ISPs, that have implemented our LiveSecurity for MSS. Through LiveSecurity for MSS, enterprises can sign up with an ISP to centrally configure, monitor and update their network security. For the ISP, our technology greatly improves the economics of managed security services through a scalable delivery platform that enables the ISP to remotely configure and manage thousands of customer sites quickly, easily and economically.

  We initially incorporated in Washington in 1996 and reincorporated in Delaware in 1997. References to "we," "our," "us" and "WatchGuard" in this prospectus refer to WatchGuard Technologies, Inc. and its predecessor. Our executive offices are located at 316 Occidental Avenue South, Suite 200, Seattle, Washington 98104, and our telephone number is (206) 521-8340. Our web site is located at http://www.watchguard.com. Any information that is included on or linked to our web site is not a part of this prospectus.

  We own or have rights to various trademarks and trade names used in our business. These include WatchGuard(R), Firebox(TM) and LiveSecurity(TM). This prospectus also includes trademarks, service marks and trade names of other companies, which remain the property of their owners.

                                  The Offering

Common stock offered by WatchGuard......... 1,780,000 shares
Common stock offered by the selling         1,780,000 shares
 stockholders..............................
Common stock to be outstanding after this
 offering.................................. 21,467,790 shares
Use of proceeds............................ For working capital, corporate facilities relocation or expansion, possible repayment
                                            of indebtedness and other general corporate
                                            purposes, as well as the possible
                                            acquisition of or investment in
                                            complementary businesses or technologies
Nasdaq National Market symbol.............. WGRD

  The number of shares of outstanding common stock is based on shares outstanding as of December 31, 1999, and excludes

  . 524,999 shares available for grant under our stock option plan as of December 31, 1999;

  . 6,502,680 shares of common stock issuable upon exercise of options outstanding under our stock option plan as of December 31, 1999, at a weighted average exercise price of $4.60 per share, of which options to purchase 2,359,707 shares were exercisable;

  . 225,000 shares of common stock issuable upon exercise of warrants outstanding as of December 31, 1999, at a weighted average exercise price of $0.92 per share, all of which were exercisable; and

  . 600,000 shares of common stock available for issuance under our employee stock purchase plan as of December 31, 1999.

  Except where stated otherwise, the information we present in this prospectus assumes (1) no exercise by the underwriters of their over-allotment option and
(2) the exercise by selling stockholders of options to purchase 176,038 shares at a weighted average exercise price of $0.11 per share, which shares will be sold in this offering.

  You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

                             Summary Financial Data

                                      Period From
                                   February 14, 1996       Year Ended
                                      (Inception)         December 31,
                                    to December 31,  -------------------------
                                         1996         1997     1998     1999
                                   ----------------- -------  -------  -------
                                     (In thousands, except per share data)
Statement of Operations Data:
 Total revenues ..................       $ 331       $ 5,098  $11,379  $20,619
 Operating loss ..................        (462)       (4,396)  (9,000) (16,173)
 Net loss ........................        (468)       (4,334)  (9,119) (16,018)
 Basic and diluted net loss per
  share ..........................         N/A       $(17.17) $(11.34) $ (1.80)
 Shares used in calculation of
  basic and diluted net loss per
  share ..........................         N/A           252      804    8,903
 Pro forma basic and diluted net
  loss per share (unaudited)......                                     $ (0.96)
 Shares used in calculation of pro
  forma basic and diluted net loss
  per share (unaudited)...........                                      16,664

  See note 7 of Notes to Financial Statements for information concerning the calculation of pro forma basic and diluted net loss per share.

                                                              December 31, 1999
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
                                                               (In thousands)
Balance Sheet Data:
 Cash, cash equivalents and marketable securities........... $26,401  $116,532
 Working capital............................................  24,395   114,909
 Total assets...............................................  41,311   131,442
 Long-term debt, less current portion.......................     --        --
 Total stockholders' equity.................................  32,245   122,759

  The preceding table summarizes

    .  actual balance sheet data; and

    . balance sheet data as adjusted to give effect to the sale by WatchGuard of 1,780,000 shares of common stock offered through this prospectus at the public offering price of $54.125 per share, after deducting underwriting discounts and commissions and estimated offering expenses, the assumed exercise of 176,038 stock options by selling stockholders at a weighted average exercise price of $0.11 per share, and WatchGuard's repayment of notes payable in the amount of $383,000.

                                  RISK FACTORS

  In addition to the other information contained in this prospectus, you should carefully read and consider the following risk factors before purchasing our common stock. If any of these risks actually occur, our business, financial condition or operating results could be adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment.

We have incurred losses since inception and may never be profitable, which could result in a decline in the value of our common stock and a loss of your investment.

  We expect our operating losses and negative cash flows to continue. Although our revenues have increased each year since we began operations, we do not believe that the historical percentage growth rate of our revenues will be sustainable as our revenue base increases. Moreover, we currently expect to increase our operating expenses significantly in connection with

  .  expanding into new geographic markets;

  .  expanding into new product markets;

  .  continuing to develop our technology;

  .  hiring additional personnel;

  . relocating or expanding our corporate facilities in the next six to eight months;

  .  upgrading our information and internal control systems; and

  .  pursuing potential strategic acquisitions.

We may never generate profits, and if we do become profitable, we may be unable to sustain or increase profitability on a quarterly or annual basis. As a result, the trading price of our common stock could decline and you could lose all or part of your investment. We have incurred net losses and experienced negative cash flows in each quarter since we began doing business. As of December 31, 1999, we had an accumulated deficit of approximately $29.9 million.

Our operating results fluctuate and could fall below expectations of securities analysts and investors, resulting in a decrease in our stock price.

  Our quarterly and yearly operating results have varied widely in the past and will probably continue to fluctuate. For this reason, we believe that period-to-period comparisons of our operating results are not meaningful. In addition, our limited operating history makes predicting our future performance difficult. As a result of these factors, our operating results for a particular quarter or year may fall below the expectations of securities analysts and investors, which could result in a decrease in our stock price.

  We base our spending levels for product development, sales and marketing and other operating expenses largely on our expected future revenues. Because our expenses are largely fixed for a particular quarter or year, we may be unable to adjust our spending in time to compensate for any unexpected quarterly or annual shortfall in revenues. A failure to so adjust our spending in time also could cause operating results to fall below the expectations of securities analysts and investors, resulting in a decrease in our stock price.

Seasonality and concentration of revenues at the end of the quarter could cause our revenues to fall below the expectations of securities analysts and investors, resulting in a decrease in our stock price.

  Our domestic and international sales tend to be lower in the summer months, when businesses often defer purchasing decisions. Also, as a result of customer buying patterns and the efforts of our sales force to meet or exceed quarterly and year-end quotas, historically we have earned a substantial portion of a quarter's revenues during its last month. If expected revenues at the end of any quarter are delayed, our revenues for that quarter could fall below the expectations of securities analysts and investors, resulting in a decrease in our stock price.

Because many potential customers are unaware of the need for Internet security or may perceive it as costly and difficult to implement, our products and services may not achieve market acceptance.

  We believe that many potential customers, particularly SMEs, SOHOs and telecommuters, are not fully aware of the need for Internet security products and services. Historically, only enterprises having substantial resources have developed or purchased Internet security solutions. Also, there is a perception that Internet security is costly and difficult to implement. We will therefore not succeed unless we can educate our market about the need for Internet security and convince our potential customers of our ability to provide this security in a cost-effective and administratively feasible manner. Although we have spent, and will continue to spend, considerable resources educating potential customers about the need for Internet security and the benefits of our products and services, our efforts may be unsuccessful.

If potential customers do not accept our LiveSecurity products and services, our business will not succeed.

  We currently expect all future revenues to be generated through sales of our LiveSecurity Internet security products and related services, particularly subscription and license fees. Our success depends on market acceptance of our LiveSecurity products and services and our ability and the ability of our ISP partners to obtain and retain LiveSecurity customers. Our LiveSecurity products and services, however, are relatively new and unproven. The broadcast portion of our LiveSecurity products has been available only since February 1999 and our LiveSecurity for MSS product has been available only since September 1998. To receive our broadcasts, enterprises will be required to pay an annual subscription fee, either to us or, if they obtain LiveSecurity through an ISP, to the ISP. We are not aware of any other Internet security product that allows enterprises to keep their security solution current by receiving broadcasts of software updates and related information over the Internet. Enterprises may be unwilling to pay a subscription fee to keep their Internet security up to date. Because our broadcast service is relatively new, we cannot predict the rate at which our customers will renew their annual subscriptions. In addition, most businesses implementing security services have traditionally managed their own Internet security rather than seeking the services of third-party service providers. As a result, our products and services and the outsourcing of Internet security to third parties may not achieve significant market acceptance.

If our relationships with ISPs are unsuccessful, our ability to market and sell our products and services will be limited.

  We expect a significant percentage of our revenues to be derived from our relationships with domestic and international ISPs that implement our LiveSecurity for MSS solution. If these ISPs are unsuccessful in marketing and implementing our LiveSecurity for MSS solution, our operating results will be materially harmed. Because our relationships with ISPs are relatively new, we cannot predict the degree to which the ISPs will succeed in marketing and selling services based on our products and services. Many of the ISPs with which we have established relationships have not had an opportunity to fully develop and implement service offerings incorporating LiveSecurity. We cannot predict how long our current or potential ISP partners will take to complete this development and implementation. Until and unless this development and implementation is achieved, our revenues from ISPs will be limited. If the ISPs fail to provide adequate installation, deployment and support of our products and services, end-users could decide not to subscribe, or cease subscribing, for managed services that use our solution. The ISPs will offer our products and services in combination with other products and services, some of which may be competitive with our products and services.

If our third-party resellers and distributors fail to perform, our ability to sell our products and services will be limited.

  We sell most of our products and services through value-added resellers and distributors, and we expect our success to continue to depend in large part on their performance. Our resellers and distributors have the ability to sell products and services that are competitive with ours, to devote more resources to those competitive products or to cease selling our products and services altogether. While no single reseller or distributor currently accounts for more than 10% of our total revenues, the loss of or reduction in sales to several value-added resellers or a distributor, particularly to competitive products offered by other companies, could adversely affect our revenues.

Product returns or retroactive price adjustments could exceed our allowances, which could adversely affect our operating results.

  We provide some of our distributors and resellers with product return rights for stock rotation. We also provide some of our distributors and resellers with price protection rights for inventories of our products held by those distributors or resellers if we lower our prices for those products. We may experience significant returns and price adjustments for which we may not have adequate allowances. The short life cycles of our products and the difficulty of predicting future sales increase the risk that new product introductions or price reductions by us or our competitors could result in significant product returns or price adjustments. In September 1998, when we introduced the Firebox II security appliance, we experienced an increase in returns of previous products and product versions. Provisions for returns and allowances for the years ended December 31, 1997, 1998 and 1999 were $0, $1,655,000 and
$1,083,000, or 0%, 13% and 5% of total revenues before returns and allowances.

If we are unable to compete successfully in the highly competitive market for Internet security products and services, our business will fail.

  The market for Internet security products is intensely competitive and we expect competition to intensify in the future. An increase in competitive pressures in our market or our failure to compete effectively may result in pricing reductions, reduced gross margins and loss of market share. Currently, the dominant competitors in our industry are Cisco Systems, Inc., Check Point Software Technologies Ltd. and Nokia Corporation. We expect the introduction of our SOHO and telecommuter products to increase competition with SonicWALL Inc., a developer of security appliances for SOHOs and home users. Other current and potential competitors include hardware, software and operating system vendors such as Axent Technologies, Inc., Lucent Technologies, Inc., Microsoft Corporation, Network Associates, Inc., Novell, Inc., Sun Microsystems Inc. and a number of smaller companies. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than we do. In addition, our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties that may further enhance their resources, such as the partnership between Check Point and Nokia. As a result, they may be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, take advantage of acquisition or other opportunities more readily or develop and expand their product and service offerings more quickly. In addition, our competitors may bundle products competitive with ours with other products that they may sell to our current or potential customers. These customers may accept these bundled products rather than separately purchasing our products.

Rapid changes in technology and industry standards could render our products and services unmarketable or obsolete, and we may be unable to introduce new products and services timely and successfully.

  To succeed, we must continually change and improve our products in response to rapid technological developments and changes in operating systems, Internet access and communications, application and networking software, computer and communications hardware, programming tools, computer language technology and hacker techniques. We may be unable to successfully and timely develop these new products and services or achieve and maintain market acceptance. The development of new, technologically advanced products and services is a complex and uncertain process requiring great innovation and the ability to anticipate technological and market trends. Because Internet security technology is complex, it can require long development and testing periods. Releasing new products and services prematurely may result in quality problems, and releasing them late may result in loss of customer confidence and market share. In the past, we have on occasion experienced delays in the scheduled introduction of new and enhanced products and services, and we may experience delays in the future. When we do introduce new or enhanced products and services, we may be unable to manage the transition from the older products and services to minimize disruption in customer ordering patterns, avoid excessive inventories of older products and deliver enough new products and services to meet customer demand.

We may be required to defend lawsuits or pay damages in connection with the alleged or actual failure of our products and services.

  Because our products and services provide and monitor Internet security and may protect valuable information, we may face claims for product liability, tort or breach of warranty relating to our products and services. Anyone who circumvents our security measures could misappropriate the confidential information or other property of end-users using our products and services or interrupt their operations. If that happens, affected end-users or ISPs may sue us. In addition, we may face liability for breaches caused by faulty installation of our products by resellers or end-users. Although we attempt to reduce the risk of losses from claims through contractual warranty disclaimers and liability limitations, these provisions may be unenforceable. Some courts, for example, have found contractual limitations of liability in standard software licenses to be unenforceable because the licensee does not sign them. Defending a suit, regardless of its merit, could be costly and could divert management attention. Although we currently maintain business liability insurance, this coverage may be inadequate or may be unavailable in the future on acceptable terms, if at all.

A breach of security could harm public perception of our products and services.

  We will not succeed unless the marketplace is confident that we provide effective Internet security protection. Even networks protected by our software products may be vulnerable to electronic break-ins and computer viruses. If an actual or perceived breach of Internet security occurs in an end-user's systems, regardless of whether the breach is attributable to us, the market perception of the efficacy of our products and services could be harmed. This could cause us and our ISP partners to lose current and potential customers or cause us to lose potential resellers, distributors and ISP partners. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques.

If we are unable to prevent attacks on our internal network system by computer hackers, public perception of our products and services will be harmed.

  Because we provide Internet security, we have become a greater target of attacks by computer hackers. We have experienced attacks by computer hackers in the past and expect attacks to continue. If attacks on our internal network system are successful, public perception of our products and services will be harmed.

Failure to address strain on our resources caused by our rapid growth will result in our inability to effectively manage our business.

  Our current systems, management and resources will be inadequate if we continue to grow. Our business has grown rapidly in size and complexity in the last three years. This rapid expansion has placed significant strain on our administrative, operational and financial resources and has resulted in ever-increasing responsibilities for our management personnel. We will be unable to effectively manage our business if we are unable to timely and successfully alleviate the strain on our resources caused by our rapid growth.

We may be unable to adequately expand our operational systems to accommodate growth, which could harm our ability to deliver our products and services.

  Our operational systems have not been tested at the customer volumes that may be required in the future. We may encounter performance difficulties when operating with a substantially greater number of customers. In implementing our LiveSecurity products, we have experienced periodic interruptions affecting all or a portion of our systems, and we believe that interruptions will continue to occur from time to time. These interruptions could harm our ability to deliver our products and services. An inability to add software and hardware or to develop and upgrade existing technology or operational systems to handle increased traffic may cause unanticipated system disruptions, slower response times and poor customer service, including problems filling customer orders.

We may be unable to adequately protect our operational systems from damage, failure or interruption, which could harm our reputation and our ability to attract and retain customers.

  Our operations, customer service, reputation and ability to attract and retain customers depend on the uninterrupted operation of our operational systems. Although we have off-site backup facilities and take other precautions to prevent damage, failure or interruption of our systems, our precautions may be inadequate. Any damage, failure or interruption of our computer or communications systems could lead to service interruptions, delays, loss of data and inability to accept and fill customer orders and provide customers with LiveSecurity updates.

We may be unable to deliver our products and services if we cannot continue to license third-party technology that is important for the functionality of our products.

  Our success will depend in part on our continued ability to license technology that is important for the functionality of our products. A significant interruption in the supply of a third-party technology could delay our development and sales until we can find, license and integrate equivalent technology. This could damage our brand and result in loss of current and potential customers. Although we believe that we could find other sources for the technology we license, alternative technologies may be unavailable on acceptable terms, if at all. We depend on our third-party licensers to deliver reliable, high-quality products, develop new products on a timely and cost-effective basis and respond to evolving technology and changes in industry standards. We also depend on the continued compatibility of our third-party software with future versions of our products.

We may be unable to deliver our products and services if our single-source manufacturers fail to supply hardware with acceptable quality, quantity and cost.

  We outsource all of our hardware manufacturing and assembly for each of our SME and larger-enterprise solutions and our SOHO and telecommuter solutions to single-source motherboard manufacturers and assembly houses. While the single-source vendors for our SME and larger-enterprise products have produced hardware with acceptable quality, quantity and cost in the past, they may be unable to meet our future demands. Our relationships with the single-source vendor for our SOHO and telecommuter products are new and unproven. Although we believe that we could find another manufacturer and assembly house for each of our product lines, our operations could be disrupted if we have to switch to a replacement vendor or if our hardware supply is interrupted for an extended period. This could result in loss of customer orders and revenue.

We may have to reduce or cease operations if we are unable to obtain the funding necessary to meet our working capital requirements.

  Our future revenues may be insufficient to support the expenses of our operations and the expansion of our business. We may therefore need additional equity or debt capital to finance our operations. If we are unable to generate sufficient cash flow from operations or obtain funds through additional financing, we may have to reduce some or all of our development and sales and marketing efforts or cease operations. We believe that the net proceeds from this offering, together with our existing cash balances and our existing lines of credit, should be sufficient to meet our capital requirements for at least the next 18 months. Our capital requirements depend on several factors, however, including the rate of market acceptance of our products and services, our ability to expand our customer base and the growth of our sales and marketing capabilities. If our capital requirements vary from our current plans, we may require additional financing sooner than we anticipate. Financing may be unavailable to us when needed or on acceptable terms.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

  Despite our efforts to protect our proprietary rights, unauthorized parties may misappropriate or infringe on our trade secrets, copyrights, trademarks, service marks and similar proprietary rights. We face additional risk when conducting business in countries that have poorly developed or inadequately enforced intellectual property laws. While we are unable to determine the extent to which piracy of our software products exists, we expect piracy to be a continuing concern, particularly in international markets and as a result of the growing use of the Internet. In any event, competitors may independently develop similar or superior technologies or duplicate the technologies we have developed, which could substantially limit the value of our intellectual property.

Intellectual property claims and litigation could subject us to significant liability for damages and invalidation of our proprietary rights.

  In the future, we may have to resort to litigation to protect our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of its success, would probably be costly and require significant time and attention of our key management and technical personnel. Litigation could also force us to

  . stop or delay selling, incorporating or using products that incorporate the challenged intellectual property;

  .  pay damages;

  . enter into licensing or royalty agreements, which may be unavailable on acceptable terms; or

  .  redesign products or services that incorporate infringing technology.

  Although we have not been sued for intellectual property infringement, we may face infringement claims from third parties in the future. The software industry has seen frequent litigation over intellectual property rights, and we expect that participants in the Internet security industry will be increasingly subject to infringement claims as the number of products, services and competitors grows and functionality of products and services overlaps.

Undetected product errors or defects could result in loss of revenues, delayed market acceptance and claims against us.

  Our products and services may contain undetected errors or defects, especially when first released. Despite extensive testing, some errors are discovered only after a product has been installed and used by customers. Any errors discovered after commercial release could result in loss of revenues or claims against us.

Governmental controls over the export or import of encryption technology could cause us to lose sales.

  Any additional governmental regulation of imports or exports or failure to obtain required export approval of our encryption technologies could adversely affect our international and domestic sales. The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology. In addition, from time to time governmental agencies have proposed additional regulation of encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Additional regulation of encryption technology could delay or prevent the acceptance and use of encryption products and public networks for secure communications. This, in turn, could result in decreased demand for our products and services.

  In addition, some foreign competitors are subject to less stringent controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than we can in the U.S. and international Internet security markets.

If we do not retain our key employees, our ability to execute our business strategy will be impaired.

  Our future success will depend largely on the efforts and abilities of our senior management and our key development, technical, operations, information systems, customer support and sales and marketing personnel and our ability to retain them. These employees are not obligated to continue their employment with us and may leave us at any time.

If we do not expand our international operations and successfully overcome the risks inherent in international business activities, the growth of our business will be limited.

  Our ability to grow will depend in part on the expansion of our international sales and operations, which are expected to continue to account for a significant portion of our revenues. Sales to customers outside of North America accounted for approximately 56% of our net revenues in 1997, 35% in 1998 and 50% in 1999. The failure of our resellers and distributors to sell our products internationally would limit our ability to increase our revenues. In addition, our international sales are subject to the risks inherent in international business activities, including

  .  cost of customizing products for foreign countries;

  . export and import restrictions, such as those affecting encryption commodities and software;

  .  difficulties in acquiring and authenticating customer information;

  . reduced protection of intellectual property rights and increased liability exposure; and

  .  regional economic and political conditions.

Our international sales currently are U.S. dollar-denominated. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets.

Undiscovered year 2000-related computer problems could disrupt our operations.

  We believe that the current versions of the internally developed software technologies incorporated in our products and services, as well as our internal management and other administrative and external information systems, are year 2000 compliant. When the century changed, we experienced no disruption to our business operations and no product failures as a result of year 2000 compliance issues or otherwise. Nonetheless, some year 2000 problems may not appear until several months after January 1, 2000. As a result, we may still face claims for undiscovered year 2000 errors in our own products or for year 2000 issues arising from third-party products that we integrate into our products and services or with which our systems and products exchange data. In addition, if our suppliers, vendors or distributors encounter year 2000 software, firmware and hardware problems, our ability to deliver our products and services could be disrupted.

The integration of BeadleNet, LLC and any future acquisitions may be difficult and disruptive.

  In October 1999, we acquired BeadleNet, LLC, a privately held developer of Internet security solutions for small offices and home offices. We are currently in the process of integrating the BeadleNet business with our business. This integration is subject to risks commonly encountered in making acquisitions, including

  .  loss of key personnel;

  . difficulties in assimilating BeadleNet's technologies, products, personnel and operations;

  .  disruption of our ongoing business; and

  . the inability of our sales force, consultants and development staff to adapt to the new product line.

  We may not successfully overcome these or any other problems encountered in connection with the integration of BeadleNet. As part of our business strategy, we expect to consider acquiring other companies. We may be unable to successfully integrate the technologies, products, personnel or operation of companies that we may acquire in the future.

The concentrated ownership of our common stock could delay or prevent a change of control, which could reduce the market price of our common stock.

  After this offering, our directors, executive officers and their affiliates will beneficially own, in the aggregate, approximately 55.52% of our outstanding common stock, or 53.89% if the underwriters exercise their over-allotment option in full. As a result, these stockholders are able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions such as acquisitions, and to block unsolicited tender offers. This concentration of ownership therefore could have the effect of delaying or preventing a third party from acquiring control over us at a premium over the then-current market price of our common stock, which could result in a decrease in our stock price.

You may be unable to resell your shares at or above the public offering price, and the price of our stock is volatile.

  You may be unable to resell your shares at or above the public offering price for a number of reasons, including

  . actual or anticipated variations in quarterly or annual operating results;

  .  changes in analysts' earning projections or analysts' recommendations;

  .  our inability to successfully implement our business strategy;

  . changes in business conditions affecting our customers, our competitors and us; and

  . changes in accounting standards that adversely affect our revenues and earnings.

  In recent years, moreover, the stock market in general and the market for Internet-related technology companies in particular have experienced extreme price and volume fluctuations, often unrelated to the operating performance of the affected companies. Our common stock has experienced, and is likely to continue to experience, these fluctuations in price, regardless of our performance. Market fluctuations or volatility could cause the market price of our common stock to decline.

Future sales of our common stock may depress our stock price.

  Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price of our common stock. After this offering, we will have outstanding 21,467,790 shares of common stock. All the shares sold in this offering will be freely tradable. Of the remaining 17,907,790 shares of common stock that will be outstanding after this offering, 13,770,678 are restricted as a result of securities laws or lock-up agreements signed by the holder and will be available for sale in the public market as follows:

                                                                    Number of
                   Date of Availability for Sale                      Shares
                   -----------------------------                    ----------
On the date of this prospectus.....................................  1,110,053
90 days after the date of this prospectus.......................... 12,251,318
At various times thereafter on the expiration of one-year holding
 periods...........................................................    409,307

Credit Suisse First Boston Corporation may, in its sole discretion and at any time without prior notice, release all or any portion of the common stock subject to lock-up agreements.

                           FORWARD-LOOKING STATEMENTS

  Some of our statements in this prospectus, including those under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions, future financial performance and other statements that are not historical facts. We use words such as anticipates, believes, expects, future and intends, and similar expressions, to identify forward-looking statements, but the absence of these words does not mean that the statement is not forward-looking. You should not unduly rely on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described under "Risk Factors."

                                USE OF PROCEEDS

  We estimate that we will receive approximately $90.5 million in net proceeds from the sale of the 1,780,000 shares of common stock we sell in this offering at the public offering price of $54.125 per share, after deducting underwriting discounts and commissions and estimated offering expenses we expect to pay. We will not receive any proceeds from any shares sold by the selling stockholders.

  We intend to use the net proceeds from this offering primarily for additional working capital, relocation or expansion of our corporate facilities, possible repayment of debt and other general corporate purposes, as well as the possible acquisition of or investment in complementary businesses or technologies. We expect to use up to $2.5 million of the net proceeds for initial leasehold improvements and acquisition of furniture and fixtures associated with the expected relocation and expansion of our corporate headquarters within the next six to eight months. We may use approximately $400,000 of the net proceeds from this offering to repay the entire outstanding balance on our term loan facilities. As of December 31, 1999, the outstanding balances on our two term loans were $95,000 and $288,000. The first of these term loans bears interest at prime plus 1.5% per year, which was 10.0% as of December 31, 1999, and matures on March 5, 2001. The second of these term loans bears interest at prime plus 1% per year, which was 9.5% as of December 31, 1999, and matures on December 31, 2002. The amounts that we actually spend for working capital purposes will vary significantly depending on a number of factors, including any future revenue growth, the amount of cash we generate from operations and the progress of our product development efforts. Although we have no present plans, agreements or proposals to do so, we may also use a portion of the net proceeds to license or acquire new products or technologies or to acquire or invest in businesses complementary to our own. As a result, we will retain broad discretion in allocating the net proceeds from this offering. Pending their use, we will invest the net proceeds in interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

  Our common stock began trading on The Nasdaq National Market on July 30, 1999 under the symbol WGRD. The following table lists, for the periods indicated, the high and low sales prices per share of our common stock as reported on The Nasdaq National Market.

                                                                Price Range of
                                                                 Common Stock
                                                                ---------------
                                                                 High     Low
                                                                ------- -------
     Year Ended December 31, 1999
     Third quarter (beginning July 30, 1999)................... $ 18.38 $ 10.38
     Fourth quarter............................................   40.00   13.81
     Year Ending December 31, 2000
     First quarter (through February 15, 2000)................. $ 65.00 $ 22.63

  The last reported sale price of our common stock on The Nasdaq National Market was $54.25 per share on February 15, 2000. As of January 31, 2000, there were approximately 80 holders of record of our common stock. This does not include the number of persons whose stock is in nominee or "street name" accounts through brokers.

                                DIVIDEND POLICY

  We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Furthermore, our line of credit agreement prohibits the payment of dividends without the bank's prior written consent.

                                 CAPITALIZATION

  The following table shows

  .  our actual capitalization on December 31, 1999; and

  . our capitalization as adjusted to reflect the sale by us of 1,780,000 shares of common stock at the public offering price of $54.125 per share, after deducting underwriting discounts and commissions and estimated offering expenses we expect to pay, the assumed exercise of options to purchase 176,038 shares of common stock by selling stockholders at a weighted average exercise price of $0.11 per share, and our repayment of notes payable in the amount of $383,000.

  You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical financial statements and the notes to the financial statements included in this prospectus.

                                                           December 31, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                              (unaudited)
                                                             (In thousands)
Stockholders' equity:
  Preferred stock: 10,000,000 shares authorized; no
   shares issued and outstanding......................... $    --    $    --
  Common stock: 80,000,000 shares authorized; 19,511,752
   shares issued and outstanding, actual; 21,467,790
   shares issued and outstanding, as adjusted............       19         21
  Additional paid-in capital.............................   63,694    154,206
  Stock-based compensation...............................   (1,452)    (1,452)
  Accumulated other comprehensive loss...................      (77)       (77)
  Accumulated deficit....................................  (29,939)   (29,939)
                                                          --------   --------
    Total capitalization and stockholders' equity........ $ 32,245   $122,759
                                                          ========   ========

  The number of shares of common stock issued and outstanding excludes

  . 524,999 shares available for grant under our stock option plan as of December 31, 1999;

  . 6,502,680 shares of common stock issuable upon exercise of options outstanding under our stock option plan as of December 31, 1999, at a weighted average exercise price of $4.60 per share, of which options to purchase 2,359,707 shares were exercisable;

  . 225,000 shares of common stock issuable upon exercise of warrants outstanding as of December 31, 1999, at a weighted average exercise price of $0.92 per share, all of which were exercisable; and

  . 600,000 shares of common stock available for issuance under our employee stock purchase plan as of December 31, 1999.

  The number of shares of common stock issued and outstanding, as adjusted, includes 176,038 shares of common stock that will be issued to selling stockholders upon exercise of stock options immediately before this offering and that will be sold in this offering.

                                    DILUTION

  If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share after this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is total assets less intangible assets and total liabilities, by the number of outstanding shares of common stock.

  Our net tangible book value at December 31, 1999 was $26.4 million, or $1.35 per share of common stock. After giving effect to the sale by us of 1,780,000 shares of common stock in this offering at the public offering price of $54.125 per share, less underwriting discounts and commissions and estimated offering expenses we expect to pay, and after giving effect to the issuance of 176,038 shares of common stock to selling stockholders upon the exercise of stock options at a weighted average exercise price of $0.11 per share in connection with this offering, our net tangible book value at December 31, 1999 would have been $116.9 million, or $5.45 per share. This represents an immediate increase in the net tangible book value of $4.10 per share to existing stockholders and an immediate dilution of $48.68 per share to new investors, or approximately 90% of the public offering price of $54.125 per share. The following table illustrates this per-share dilution:

   Public offering price per share................................       $54.125
     Net tangible book value per share as of December 31, 1999.... $1.35
     Increase per share attributable to new investors.............  4.10
                                                                   -----
   Net tangible book value per share after this offering..........          5.45
                                                                         -------
   Dilution per share to new investors............................       $ 48.68
                                                                         =======

  The following table shows, as of December 31, 1999, the number of shares of common stock purchased from us, the total cash consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing common stock in this offering at the public offering price. The number of shares outstanding as of December 31, 1999 has been adjusted to include 176,038 shares of common stock to be issued to and sold by selling stockholders upon the exercise of stock options in connection with this offering.

                                Shares Purchased  Total Consideration   Average
                               ------------------ -------------------- Price Per
                                 Number   Percent    Amount    Percent   Share
                               ---------- ------- ------------ ------- ---------
   Existing stockholders...... 19,687,790   91.7% $ 59,079,000   38.0%  $  3.00
   New investors..............  1,780,000    8.3    96,342,500   62.0    54.125
                               ----------  -----  ------------  -----
     Total.................... 21,467,790  100.0% $155,421,500  100.0%
                               ==========  =====  ============  =====

  The foregoing table assumes that no options or warrants were exercised after December 31, 1999, other than the exercise by the selling stockholders of options to purchase 176,038 shares of common stock in connection with this offering. As of December 31, 1999, we had outstanding options and warrants to purchase shares of common stock as follows, which includes options to purchase 176,038 shares of common stock that will be exercised in connection with this offering:

                                                                        Weighted
                                                                        Average
                                                              Number of Exercise
                                                               Shares    Price
                                                              --------- --------
       Stock option plan..................................... 6,502,680  $ 4.60
       Warrants..............................................   225,000    0.92
                                                              ---------
                                                              6,727,680    4.48
                                                              =========

  Additionally, there were 524,999 option shares available for future grant under our stock option plan and 600,000 shares available for issuance under our employee stock purchase plan. There will be further dilution to new investors to the extent that option and warrant holders exercise these outstanding options and warrants or any options or warrants we grant in the future.

                            SELECTED FINANCIAL DATA

  The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999 are derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the period from February 14, 1996 (inception) to December 31, 1996 and the balance sheet data as of December 31, 1996 and 1997 are derived from audited financial statements not included in this prospectus. When you read this selected financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical results are not necessarily indicative of future results. See note 7 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used in computing pro forma basic and diluted net loss per share.

                                   Period From            Year Ended
                                February 14, 1996        December 31,
                                 (Inception) to   ----------------------------
                                December 31, 1996   1997      1998      1999
                                ----------------- --------  --------  --------
                                   (In thousands, except per share data)
Statement of Operations Data:
 Revenues, net:
  Product......................      $  329       $  4,975  $ 10,678  $ 17,329
  Service......................           2            123       701     3,290
                                     ------       --------  --------  --------
    Total revenues.............         331          5,098    11,379    20,619
 Cost of revenues..............         104          1,610     3,925     7,964
                                     ------       --------  --------  --------
 Gross margin..................         227          3,488     7,454    12,655
 Operating expenses:
  Sales and marketing..........         224          4,369     8,519    13,512
  Research and development.....         274          2,192     4,442     7,118
  General and administrative...         191          1,323     2,454     3,646
  Stock-based compensation.....         --             --      1,039       926
  Acquired in-process
   technology and amortization
   of intangible assets
   acquired....................         --             --        --      3,626
                                     ------       --------  --------  --------
    Total operating expenses...         689          7,884    16,454    28,828
                                     ------       --------  --------  --------
 Operating loss................        (462)        (4,396)   (9,000)  (16,173)
 Interest income (expense),
  net..........................          (6)            62      (119)      155
                                     ------       --------  --------  --------
 Net loss......................      $ (468)      $ (4,334) $ (9,119) $(16,018)
                                     ======       ========  ========  ========
 Basic and diluted net loss per
  share........................         N/A       $ (17.17) $ (11.34) $  (1.80)
                                     ======       ========  ========  ========
 Shares used in calculation of
  basic and diluted net loss
  per share....................         N/A            252       804     8,903
                                     ======       ========  ========  ========
 Pro forma basic and diluted
  net loss per share
  (unaudited)..................                                       $  (0.96)
                                                                      ========
 Shares used in calculation of
  pro forma basic and diluted
  net loss per share
  (unaudited)..................                                         16,664
                                                                      ========

                                                        December 31,
                                                -------------------------------
                                                 1996    1997   1998     1999
                                                ------  ------ -------  -------
                                                       (In thousands)
Balance Sheet Data:
 Cash, cash equivalents and marketable
  securities................................... $  232  $  603 $ 1,712  $26,401
 Working capital (deficit) ....................   (464)    658    (274)  24,395
 Total assets..................................    597   3,303   9,032   41,311
 Total stockholders' equity (deficit)..........   (318)  1,382     881   32,245

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  WatchGuard is a leading provider of Internet security solutions designed to protect enterprises or telecommuters using the Internet for electronic commerce and communications. Our core market is small- to medium-sized enterprises, or SMEs, and we have recently expanded our marketing focus to include larger enterprises as well as small offices and home offices, or SOHOs, and telecommuters, particularly those using broadband Internet connections. Our innovative subscription-based LiveSecurity solution broadcasts threat responses, software updates, information alerts, expert editorials, support flashes and virus alerts over the Internet, enabling enterprises to keep their security systems current with minimal effort.

  Since our inception, we have invested heavily in the development of our products and services. In September 1996, we introduced our initial Internet security appliance and began selling our products both domestically and internationally. In 1997, we significantly expanded our sales force, adding 12 sales employees to recruit indirect channel partners around the world, and expanded our distribution efforts in the European and Asia/Pacific markets. In September 1998, we launched our managed security service offering for ISPs. We also continued to recruit and hire additional employees in marketing, development, technical support and finance and invested in our operational infrastructure to support our growth. In February 1999, we launched the broadcast portion of our LiveSecurity products. In July 1999, we completed the initial public offering of our common stock. In October 1999, we acquired BeadleNet, LLC, a developer of Internet security solutions for SOHOs, and formed our new broadband Internet security division. In January 2000, we announced the introduction of our security solutions for SOHOs and telecommuters, which we expect to begin shipping in the first quarter of 2000, and in the second quarter of 2000, we expect to introduce MSS solutions for SOHOs and telecommuters.

  Our revenues were $5.1 million in 1997, our first full year of operations. Our revenues totaled $11.4 million in 1998, representing a 123% increase over 1997, and grew to $20.6 million in 1999, representing an 81% increase over 1998. Product revenues as a percentage of total revenues were 98% in 1997, 94% in 1998 and 84% in 1999. Service revenues, although small, are growing and are expected to be a significant component of our revenues in the future as we expand our LiveSecurity subscription-based broadcast service. Service revenues as a percentage of total revenues were 2% in 1997, 6% in 1998 and 16% in 1999. As a result of our investments in our worldwide sales and distribution channels, development of new products and services, brand development and our operational infrastructure, we have incurred net losses in each fiscal quarter. As of December 31, 1999, we had an accumulated deficit of approximately $29.9 million. We anticipate significant growth in our operating expenses as we continue to expand our business, particularly with respect to the expected expansion of our corporate facilities in the next six to eight months. In the future, however, we expect our operating expenses to begin to decline as a percentage of total revenues.

Sources of Revenues and Revenue Recognition Policy

  We generate revenues through

  . sales of products and service subscriptions through our indirect distribution partners at a discount from list price, which historically has averaged approximately 40%;

  . sales of products and service subscriptions directly and, from time to time, indirectly through our distributors, to our ISP customers at volume pricing rates; and

  . from time to time, sales of service subscription renewals directly to our enterprise customers at list price.

  Product revenues include perpetual software license fees and sales of our security appliance. Service revenues include fees for access to our LiveSecurity broadcast service for product updates, security threat responses, general security information and technical support. Service revenues also include annual fees for our

LiveSecurity for MSS, which allows our ISP customers access to the LiveSecurity broadcast service and the ability to manage and update a specific number of their customers' security appliances. To date, service subscription renewals directly from our enterprise customers have not been material.

  We recognize revenues only when a contract or agreement has been executed, delivery has occurred, the fee is fixed and determinable and we believe collection is probable. We recognize product revenues upon shipment and service subscription revenues ratably on a monthly basis, generally over a one-year period.

Recent Acquisition

  In October 1999, we acquired substantially all of the assets of BeadleNet, LLC for $9.6 million. The acquisition cost was comprised of

  .  $3.4 million cash, paid at closing;

  . 335,931 unregistered shares of WatchGuard common stock with a fair market value of approximately $4.9 million, issued at closing;

  . an additional $1.0 million in contingent consideration, comprised of $400,000 in cash and 20,189 unregistered shares of WatchGuard common stock with a fair market value of $600,000, which became due on completion of specified technology items in late December 1999 and was paid in January 2000; and

  .  estimated direct acquisition costs of $300,000.

  The aggregate purchase price was allocated, based on estimated fair values on the acquisition date, as follows:

     Inventory and equipment........................................ $   74,000
     Intangibles:
       Acquired workforce...........................................    204,000
       Trade names..................................................    409,000
       Developed technology.........................................    503,000
       Goodwill.....................................................  4,985,000
                                                                     ----------
         Total intangibles..........................................  6,101,000
     Acquired in-process research and development...................  3,381,000
                                                                     ----------
     Total purchase price........................................... $9,556,000
                                                                     ==========

  We determined values assigned to acquired in-process research and development, developed technology and trade names using a discounted cash flow analysis. The value we assigned to the workforce in place was based on replacement cost.

  To determine the value of in-process research and development, we considered, among other factors, the state of development of each project, the time and cost needed to complete each project, expected income and associated risks, which included the inherent difficulties and uncertainties in completing the project and achieving technological feasibility and risks related to the viability of and potential changes to future target markets. As a result of this analysis, we assigned in-process research and development amounts to projects that had not yet reached technological feasibility and do not have alternative future uses. We expensed the entire $3,381,000 allocated to acquired in-process research and development on the date of acquisition.

  The in-process projects, which were to be replacement products for those products being sold at the acquisition date and which were included in the acquired developed technology, were designed to provide a low-cost firewall and networking solution for personal computers using existing telephone wiring and external connections to the Internet using a cable or digital subscribing line, or DSL, modem. At the time of the acquisition, most of the hardware development for the products had been completed. However, the software architecture for virtual private network integration and the scalability of installing the virtual private network architecture into a DSL technology had not yet been completed.

  We completed production-ready prototypes in late December 1999 and introduced the new products in January 2000 for delivery during the first quarter of 2000. The total costs to complete the in-process projects after the acquisition date were approximately $635,000.

  To determine the value of the developed technology, we discounted the expected future cash flows of the existing technology product, taking into account risks related to the characteristics and applications of each product, existing and future markets, and assessments of the life-cycle stage of each project. Based on this analysis, we capitalized the existing technology that had reached technological feasibility.

  We assigned to the identified intangible assets lives ranging from two to four years and to goodwill a life of five years. Amortization expense for these intangibles was $245,000 in the fourth quarter of 1999.

  In connection with the acquisition, we entered into an employment agreement and a stock vesting agreement with Mr. Beadle. Pursuant to the employment agreement, we granted Mr. Beadle an option, vesting over a period of four years, to purchase 250,000 shares of WatchGuard common stock at an exercise price of $14.44 per share, the fair value of the stock on the date the option was granted. In consideration of some of Mr. Beadle's obligations in the employment agreement, including his agreement not to compete with WatchGuard for a period of three years after his employment terminates, we also issued to Mr. Beadle 51,948 unregistered shares of WatchGuard common stock, valued at $750,000 on the closing date of the acquisition. We have recorded the value of this stock as deferred stock compensation expense and are amortizing the value of the deferred stock compensation on a straight-line basis over the two-year employment agreement period. Amortization of this deferred stock compensation was $73,000 in the fourth quarter of 1999. Under the stock vesting agreement, 34,632 of these shares will be subject to forfeiture if Mr. Beadle's employment is terminated for cause or if he resigns. One half of these shares will no longer be subject to forfeiture on October 19, 2000 and the remainder will no longer be subject to forfeiture on October 19, 2001.

Results of Operations

  The following table provides financial data for the periods indicated as a percentage of total revenues:

                                                           Year Ended
                                                          December 31,
                                                        ---------------------
                                                        1997    1998    1999
                                                        -----   -----   -----
Revenues:
 Product...............................................  97.6 %  93.8 %  84.0 %
 Service...............................................   2.4     6.2    16.0
                                                        -----   -----   -----
   Total revenues...................................... 100.0   100.0   100.0
Cost of revenues.......................................  31.6    34.5    38.6
                                                        -----   -----   -----
Gross margin...........................................  68.4    65.5    61.4
Operating expenses:
 Sales and marketing...................................  85.6    74.9    65.5
 Research and development..............................  43.0    39.0    34.5
 General and administrative............................  26.0    21.6    17.7
 Stock-based compensation..............................   --      9.1     4.5
 Acquired in-process technology and amortization of
  intangible assets acquired...........................   --      --     17.6
                                                        -----   -----   -----
   Total operating expenses............................ 154.6   144.6   139.8
                                                        -----   -----   -----
Operating loss......................................... (86.2)  (79.1)  (78.4)
Interest income (expense), net.........................   1.2    (1.0)    0.7
                                                        -----   -----   -----
Net loss............................................... (85.0)% (80.1)% (77.7)%
                                                        =====   =====   =====

Years Ended December 31, 1998 and 1999

Total Revenues

  Total revenues, which consist of product revenues and service revenues, increased from $11.4 million in 1998 to $20.6 million in 1999, an increase of 81%. During these periods, no one customer accounted for 10% or more of total revenues. The increase in total revenues was primarily due to increases in sales volume caused by increased distribution in the European, Asia/Pacific and North American markets. Total international revenues represented approximately 35% of total revenues in 1998 and 50% in 1999.

  Product revenues include (1) the perpetual software license fees for our security management system and the sale of our security appliance as part of the LiveSecurity System and (2) the sale of our NOC, or network operations center, security suite software license and our security appliance as part of LiveSecurity for MSS. Product revenues increased from $10.7 million in 1998 to $17.3 million in 1999, an increase of 62%. As a percentage of total revenues, product revenues decreased from 94% in 1998 to 84% in 1999. We do not believe that the historical percentage growth rates of product revenues will be sustainable as our revenue base increases. Historically, we have generated the majority of our revenues from our product sales, which, until the introduction of LiveSecurity for MSS in the third quarter of 1998, consisted primarily of the sale of our LiveSecurity System for the enterprise. Product revenues from LiveSecurity for MSS are growing and are expected to be a more significant component of our revenues in the future.

  Service revenues include the annual fee for our LiveSecurity broadcast service, which is sold as a part of the LiveSecurity System and LiveSecurity for MSS. Service revenues increased from $701,000 in 1998 to $3.3 million in 1999, an increase of 369%. As a percentage of total revenues, service revenues increased from 6% in 1998 to 16% in 1999.

  Revenues from LiveSecurity for MSS have been increasing in amount during each quarter since we introduced the product. Total revenues for the LiveSecurity System increased from $10.4 million in 1998 to $17.7 million in 1999, while total revenues from LiveSecurity for MSS increased from $1.0 million in 1998 to $2.9 million in 1999. As a percentage of total revenues, LiveSecurity for MSS revenues increased from 9% in 1998 to 14% in 1999. During the fourth quarter of 1999, LiveSecurity for MSS revenues reached 16% of total revenues. The increase in LiveSecurity for MSS revenues, both in dollars and as a percentage of total revenues, is attributable to the growing number of enterprises seeking security protection through their ISPs and an increase in the number of ISPs with which we contract to offer the LiveSecurity for MSS service.

  We established a returns and allowances reserve in 1998 to address the return rights and pricing protection rights of some of our customers, primarily related to anticipated returns originating from the introduction of a new version of our security appliance, the Firebox II, during the last half of 1998. The provision for sales returns and allowances was $1.7 million, or 13% of total revenues before returns and allowances, in 1998 and $1.1 million, or 5% of total revenues before returns and allowances, in 1999. Returns and allowances before that time were immaterial. The provision in 1999 as compared to 1998, as a percentage of total revenues, reflects a reduction in the expected returns and pricing protection allowances based on actual results over the last several quarters and no recent introduction of replacement products.

Cost of Revenues

  Cost of revenues consists of product and service costs, which include the costs of manufacturing our security appliance, product packaging, third-party product licensing fees and our technical support organization, including costs associated with our LiveSecurity broadcast service. Historically, cost of revenues has increased in total dollar amount and as a percentage of total revenues in each year. Cost of revenues increased from $3.9 million in 1998 to $8.0 million in 1999. As a percentage of total revenues, cost of revenues increased from 35% in 1998 to 39% in 1999.

  The dollar increases in cost of revenues were primarily due to increases in sales volume. The increase in cost of revenues as a percentage of total revenues reflects an increase in the cost of manufacturing our Firebox II security appliance and an increase in personnel-related costs of our service organization, but is offset by the increased leverage of our service costs relative to an increasing rate of service revenues. In the third quarter of 1998, we released an enhanced version of our security appliance, the Firebox II, which incorporated additional features required to support our LiveSecurity for MSS product. The Firebox II is more expensive to manufacture than the previous version of our security appliance, which increased our cost of revenues. Over time, as volume levels increase, we expect the unit cost to manufacture the Firebox II to decrease. However, we cannot predict if or when this reduction will occur.

  We expect service costs to increase in total dollar amount as our enterprise customer base expands and our LiveSecurity for MSS product for ISPs is deployed. Depending on our product and service mix, which may affect our margins, we expect our gross margin to remain at or slightly below our fourth quarter 1999 level for the short term. For the longer term, as revenues from service subscriptions increase and become a greater percentage of total revenues, we expect our gross margin to increase.

Operating Expenses

  Sales and Marketing. Sales and marketing expenses include salaries, commissions and related expenses and some variable marketing expenses, including public relations costs, marketing collateral and trade show expenses. Overall sales and marketing expenses increased from $8.5 million in 1998 to $13.5 million in 1999, an increase of 59%. As a percentage of total revenues, sales and marketing expenses decreased from 75% in 1998 to 66% in 1999. The dollar increase in sales and marketing expenses was primarily due to recruiting, training and supporting our domestic and international resellers and distributors and, to a lesser extent, to establishing brand recognition of our products and services. Specifically, major components of the increase included

  . an increase in payroll and related expenses from $3.9 million to $6.6 million;

  .  an increase in travel expenses from $1.4 million to $2.5 million; and

  .  an increase in marketing costs from $2.0 million to $3.4 million.

Sales and marketing expenses in 1998 included a one-time charge of $470,000 for a common stock warrant issued to a customer.

  The decrease in sales and marketing expenses as a percentage of total revenues reflects both increased productivity of and efficiencies in managing our indirect channel network and realization of our previous investments to expand distribution, capture market share and establish brand recognition of our products. We expect to see a gradual reduction in sales and marketing expenses as a percentage of total revenues.

  Research and Development. Research and development expenses consist of salaries, computing equipment and software tools, nonrecurring costs associated with our security appliance prototypes and payment of designers and contractors. Research and development expenses increased from $4.4 million in 1998 to $7.1 million in 1999, an increase of 60%. As a percentage of total revenues, research and development expenses decreased from 39% in 1998 to 35% in 1999. The dollar increase in research and development expenses reflects the growth of our research and development organization to expand and enhance our enterprise product line, development and enhancement of our LiveSecurity for MSS product and our efforts in researching and evaluating new and emerging security threats through our LiveSecurity broadcast service. Specifically, major components of the increase included

  . an increase in payroll and related expenses from $2.5 million to $4.9 million;

  . an increase in contract labor and consulting services from $445,000 to $555,000; and

  . an aggregate of $562,000 in costs incurred by our broadband Internet security division in connection with completion of our SOHO and telecommuter products originating from the acquisition of BeadleNet.

  We will continue to increase our research and development expenses in total dollar amounts to enhance and expand our current product offerings, develop new products and enhance our rapid response team and advisory council, which analyze new security vulnerabilities and threats and provide continuing education to our employees on Internet security. We expect that research and development expenses will continue to increase in total dollar amounts but will decrease as a percentage of total revenues.

  General and Administrative. General and administrative expenses include costs of executive, human resource, finance and administrative support functions, provision for uncollectable accounts and legal and accounting professional services. General and administrative expenses increased from $2.5 million in 1998 to $3.6 million in 1999, an increase of 49%. As a percentage of total revenues, general and administrative expenses decreased from 22% in 1998 to 18% in 1999. The dollar increase in general and administrative expenses reflects the expansion of our infrastructure to manage the growth of our operations. Specifically, major components of the increase included

  . an increase in payroll and related expenses from $786,000 to $1.4 million; and

  . an increase in professional fees from $218,000 to $672,000, related to legal and accounting costs incurred primarily in conjunction with the revision and implementation of our employee benefit plans and the expansion of our international operations.

  We expect that these expenses will continue to increase in total dollar amounts but will decrease as a percentage of total revenues.

  Stock-Based Compensation. Deferred compensation is recorded for the difference between the exercise price of options we granted and the deemed fair value for financial reporting purposes of our common stock during the periods in which the options were granted and for the value of common stock issued in connection with an employment agreement associated with the acquisition of BeadleNet. We recorded $912,000 of deferred compensation in 1999, which included $750,000 related to the same employment agreement, and $2.5 million of deferred compensation in 1998, which included $628,000 in stock-based compensation related to options exchanged for services from a former employee. Deferred compensation is amortized over the vesting periods of the options. Amortization of deferred compensation, or stock-based compensation, expenses were $1.0 million in 1998 and $926,000 in 1999. The allocation of the stock-based compensation expense associated with the functional operating expense categories of sales and marketing, research and development and general and administrative was $148,000, $829,000 and $62,000, respectively, for 1998 and $307,000, $491,000 and $128,000, respectively, for 1999.

Interest Income (Expense)

  Interest expense of $203,000 in 1998 resulted from borrowings on our bank line of credit and our equipment term loan, and was offset by $84,000 of interest income generated from our investment of proceeds from the sale of preferred stock. Interest expense of $485,000 in 1999 resulted from borrowings on our bank line of credit, our equipment term loan and our convertible note agreements, and was offset by $640,000 of interest income generated from our investment of proceeds from the sale of preferred stock in private transactions and the sale of common stock in our initial public offering.

Income Taxes

  We have experienced losses since inception, resulting in a net operating loss carryforward position of approximately $24.0 million as of December 31, 1999. These carryforwards, if not utilized, will begin to expire in 2011, and may be subject to limitations under Section 382 of the Internal Revenue Code.

Years Ended December 31, 1997 and 1998

Total Revenues

  Total revenues increased from $5.1 million in 1997 to $11.4 million in 1998, an increase of 123%. During these periods, no one customer accounted for 10% or more of total revenues. Product revenues increased from

$5.0 million in 1997 to $10.7 million in 1998, an increase of 115%. As a percentage of total revenues, product revenues decreased from 98% in 1997 to 94% in 1998. Service revenues increased from $123,000 in 1997 to $701,000 in 1998. As a percentage of total revenues, service revenues increased from 2% in 1997 to 6% in 1998.

  The increase in total revenues was primarily due to increases in sales volume caused by increased distribution in the European and Asia/Pacific markets and increased market awareness of our products in North America. Total international revenues represented 56% of total revenues in 1997 and 35% in 1998.

  The establishment of reserves for sales returns and allowances negatively impacted our revenues for 1998. The provision for sales returns and allowances in 1998 was $1.7 million, or approximately 13% of total revenues before giving effect to the provision. The returns and allowances reserve was established in 1998 primarily to address return rights and price protection rights for some of our customers, including anticipated returns originating from the introduction of the Firebox II. Before 1998, we did not experience any material returns and therefore provided no reserve.

Cost of Revenues

  Cost of revenues increased from $1.6 million in 1997 to $3.9 million in 1998. As a percentage of total revenues, cost of revenues increased from 32% in 1997 to 35% in 1998. The dollar increases in cost of revenues were primarily due to increases in sales volume. The increase in cost of revenues as a percentage of total revenues was primarily due to an increase in the cost of manufacturing our security appliance. As discussed above, the Firebox II, which we released in the third quarter of 1998, is more expensive to manufacture than the previous version of our security appliance.

Operating Expenses

  Sales and Marketing. Sales and marketing expenses increased from $4.4 million in 1997 to $8.5 million in 1998. As a percentage of total revenues, sales and marketing expenses decreased from 86% in 1997 to 75% in 1998.

  The dollar increase in sales and marketing expenses was primarily due to recruiting, training and supporting our domestic and international resellers and distributors and, to a lesser extent, to establishing brand recognition of our products and services. Specifically, components of the increase from 1997 to 1998 included

  . an increase in payroll and related expenses from $2.0 million to $3.9 million;

  .  an increase in travel expenses from $771,000 to $1.4 million;

  .  an increase in marketing costs from $1.1 million to $2.0 million; and

  . a $470,000 charge for a common stock warrant in 1998 issued to a customer.

  The decrease in 1998 sales and marketing expenses as a percentage of total revenues reflects increased productivity of and efficiencies in managing our indirect channel network and our utilization of our prior years' investment to expand distribution, capture market share and establish brand recognition of our products.

  Research and Development. Research and development expenses increased from $2.2 million in 1997 to $4.4 million in 1998. As a percentage of total revenues, research and development expenses decreased from 43% in 1997 to 39% in 1998.

  The dollar increase in research and development expenses reflects the growth of our research and development organization to expand our enterprise product line, development of our LiveSecurity for MSS product and our efforts to respond to new and emerging security threats through our LiveSecurity broadcast service. Specifically, components of the increase from 1997 to 1998 included an increase in payroll and related expenses from $1.5 million to $2.5 million.

  General and Administrative. General and administrative expenses increased from $1.3 million in 1997 to $2.5 million in 1998. As a percentage of total revenues, general and administrative expenses decreased from 26% in 1997 to 22% in 1998.

  The dollar increases in general and administrative expenses primarily reflect the increase in personnel and related expenses and other overhead items in connection with the expansion of our business. Specifically, components of the increase from 1997 to 1998 included

  .  an increase in payroll and related expenses from $516,000 to $786,000;

  . an increase in the provision for uncollectable amounts from $122,000 to $418,000, reflecting additional exposure related to the overall growth of our operations; and

  .  an increase in professional fees from $150,000 to $218,000.

  The decrease in expenses as a percentage of total revenues from 1996 to 1998 reflects increased efficiencies of scale resulting from a larger revenue base.

  Stock-Based Compensation. Amortization of deferred compensation totaled $1.0 million for 1998. The allocation of the stock-based compensation expense associated with the functional operating expense categories of sales and marketing, research and development and general and administrative was $148,000, $829,000 and $62,000, respectively.

Interest Income (Expense)

  Interest income of $88,000 in 1997 was generated from our investment of proceeds from the sale of preferred stock, and was partially offset by $26,000 of interest expense that resulted from borrowings. Interest expense of $203,000 in 1998 resulted from borrowings on our bank line of credit and equipment term loan, and was partially offset by $84,000 of interest income generated from our investment of proceeds from the sale of preferred stock.

Quarterly Results of Operations

  The following tables provide our unaudited results of operations both in dollar amounts and expressed as a percentage of total revenues for each quarter in the six-quarter period ended December 31, 1999. In our opinion, this unaudited information has been prepared on the same basis as our audited financial statements. This information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented, when read in conjunction with our financial statements and the notes to the financial statements. The results of operations for any quarter are not necessarily indicative of our future results.

                                           Three Months Ended
                         ------------------------------------------------------------
                         Sept. 30,  Dec. 31,  Mar. 31,  June 30,  Sept. 30,  Dec. 31,
                           1998       1998      1999      1999      1999       1999
                         ---------  --------  --------  --------  ---------  --------
                                             (In thousands)
Statement of Operations
 Data:
Revenues, net:
  Product............... $  2,544   $  3,274  $  3,387  $  3,831  $  4,614   $ 5,497
  Service...............      205        339       551       806       907     1,026
                         --------   --------  --------  --------  --------   -------
    Total revenues......    2,749      3,613     3,938     4,637     5,521     6,523
Cost of revenues........    1,038      1,396     1,635     1,846     2,085     2,398
                         --------   --------  --------  --------  --------   -------
Gross margin............    1,711      2,217     2,303     2,791     3,436     4,125
Operating expenses:
  Sales and marketing...    2,258      2,447     2,841     3,242     3,612     3,817
  Research and
   development..........    1,233      1,430     1,426     1,614     1,700     2,378
  General and
   administrative.......      622        864       912       862       842     1,030
  Stock-based
   compensation.........      312        587       253       258       186       229
  Acquired in-process
   technology and
   amortization of
   intangible assets
   acquired.............      --         --        --        --        --      3,626
                         --------   --------  --------  --------  --------   -------
    Total operating
     expenses...........    4,425      5,328     5,432     5,976     6,340    11,080
                         --------   --------  --------  --------  --------   -------
Operating loss..........   (2,714)    (3,111)   (3,129)   (3,185)   (2,904)   (6,955)
Interest income
 (expense), net.........       24        (60)      (84)     (263)      118       384
                         --------   --------  --------  --------  --------   -------
Net loss................ $ (2,690)  $ (3,171) $ (3,213) $ (3,448) $ (2,786)  $(6,571)
                         ========   ========  ========  ========  ========   =======

                                           Three Months Ended
                         ----------------------------------------------------------
                         Sept. 30, Dec. 31,  Mar. 31,  June 30,  Sept. 30, Dec. 31,
                           1998      1998      1999      1999      1999      1999
                         --------- --------  --------  --------  --------- --------
Statement of Operations
 Data:
Revenues, net:
  Product...............    92.5 %   90.6 %    86.0 %    82.6 %     83.6 %    84.3 %
  Service...............     7.5      9.4      14.0      17.4       16.4      15.7
                           -----    -----     -----     -----      -----    ------
    Total revenues......   100.0    100.0     100.0     100.0      100.0     100.0
Cost of revenues........    37.8     38.6      41.5      39.8       37.8      36.8
                           -----    -----     -----     -----      -----    ------
Gross margin............    62.2     61.4      58.5      60.2       62.2      63.2
Operating expenses:
  Sales and marketing...    82.1     67.7      72.1      69.9       65.4      58.5
  Research and
   development..........    44.9     39.6      36.2      34.8       30.8      36.4
  General and
   administrative.......    22.6     23.9      23.1      18.6       15.3      15.8
  Stock-based
   compensation.........    11.3     16.2       6.4       5.5        3.4       3.5
  Acquired in-process
   technology and
   amortization of
   intangible assets
   acquired.............     --       --        --        --         --       55.6
                           -----    -----     -----     -----      -----    ------
    Total operating
     expenses...........   161.0    147.5     137.9     128.9      114.8     169.8
                           -----    -----     -----     -----      -----    ------
Operating loss..........   (98.8)   (86.1)    (79.5)    (68.7)     (52.6)   (106.6)
Interest income
 (expense), net.........     0.9     (1.7)     (2.1)     (5.7)       2.1       5.9
                           -----    -----     -----     -----      -----    ------
Net loss................   (97.9)%  (87.8)%   (81.6)%   (74.3)%    (50.5)%  (100.7)%
                           =====    =====     =====     =====      =====    ======

Liquidity and Capital Resources

  Since our inception, we have financed our operations primarily through private placements of convertible preferred stock, and most recently through the sale of common stock in our initial public offering. To date, net proceeds from private placements of preferred stock and our initial public offering totaled $54.0 million. We have also financed our operations through equipment financing, traditional accounts receivable financing arrangements, bridge financing arrangements and convertible notes.

  We have a working-capital revolving line of credit with a bank, secured by our accounts receivable. The amount available under this facility is limited to the greater of our borrowing base or $4.5 million. For purposes of this loan, the borrowing base means the sum of 75% of the net amount of our eligible domestic accounts receivable and 50% of the net amount of our eligible foreign accounts receivable. As of December 31, 1999, we had no borrowings on this line of credit, which expires in November 2000 and bears interest at prime plus 2% per year. At December 31, 1999, our borrowing base was $2.1 million. We are currently renegotiating this line of credit.

  We also have two term-loan facilities with the same bank to finance new capital equipment purchases. The first facility closed to further advances on March 5, 1998 and is being repaid in 36 equal monthly payments beginning April 5, 1998. The loan, which bears interest at prime plus 1.5% per year, matures on March 5, 2001, at which time all unpaid principal and interest will be due and payable. The second facility closed to further advances on December 31, 1998 and is being repaid in 36 equal monthly payments beginning January 1999. The loan, which bears interest at prime plus 1% per year, matures on December 31, 2002, at which time all unpaid principal and interest will be due and payable. As of December 31, 1999, we had a combined principal balance of $383,000 due under these term loans.

  The agreements under which the line of credit and term loans were established contain financial covenants, including a provision requiring us to maintain specified financial ratios. At December 31, 1999, we were not in compliance with one of the financial covenants, but we obtained a waiver for noncompliance.

  As of December 31, 1999, we had $26.4 million in cash, cash equivalents and short-term investments, invested primarily in high-quality money market accounts and marketable securities. We believe that the market risk arising from our holdings of these financial instruments is not material. Our working capital as of December 31, 1999 was $24.4 million.

Operating Activities

  Our operating activities resulted in net cash outflows of $7.6 million in 1998 and $7.9 million in 1999. The operating cash outflows in 1998 and 1999 resulted primarily from significant investments in sales and marketing and research and development, all of which led to operating losses. Cash used in operating activities was net of noncash charges totaling $3.9 million in 1998 and $6.6 million in 1999. These noncash charges were primarily associated with depreciation and amortization of capital assets, provisions for bad debts and sales returns and allowances, compensation charges resulting from the issuance of stock options and warrants and a one-time charge for acquired in-process research and development associated with the acquisition of BeadleNet. Cash used in operating activities from working capital components impacting operating activities was $2.4 million in 1998, and cash provided from working capital components for operating activities was $1.5 in 1999. In 1999 there were large fluctuations within some major working capital components, as described below.

  Receivables. Our receivables increased from $3.5 million at December 31, 1998 to $3.8 million at December 31, 1999, while revenues increased from $3.6 million in the three months ended December 31, 1998 to $6.5 million in the three months ended December 31, 1999. We implemented enhanced credit and collection processes during 1999 that contributed to improved collection periods. Days sales outstanding, or DSO, were 86 days for the quarter ended December 31, 1998 compared to 52 days for the quarter ended December 31, 1999. Based upon sales mix, timing differences arising from varying payment cycles and terms in our customer agreements, we expect our DSO to generally range from 50 days to 70 days. Reserves for uncollectable accounts were $449,000 at December 31, 1998 and $177,000 at December 31, 1999. The decrease reflects reduced exposure attributed to our improved credit and collection processes referred to above. Our returns and allowance reserve was $615,000 at December 31, 1998 and $550,000 at December 31, 1999, and reflects our estimate of returns and allowances associated with the return rights and price protection rights of some of our customers. The reserve may fluctuate from time to time depending upon the timing of product introductions and pricing program changes.

  Deferred revenue. Deferred revenue increased from $1.8 million at December 31, 1998 to $4.2 million at December 31, 1999, an increase of 130%. The increase reflects service subscriptions and annual client licenses associated with the continued growth of product sales and, to a lesser extent, with service subscription renewals. Deferred revenue from service subscriptions and annual client licenses is generally amortized ratably over a one-year period.

Investing Activities

  Cash used in investing activities totaled $1.0 million in 1998 and $30.1 million in 1999, and reflects capital expenditures for computing equipment and furniture, payments made in connection with the acquisition of BeadleNet and investment in marketable securities of the net proceeds from our initial public offering.

Financing Activities

  Cash provided by financing activities totaled $9.7 million in 1998 and $38.2 million in 1999. These activities primarily reflect proceeds from the sale of preferred stock in 1998, borrowings on our line of credit during 1998 and 1999 and proceeds from our initial public offering in 1999, offset to some extent by borrowing and repayments under our bank line of credit and various bridge financing arrangements.

  We believe that existing cash and cash equivalents balances and our line of credit, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 18 months. The underlying assumed levels of revenues and expenses may prove to be inaccurate, however, and we may need to seek additional funding through public or private financings or other arrangements before that time.

Quantitative and Qualitative Market Risks

Interest Rate Risk

  We do not hold derivative financial instruments or derivative equity securities in our investment portfolio. Our cash equivalents consist of high-quality securities, as specified in our investment policy guidelines. Our policy limits the amount of credit exposure to any one issue or issuer to a maximum of 20% of the total portfolio or $5 million per issuer, with the exception of treasury securities and money market funds, which are exempt from this size limitation. Our policy limits all investments to those that mature in two years or less, with the average maturity of our investments equal to one year or less. The securities in our investment portfolio are subject to interest-rate risk and will decrease in value if interest rates increase. Due to the short-term nature of our investments and our investment policies and procedures, however, we believe that the risk associated with interest-rate fluctuations related to these securities does not pose a material risk to WatchGuard.

Foreign Currency Risk

  All of our sales and the majority of our expenses are currently denominated in U.S. dollars. As a result, we have not experienced significant foreign exchange gains and losses. While we conducted some transactions in foreign currencies during 1999 and expect to continue to do so in the future, we do not anticipate that foreign exchange gains or losses will be material to WatchGuard. Although we have not engaged in foreign currency hedging to date, we may do so in the future.

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

Year 2000 Compliance

  We believe that we have successfully rendered our products, internal management and other administrative systems and external information systems year 2000 compliant. In addition, we have surveyed the vendors of the third-party technologies we incorporate into our products and services and applied updates or arrangements to correct potential year 2000 compliance problems. Since January 1, 2000, we have experienced no disruptions in our business operations as a result of year 2000 compliance problems or otherwise, and we have received no reports of any year 2000 compliance problems with our products and services. We are continuing to monitor third-party vendors of incorporated technologies for additional recommended year 2000 upgrades, which we will apply as soon as they become available. To date, the total cost of our efforts to address year 2000 compliance has not been material.

  Nonetheless, some problems related to year 2000 risks may not appear until several months after January 1, 2000. Year 2000 issues could include problems with our own products and services or with third-party products or technology that we use or with which our products exchange data. Any problems that are not identified and corrected successfully and completely could adversely affect our business. We expect that the cost to fix any year 2000 problems that may be identified, however, will involve internal labor-hours and will not be material.

                                    BUSINESS

Overview

  WatchGuard is a leading provider of Internet security solutions that protect enterprises or telecommuters using the Internet for electronic commerce and communications. Our core market is small- to medium-sized enterprises, or SMEs, and we have recently expanded our marketing focus to include larger enterprises as well as small offices and home offices, or SOHOs, and telecommuters, particularly those using broadband Internet connections. According to The Yankee Group, SMEs represent 98% of U.S. businesses, and account for approximately 50% of the gross national product. SMEs are increasingly utilizing the Internet to maintain a competitive advantage and to compete effectively against enterprises with greater resources. International Data Corporation, or IDC, estimated that, in the United States alone, approximately
3.5 million SMEs would be connected to the Internet by the end of 1999, increasing to approximately 4.7 million by the end of 2000.

  Our innovative subscription-based LiveSecurity solution broadcasts threat responses, software updates, information alerts, expert editorials, support flashes and virus alerts over the Internet, enabling enterprises to keep their security systems current with minimal effort. The dynamic nature of our solution is made possible through an updatable security appliance that executes software sent from the remote management system receiving our LiveSecurity broadcasts. Our comprehensive, fully integrated LiveSecurity solution for SMEs and larger enterprises features a firewall, encryption, user authentication, virtual private networking, web surfing control and our LiveSecurity broadcast service. In January 2000, we announced the introduction of our security solutions for SOHOs and telecommuters, which we expect to begin shipping in the first quarter of 2000. Our solutions for SOHOs and telecommuters will feature a firewall, virtual private networking, Internet protocol, or IP, sharing and our LiveSecurity broadcast service. We make installing, configuring and monitoring our solutions easy with point-and-click security management.

  With our recent acquisition of BeadleNet, LLC and the formation of our new broadband Internet security division, we have expanded our product line to include security solutions for SOHOs and telecommuters, particularly those individuals or SOHOs using broadband Internet connections. We will market this expanded product line to both SOHOs that operate as a stand-alone business and SOHOs and telecommuters that act as a branch office or extension of a larger organization and share corporate resources through remote access to their company's computing systems. According to IDC, in the United States alone, approximately 10.9 million home offices will have broadband Internet access at the end of 2000, up from an estimated 636,000 at the end of 1998.

  Our recently introduced higher-performance security appliance for larger enterprises enables the WatchGuard LiveSecurity System to support up to 5,000 simultaneously authenticated users and over 50 simultaneously connected virtual private networks, or VPNs, and delivers faster VPN throughput. The expanded capacity represents a ten-fold increase in the number of possible connected users and a five-fold increase in VPN throughput as compared to our security appliance designed for SMEs. This higher-performance security appliance, combined with our new security solution designed for SOHOs and telecommuters and our existing SME security solution, will allow us to offer larger enterprises integrated solutions to protect the main office, large and small branch offices, and employees who telecommute.

  Our LiveSecurity solution gives enterprises a security management choice. An enterprise can manage its own Internet security through our LiveSecurity System or outsource its security management to an ISP implementing our LiveSecurity for MSS. Enterprises using the LiveSecurity System may rapidly distribute security protection from their desktop personal computer to all security appliances on their corporate network, while retaining centralized control and administration. Enterprises that do not want to be directly involved with their security management may outsource the function to an ISP. For the ISP, our technology improves the economics of managed security services through a scalable delivery platform that enables the ISP to remotely configure and manage thousands of sites quickly, easily and economically.

  We sell our Internet security solutions directly and indirectly to ISPs and indirectly to end-users through more than 310 distributors and resellers covering 54 countries. We have established relationships with a number of ISPs to implement LiveSecurity for MSS, including AlphaNet Solutions, Inc., AT&T Asia/Pacific Group Ltd., GTE Internetworking, Inc., Internet Initiative Japan, Internet Security Systems, Inc., Interpath Communications, Inc., MIS Corporate Defense Solutions, Nextcom K.K., PSINet Inc., sunrise communications AG, Verio, Inc. and You Tools Corporation/FASTNET. As of December 31, 1999, we had shipped over 12,000 of our security appliances.

Industry Background

The growth of the Internet

  The Internet has experienced rapid growth and has developed into a significant tool for global communications, commerce and media, enabling millions of people to share information and transact business electronically. IDC estimates that there were over 38 million web users in the United States and over 86 million worldwide at the end of 1997. IDC projects the number of web users to increase to over 177 million users in the United States and 502 million worldwide by the end of 2003. IDC also estimates that the number of customers buying goods and services on the Internet will grow from approximately 15 million worldwide in 1997 to 182 million in 2003, with the value of electronic commerce transactions growing from $15 billion to over $1.3 trillion in the same period.

  The growth in the Internet provides enterprises, regardless of size, with new revenue opportunities through global distribution of products and services and with significant reductions of sales and marketing costs through automation and instantaneous access. Because of its affordability, global reach and versatility, the Internet is a particularly powerful and necessary tool for enterprises. Enterprises are increasingly required to establish secure Internet access to facilitate and support strategic business objectives. In a marketplace that is becoming more competitive, enterprises are increasingly utilizing new business tools and initiatives such as remote access, e-commerce, online customer service and supply chain management to gain competitive advantage.

The need for Internet security

  The increased importance of electronic commerce and the proliferation and growth of corporate intranets have dramatically increased the openness of computer networks, with the Internet becoming a widely accepted platform for many business-to-business and direct-to-consumer transactions. The accessibility and the relative anonymity of users in open computing environments, however, make systems and the integrity of information stored on them increasingly vulnerable to security threats. Open systems present inviting opportunities for computer hackers, curious or disgruntled employees, contractors and competitors to compromise or destroy sensitive information within the system or to disrupt operations and Internet access. In addition, open computing environments are complex and typically involve a variety of hardware, operating systems and applications supplied by a variety of vendors, making these networks difficult to manage, monitor and protect from unauthorized access. With the advent of "always on" broadband Internet connections that leave a user's computer much more vulnerable to security breaches than a traditional dial-up connection, even SOHOs and telecommuters face security threats similar to those faced by larger enterprises connected to the Internet.

  The annual Computer Security Institute survey conducted in early 1999 highlights the potential risks faced by organizations connected to the Internet. The CSI poll of 521 computer security specialists at U.S. corporations, government agencies, financial institutions and universities revealed that 62% of respondents had experienced security breaches within the past 12 months. The damage caused by a security breach is often difficult to quantify and may include the loss of irreplaceable proprietary information or data, damage to business reputation or undetected theft or alteration of information. The 163 organizations in the CSI poll that were able to quantify losses reported an average total loss of over $650,000 per organization. Breached computer security has become such an extensive problem that the U.S. Federal Bureau of Investigation has recently established the National Infrastructure Protection Center to prevent and respond to cyber attacks on the nation's infrastructure.

 The Internet security challenge

  Internet security begins with a firewall, a security component of varying complexity designed to provide a barrier and control the flow of information between a company's internal network and the Internet. Firewalls, however, are often difficult to install, must be configured by skilled personnel and, to maximize effectiveness, must be continually monitored and updated. A comprehensive security solution also typically integrates several other sophisticated security components, such as virtual private networking, which secures encrypted communications between two points on the Internet, and access control mechanisms. These components use a complex mixture of technologies, including user authentication, passwords, packet filters, proxies and encryption.

  Because enterprises increasingly depend on the Internet for external and internal communications and for facilitating and conducting business, they need comprehensive Internet security solutions. Traditional Internet security solutions, however, are generally difficult to install and expensive to maintain. Additionally, the technological complexity of traditional solutions introduces a new set of risks--their many interacting components can easily be misconfigured. The CSI poll revealed that more than 75% of the reported successful break-ins took place despite the presence of a firewall. Enterprises therefore face increasing pressure to hire trained security personnel to ensure that traditional security solutions are installed and maintained properly. The scarcity of skilled network and Internet security personnel, however, makes the cost of hiring in-house personnel prohibitive for many enterprises, particularly SMEs and SOHOs. Because of the financial and technical resources necessary to implement, maintain and update these complex security solutions, they tend to be better suited for larger enterprises than for SMEs, SOHOs and individual telecommuters.

  Traditional security solutions are also expensive to maintain because they must be updated continually to maximize effectiveness. These security solutions tend to be static, while the dangers against which they must protect are dynamic, with new types of intrusion schemes and other security threats and vulnerabilities emerging constantly. The Computer Emergency Response Team, a federally funded research and development center, handled 8,268 security incidents in 1999, an average of nearly one per hour and more than double the 3,734 security incidents handled in 1998. Even if updates are available to allow an enterprise's security systems to respond to the changing security landscape, the enterprise needs dedicated security experts to proactively identify, obtain and manually implement these updates quickly and correctly.

 The Internet security gap

  The expense and complexity of traditional security solutions incorporating a firewall puts protection out of the reach of millions of enterprises that do not have the resources to adopt these solutions, contributing to a security gap. Comprising 98% of U.S. businesses, SMEs exemplify this gap. Despite the obvious and compelling reasons for Internet security, most SMEs on the Internet do not even have a firewall.

  IDC estimated that approximately 3.5 million SMEs in the United States would be connected to the Internet by the end of 1999. IDC projected, however, that from 1995, when IDC reports that firewalls first became widely available, until the end of 1999, less than 450,000 firewalls would be shipped, leaving more than 3 million SMEs without a firewall. This security gap is increasing, with IDC projecting that in the United States more than 1.1 million new SMEs will connect to the Internet in the year 2000, but less than 260,000 firewalls will be shipped during the same period. We believe that the security gap for SMEs results from the cost and complexity of traditional comprehensive solutions, combined with the ineffectiveness of lower-end firewall solutions, which lead many SMEs to choose not to adopt any Internet security solution. Moreover, many enterprises that have installed security systems continue to experience significant security breaches because their systems are either configured improperly or are not timely or properly updated in response to the latest security threats. SOHOs and telecommuters that adopt "always-on" broadband Internet connections, particularly those accessing the corporate resources of a larger enterprise, face a similar security threat but may have more limited resources to dedicate to an Internet security solution.

  Enterprises require an easy-to-use, highly effective, fully integrated Internet security solution with low installation and maintenance costs that can be installed quickly and kept up to date easily. In addition, many enterprises would rather outsource the management of any Internet security system to vendors such as ISPs. ISPs, however, face challenges in economically delivering affordable security services that can be rapidly deployed to thousands of customer sites and easily managed from a central location.

The WatchGuard Solution

  WatchGuard's LiveSecurity products and services offer a fundamentally new approach to Internet security. We provide enterprises with a comprehensive, easy-to-use and cost-effective Internet security solution that we keep up to date through our innovative Internet-based broadcast service. Our solution has the following key benefits:

 Comprehensive, fully            For SMEs and larger enterprises, we offer a
 integrated security tailored to comprehensive security solution integrated
 the needs of the user           into a single package that includes (1) a
                                 firewall, (2) virtual private networking for
                                 secure, encrypted communication between remote
                                 offices, mobile employees and trading
                                 partners, (3) authentication functions that
                                 identify network users and define user-group
                                 security policies, (4) web surfing control and
                                 (5) our LiveSecurity broadcast service. Our
                                 recently announced solution for SOHOs and
                                 telecommuters will offer a more affordable,
                                 comprehensive and integrated security solution
                                 that includes (1) a firewall, (2) virtual
                                 private networking, (3) IP sharing and (4) our
                                 LiveSecurity broadcast service.

 Dynamic protection              Our subscription-based Internet broadcast
                                 service is designed to keep our security
                                 solutions up to date with (1) security threat
                                 responses that specifically address newly
                                 discovered security vulnerabilities or hacker
                                 techniques, (2) software updates, (3)
                                 information alerts concerning current news in
                                 Internet security, (4) expert editorials
                                 containing Internet security-related feature
                                 articles, (5) support flashes with answers to
                                 commonly asked questions about our products
                                 and services and (6) virus alerts containing
                                 information about the latest virus threats and
                                 access to Trend Micro's virus protection
                                 products. Our SOHO and telecommuter solutions
                                 will initially include access only to security
                                 threat responses and software updates. We
                                 expect to offer the remaining LiveSecurity
                                 broadcast service channels as an option for
                                 SOHOs and telecommuters in the second quarter
                                 of 2000.

 Easy installation and use       We offer (1) a security appliance with plug-in
                                 installation, (2) management and security
                                 software with an automated installation guide
                                 and (3) point-and-click centralized
                                 management. These features make it easy for
                                 the non-security professional to install,
                                 configure and monitor our security system and
                                 to receive and implement our LiveSecurity
                                 broadcasts.

 Viable ISP outsourcing          Through its centralized configuration and
                                 management capabilities, LiveSecurity for MSS
                                 enables ISPs to provide outsourced Internet
                                 security services to thousands of customers
                                 quickly, easily and at a price enterprises can
                                 afford.

 Affordability                   We minimize the overall ownership cost of our
                                 security solution with easy deployment and
                                 management that reduces the requirements for
                                 information technology personnel. Our
                                 broadcast updating enables users of
                                 LiveSecurity to address their security needs
                                 by leveraging our team of security experts.

Strategy

  Our objective is to be the leading provider of Internet security systems and services to enterprises worldwide. Our strategy to achieve this goal is based on the following key elements:

Extend our SME market leadership position in comprehensive security into the large-enterprise and SOHO/telecommuter markets.

  We intend to maintain our leadership position in comprehensive security for SMEs by expanding and enhancing our Internet security product and service offerings. In September 1999, we introduced our security solution for larger enterprises and, in January 2000, we announced the introduction of our new security solutions for SOHOs and telecommuters, which we expect to begin shipping in the first quarter of 2000. We expect to deliver new versions of our major products, including products designed for the emerging broadband Internet connectivity market, approximately two to three times per year. We were the first, and remain the leader, in developing updatable security appliances that execute software sent from a remote management system. Our architecture allows enterprises to quickly and easily deploy new products and services from the central management system, which utilizes a familiar Windows- or web-based interface. Our distributed architecture also facilitates the scalability necessary for ISPs to provide our products and services to their customers at a price enterprises can afford. We intend to continue to enhance our technology and architecture, hire additional network and Internet security experts and continue to invest in product development and product and service enhancements.

Expand our strategic relationships with leading Internet service providers.

  To capitalize on the desire of many enterprises to outsource their Internet security management, we have established relationships with industry-leading ISPs, including AlphaNet, FASTNET, GTE, Interpath, ISS, PSINet and Verio in the United States, MIS and sunrise in Europe and AT&T Asia/Pacific Group Ltd., IIJ and Nextcom in the Asia/Pacific region. We intend to continue to establish similar relationships with ISPs and expect that these relationships will facilitate the widespread adoption of our LiveSecurity solution by enabling us to capitalize on the brand recognition and customer bases of the ISPs. In addition, these strategic relationships should enhance WatchGuard brand awareness and provide a powerful endorsement of our security technology and services. For example, GTE and PSINet use LiveSecurity for MSS to provide managed security services to their customer bases, and their marketing of these services prominently features the WatchGuard brand.

Expand and enhance our innovative LiveSecurity broadcast service.

  We have created an innovative LiveSecurity solution that broadcasts threat responses, software updates, information alerts, expert editorials and support flashes over the Internet directly to our subscribers and ISP partners. We plan to expand and enhance our LiveSecurity broadcast content, and therefore the value of our subscription service, through additional investment in three areas:

  . continued expansion of our rapid response team of internal security experts;

  . expansion of our LiveSecurity advisory council of industry experts, including the addition of two outside experts by the end of 2000; and

  . continued development of one to four third-party industry relationships that will allow us to broadcast third-party software and content to our subscribers.

As we expand and enhance our broadcast content, we plan to ensure that it remains easy to implement and use by enterprises and ISPs.

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

Continue to expand WatchGuard brand awareness.

  We believe that we have an opportunity to make the WatchGuard brand synonymous with Internet security worldwide. We intend to increase our telemarketing and direct mail programs to companies that fit our target subscriber profile. We also plan to develop our web site as a security portal for enterprises with the goal of establishing www.watchguard.com as the first location enterprises will visit with questions about Internet security. Our web site currently features links to the web sites of PSINet and GTE. We plan to add additional links in 2000 and to further integrate our web sites with the web sites of our ISP partners. In addition, we intend to continue to invest in marketing programs jointly executed with our distribution partners around the world. These programs include WatchGuard web site content and links placed on many of our reseller sites, regionally targeted public relations activities and events worldwide, and use of the WatchGuard brand name when ISP partners market their managed security services.

Continue to expand worldwide sales and distribution.

  We intend to continue to expand our international distribution capabilities to allow any enterprise with an Internet connection to purchase the WatchGuard LiveSecurity solution, no matter where the enterprise is located. Our goal is to make our security solutions the easiest to purchase and deploy, whether by the enterprise or by the ISP. We plan to expand our base of resellers, distributors and ISP partners and make our solution available for purchase through our resellers' web sites. We will continue to invest in web-based training programs that educate our worldwide resellers and subscribers about our product and service features and benefits and that assist our customers in deploying our products and services.

  We have not determined a schedule for the continuing expansion of our international distribution capabilities or for implementing other components of our strategy. The timing for executing these strategies will depend on market conditions, the availability of strategic opportunities and the availability of management resources.

Products and Services

  Our comprehensive LiveSecurity solutions include an integrated suite of security and management software, an Internet security appliance and a dynamic broadcast service to keep security defenses current. Enterprises may use our LiveSecurity System to internally manage their Internet security or elect to outsource security management to an ISP implementing our LiveSecurity for MSS.

The LiveSecurity System for enterprise-managed security.

  We designed our LiveSecurity System for use by enterprises that want to manage their own Internet security. With the LiveSecurity System, an enterprise can quickly and affordably deploy comprehensive security protection to all sites on its network, while retaining centralized control and administration. Our LiveSecurity broadcast service enables enterprises to augment their information technology staff with our security experts, which we believe substantially reduces personnel costs. Every new LiveSecurity System includes a one-year subscription to our broadcast service.

   [Diagram depicting the LiveSecurity System of enterprise-managed security:
  WatchGuard sends LiveSecurity broadcast over the Internet to the Firebox and the security manager at SME headquarters; the SME security manager manages the
  Fireboxes at the large and small branch offices and the telecommuter's home from SME headquarters while a mobile user connects to company headquarters with a VPN]

  SMEs and larger enterprises

  For SMEs and larger enterprises, the LiveSecurity System has three key components: our security management system software with security and management features, our security appliance and a subscription to our Internet-based broadcast service.

  Security features. The LiveSecurity System for SMEs and larger enterprises contains the following security features:

  . Firewall. Our firewall controls incoming and outgoing traffic between the Internet and an enterprise's systems and data. The firewall incorporates access control and detection and blocking features.

  . Authentication. Our authentication features identify network users and define user and user-group security policies.

  . Virtual private networking. Our software enables enterprises to create virtual private networks by using encryption technology to allow data to flow securely across the Internet between two predetermined points. Our remote user VPN secures communications with telecommuters and traveling employees, while our branch office VPN secures communications with branch offices and trading partners. Our virtual private networking solutions implement industry standard protocols.

  . Web surfing control. Our web-blocking feature enables enterprises to restrict site access privileges by user, group, time of day, site type or particular site.

  Management features. Our Windows-based software manages and monitors an enterprise's Internet security with an intuitive, point-and-click user interface.

  . Integrated suite of system management tools. Our security management system packages, configures and deploys security software, security policies and the operating system to an enterprise's security appliances. Featuring logging and notification functions and real-time monitoring and historical reporting of network, service and bandwidth usage, our management tools allow management of multiple security appliances from a single location.

  . Automated installation guide. Our automated installation guide enables enterprises to install our system and define user and user-group security policies in as quickly as 30 minutes.

  Security appliance. Our security appliances for SMEs and larger enterprises, the WatchGuard Firebox II, Firebox II Plus and Firebox II Plus with FastVPN, are standalone Internet security appliances that run the security functions of the LiveSecurity System. The security capabilities of these security appliances come entirely from the operating system, security software and security policies directed to them from the remote management software. They simply plug in and reside between an enterprise's Internet router and its internal network of servers and workstations. These Fireboxes have three independent, separately monitored connections: one to the enterprise's network, one to the Internet and one to the enterprise's public network for hosting web and email servers. The LiveSecurity System encrypts communications between the security appliance and the management software on the in-house manager's desktop.

  Broadcast service. We keep our security solution current and our customers informed through a subscription-based broadcast service that securely transmits new security content over the Internet directly to the in-house manager's desktop computer. Our broadcasts include

  . Threat responses. When our rapid response team discovers and neutralizes a security vulnerability or new hacker technique, we broadcast software that specifically addresses that security threat.

  . Software updates. We broadcast software updates that enhance the function of the LiveSecurity System as a whole.

  . Information alerts. We notify our customers of breaking Internet security news and upcoming enhancements.

  . Expert editorials. Our team of industry-leading security advisors offer their views and provide continuing education on the rapidly changing field of Internet security.

  . Support flashes. Interactive technical tutorials provide our customers with answers to frequently asked questions about managing the LiveSecurity System and information about new software updates.

  . Virus alerts. Trend Micro provides information on the latest virus threats and offers access to its virus protection products.

  SOHOs and telecommuters

  Our recently announced LiveSecurity System for SOHOs and telecommuters has three key components: security and management software, our security appliance and a subscription to our Internet-based broadcast service.

  Security features. The LiveSecurity System for SOHOs and telecommuters contains the following security features:

  . Firewall. Our firewall controls incoming and outgoing traffic between the Internet and a SOHO's or telecommuter's systems and data. The firewall incorporates access control, detection and blocking features and IP sharing.

  . Virtual private networking. Our software enables SOHOs and telecommuters to create virtual private networks by using encryption technology to allow data to flow securely across the Internet between two predetermined points.

  Management features. Our web-based security management software manages and monitors the SOHO's or telecommuter's Internet security with an intuitive, point-and-click user interface.

  . Integrated suite of system management tools. Our web-based security management system packages, configures and deploys security software, security policies and the operating system to a SOHO's or telecommuter's security appliance.

  . Automated installation guide. Our automated installation guide enables a SOHO or telecommuter to install our system and define a security policy in as quickly as 15 minutes.

  Security appliance. Our security appliances for SOHOs and telecommuters, the WatchGuard Firebox SOHO and Firebox Telecommuter, are standalone Internet security appliances that run the security functions of the LiveSecurity System. The security capabilities of these security appliances come entirely from the operating system, security software and security policies directed to them from the remote management software. They simply plug in and reside between the SOHO's or telecommuter's Internet router and cable or digital service line modem and its internal network of servers and workstations. These Fireboxes have two independent, separately monitored connections: one to the SOHO's or telecommuter's network and one to the Internet.

  Broadcast service. We will keep our SOHO and telecommuter security solutions current and our customers informed through a subscription-based broadcast service that initially will transmit over the Internet to the SOHO manager's or telecommuter's desktop computer the threat response and software update channels of our LiveSecurity broadcast service for SMEs and larger enterprises. We expect to offer the remaining channels of our LiveSecurity broadcast service as an option for SOHOs and telecommuters in the second quarter of this year.

LiveSecurity for MSS for Internet service providers

  To serve the needs of SMEs and larger enterprises that want to outsource their Internet security and the needs of ISPs that want to provide this service, we have created LiveSecurity for MSS. We expect to introduce a LiveSecurity for MSS solution for SOHOs and telecommuters in the second quarter of 2000. LiveSecurity for MSS allows an ISP to centrally configure, monitor and update the Internet security of thousands of managed customers. The ISP can economically deliver a full range of security services while their subscribing customers enjoy the benefit of our up-to-date protection at an affordable price.

    [Diagram depicting LiveSecurity for MSS for Internet service providers:
 WatchGuard sends LiveSecurity broadcast to the ISP security manager at the ISP network operations center; ISP security manager manages and monitors Fireboxes at the premises of the ISP's subscribing customers.]

  LiveSecurity for MSS has three main components: our network operations center security suite software with security and management features, our security appliances and our LiveSecurity broadcast service. In addition, we offer optional monitoring software for the ISP's customers.

  Security features. LiveSecurity for MSS includes the same comprehensive set of security features offered with our LiveSecurity System for SMEs and larger enterprises.

  Management features. Centrally located at the ISP's network operations center, our global policy manager software provides security intelligence and configuration for all customer sites under management. Our software allows the ISP to create and store various security policy configurations for different customer groups or service plans. Our scalable WatchGuard event processor software provides monitoring and reporting for customer sites.

  Security appliances. One or more of our security appliances resides on the ISP customer's premises. The appliances receive and implement the operating system, security software and security policies that the ISP sends.

  Broadcast service. Through our LiveSecurity broadcast service, the ISP's network operations center receives threat responses, system updates, information alerts, expert editorials and support flashes. The ISP then updates the security policy of its customers and transmits these policy updates over its network to those customers.

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

  Monitoring software for the ISP's customers. The optional Firebox monitor software allows the ISP's customer to view its network activity on-site while otherwise leaving the management of its Internet security to the ISP.

  Receiving the benefits of our security solution through an ISP gives an enterprise a number of added advantages. ISPs

  .  monitor and manage customers' security 24 hours a day, 7 days a week;

  . define and implement professional, customized Internet security policies;

  .  automatically install software updates and threat responses;

  . regularly review customers' security and provide detailed reporting and analysis; and

  .  mitigate the up-front cost of security system purchase and setup.

Implementation

  The WatchGuard LiveSecurity System. Once an enterprise registers on one of our LiveSecurity web sites, its registration information is automatically transferred to our LiveSecurity database. Upon verification, the enterprise can download and install or access our security management system software and begin receiving our LiveSecurity broadcasts. The security management system software configures the LiveSecurity System, implements security protection and manages the installed security features with a point-and-click user interface. Our LiveSecurity broadcasts go directly to the desktop of the person responsible for Internet security, who follows our easy installation instructions to send the updated security software, security policy or operating system to all of the enterprise's security appliances for automatic implementation. We send our LiveSecurity broadcasts using technologies such as digital certificates and public key encryption or emails containing links to the secured broadcast server.

  LiveSecurity for MSS. Our scalable network operations center, or NOC, security suite software enables an ISP to economically and efficiently configure, monitor and update the Internet security of thousands of managed customers from its network operations center. The ISP uses our global policy manager's security policy templates to streamline initialization and configuration of security policies to match the ISP's specific service offerings and customer needs. The global policy manager then sends the desired operating system, security software or policy configuration to subscribing customers' security appliances. The security appliances implement the new security policies and forward activity logs to WatchGuard event processor software, which monitors network activity and reports back to the global policy manager. Communications between the network operations center, the event processors and the security appliances are encrypted, and we have implemented automatic failover features to protect valuable log information against being lost due to hardware or network failure. ISP personnel at the network operations center use our suite of real-time monitoring tools to track each security appliance on the ISP's network and transmit LiveSecurity broadcast content to all ISP subscribers. In addition, the ISP can offer its customers Firebox monitor software, a Windows-based monitoring tool that allows subscribers to view their network activity and defenses in real time while leaving management of the system to the ISP.

  Customer service. We make customer service a priority. Our staff of support representatives serves our end-users and ISP partners by phone and email from 6:00 a.m. to 5:00 p.m. Pacific standard time, Monday through Friday, excluding national holidays. As of December 31, 1999, we had 21 customer support representatives. We also offer 24-hour-a-day, 7-day-a-week web support tools. Our computerized customer center manages all support requests and allows customers to check resolution status on-line. We provide on-line answers to frequently asked questions about our products, descriptions of how to configure WatchGuard products to work with other products and other technical information.

The WatchGuard team of experts

  Rapid response team. Our rapid response team identifies, analyzes and generates responses to new Internet security threats. To identify new threats, the team continually monitors a wide variety of Internet sources related to network security, including news groups, vendor web sites and hacker bulletin boards. When the rapid response team identifies a new security threat, we send an advisory to our LiveSecurity subscribers while software or configuration changes to neutralize the threat are developed and tested. We then broadcast the software updates or configuration recommendations to our subscribers. The team sends other information of interest as information alerts, which include cautionary notices, general usage guidelines and other important announcements.

  LiveSecurity advisory council. Our LiveSecurity advisory council provides continuing education and editorials on the rapidly changing subject of Internet security. The council also oversees and contributes to the efforts of our rapid response team. We intend to expand the council as opportunities arise. Currently, the council is composed of Messrs. Frederick Avolio and Rik Farrow.

    Frederick Avolio. Mr. Avolio has been involved in Internet computing and communication since the early 1980s and has worked with Internet security systems for over 10 years. He assisted in the creation of the first commercial Internet firewall offering and helped create the commercial security products division of Trusted Information Systems. His areas of expertise include firewalls, intrusion detection, cryptography, security management and email systems. Mr. Avolio is the co-author, with Paul Vixie, of Sendmail Theory and Practice, published by Digital Press. He holds a B.S. in computer science from the University of Dayton and an M.S. in computer science from Indiana University.

    Rik Farrow. Mr. Farrow provides UNIX and Internet security consulting and training. He has been working with UNIX system security since 1984 and with TCP/IP networks since 1988. He has taught in a number of countries and for a variety of organizations. He also consults with firms in designing and implementing security applications. Mr. Farrow is the author of UNIX System Security, published by Addison-Wesley, and is the co-author, with Rebecca Thomas, of UNIX Administrator's Guide to System V, published by Prentice Hall. He writes a column for ;login:, the magazine of the USENIX Association, and a network security column for Network magazine.

Licensing and pricing

  For an SME, larger enterprise, SOHO or telecommuter purchasing our LiveSecurity System, we include in the system price a perpetual license for the security and management software. Each end-user also receives a renewable one-year subscription to our LiveSecurity broadcast service, through which it receives threat responses, software updates, information alerts, expert editorials and support flashes.

  For LiveSecurity for MSS, an ISP buys a license to use our NOC security suite management and security software and makes an annual license payment for each customer security appliance it manages. The licenses, the cost of which varies depending on the ISP's volume commitment, allow the ISP to manage its subscribers' security appliances from its network operations center. Each annual license includes a subscription to our LiveSecurity broadcast service.

  The following table lists our current end-user product prices. We offer reseller discounts, educational discounts and occasional promotional pricing.


------------------------------------------------------------------------------------------------------
        Product               Components                                        List Price
------------------------------------------------------------------------------------------------------
                       LiveSecurity System for SMEs                                           $  4,990
                        Security management system software
                        Firebox II security appliance
                        12-month LiveSecurity subscription

                       -------------------------------------------------------------------------------

                       Live Security System for larger enterprises                            $  9,990
                        Security management system software                          (Firebox II Plus)
                        Firebox II Plus security appliance
                        Firebox II with VPN accelerator security
                        appliance                                                             $ 12,990
                        12-month LiveSecurity subscription                   (Firebox II with FastVPN)

                       -------------------------------------------------------------------------------

  LiveSecurity         Live Security System for SOHOs                                         $    449
  System                Web-based management and security software
                        Firebox SOHO security appliance (10 users)
                        Firebox Telecommuter security appliance
                        12-month LiveSecurity subscription

                       -------------------------------------------------------------------------------

                       Firebox SOHO user-capability upgrades
                        25 users                                                              $    198
                        50 users                                                              $    449
                        Firebox SOHO VPN                                                      $    449

                       -------------------------------------------------------------------------------

                       LiveSecurity System for telecommuters                                  $    649
                        Web-based management and security software
                        Firebox
                        Telecommuter security appliance
                        12-month LiveSecurity subscription

                       -------------------------------------------------------------------------------
                       LiveSecurity subscription renewal
                        Firebox II                                                            $    995
                        Firebox II Plus                                                       $  1,495
                        SOHO                                                                  $     95
                        Telecommuter                                                          $     65

------------------------------------------------------------------------------------------------------

                       LiveSecurity for MSS platform pack                                     $ 64,475
                        NOC security suite
                        Firebox II for MSS: 5 appliances
                        MSS client licenses: 5 licenses
                        MSS technical certification class: 1 attendee
                        LiveSecurity broadcast service

                       -------------------------------------------------------------------------------

                       NOC security suite software                                            $ 50,000

                       -------------------------------------------------------------------------------

                       Firebox II for MSS security appliance                                  $  1,300

                       -------------------------------------------------------------------------------

                       Firebox II Plus for MSS security appliance                             $  2,900

                       -------------------------------------------------------------------------------

  LiveSecurity         Firebox II Plus for MSS with VPN accelerator                           $  4,400
  for MSS               security appliance

                       -------------------------------------------------------------------------------

                       MSS technical certification class                                      $  2,500

                       -------------------------------------------------------------------------------

                       Firebox monitor software                                               $    195

                       -------------------------------------------------------------------------------

                       MSS annual client license
                        Block of 25: $1,695 per license                                       $ 42,375
                        Block of 50: $1,495 per license                                         74,750
                        Block of 100: $1,395 per license                                       139,500
                        Block of 250: $1,295 per license                                       323,750
                        Block of 500: $1,095 per license                                       547,500
                        Block of 1,000: $945 per license                                       945,000

------------------------------------------------------------------------------------------------------

Sales, Marketing and Distribution

  We employ a global marketing strategy. Because the need for Internet security crosses geographic and economic boundaries, our business opportunity extends worldwide to all business segments. Since our inception, we have invested heavily in worldwide sales and marketing. We currently sell our products and services in 54 countries. International sales generated over 35% of our revenues in 1998 and 50% of our revenues in 1999.

  We sell our LiveSecurity System through distributors and value-added resellers. We may also sell some Firebox SOHO and Firebox Telecommuter products through retail channels. We sell our LiveSecurity for MSS products and services directly to ISPs, which resell our products and services to end-users. Over 310 companies resell our products and services, including

  . distributors, such as Eltrax Systems, Inc., Fujitsu Business Systems, Ltd., Ingram Micro, Otsuka Shokai Co., Ltd., Tech Data and Wick Hill Group, Plc;

  . value-added resellers, such as CDW Computer Centers, Inc., Integrated Network Technologies, Kent DataComm, Network Computing Architects, Inc. and Solunet; and

  . ISPs, such as AlphaNet, AT&T Asia/Pacific Group Ltd., FASTNET, GTE, IIJ, Interpath, ISS, MIS, Nextcom, PSINet, sunrise and Verio.

  Our agreements with our resellers are nonexclusive and provide for discounts based on the reseller's minimum purchase commitment or the volume that the reseller purchases or resells.

  We divide our sales organization regionally among North America, Latin America, Europe and Asia/Pacific, and also between the enterprise and managed security market segments. In North America, we have sales personnel located in California, Colorado, Connecticut, Georgia, Illinois, Massachusetts, New Jersey, Texas and Washington. Internationally, we have sales personnel located in Argentina, Australia, Germany, Japan, the Netherlands, Sweden and the United Kingdom. Assisting our reseller network within a specific region is a central responsibility of our regional sales representatives. Regional sales representatives manage our relationships with our network of distributors, resellers and ISPs, help our reseller network sell and support key customer accounts, and act as liaison between our reseller network and our marketing and product development organizations. We expect to continue to expand our field sales organization in support of both the managed security and enterprise market segments.

  We conduct a number of marketing programs to support the sale and distribution of our products. These programs inform existing and potential resellers, distributors, ISPs and end-user customers about the capabilities and benefits of our products. Marketing activities include advertising, publishing technical and educational articles in industry journals, participating in industry tradeshows and product technology conferences, sales training and marketing on our web site. As of December 31, 1999, we had 50 employees in our sales and marketing organization.

  As an additional sales tool, we offer end-users, resellers and distributors free interactive training on our LiveSecurity System solutions through our web site. Our interactive training system guides customers through the installation, setup and management of the LiveSecurity System and provides new product information.

WatchGuard LiveSecurity alliance

  In September 1998, we launched a LiveSecurity alliance, a technology and marketing program designed to support the LiveSecurity concept and WatchGuard products and services. The purpose of the alliance program is to enhance the interoperability of our LiveSecurity products and services with alliance partner products and services and to engage in cooperative marketing. Vendors in the alliance include BackWeb Technologies, Clarent Corporation, CRYPTOCard, FASTNET, Funk Software, IIJ, Interpath, ISS Group, Inc., Netrex, PSINet, Rainbow Technologies, RSA Data Security, Inc., The Learning Company, Trend Micro, WebTrends Corporation, Verio and Virtual Media.

Customers

  As of December 31, 1999, we had shipped over 12,000 of our security appliances to our reseller network, which resold our products and services to end-users spanning a wide variety of countries and industries. The following is a representative list of our ISP and end-user customers:

                           Media                      Retail
Internet Service           KSTW-UPN 11 Television     Norm Thompson
 Providers                 Reader's Digest             Outfitters, Inc.
AlphaNet Solutions, Inc.    Australia                 Rebel Sport Limited
AT&T Asia/Pacific Group    The Everett Herald
 Ltd.                      University of Toronto      Manufacturing
GTE Internetworking,        Press                     Bolle Inc.
 Inc.                                                 Durkan Patterned Carpet,
Internet Initiative        Technology                  Inc.
 Japan, IIJ                AlphaBlox Corporation      Ferguson
Internet Security           Inc.                       Metals/Aerospace
 Systems, Inc.             Bentley Systems,            Alloys Inc.
Interpath                   Incorporated              Graham Steel Corporation
 Communications, Inc.      e-DOCS.net                 J.E. Dunn Construction
MIS Corporate Defense      JDA Software Group, Inc.    Company
 Solutions                 Pentax Technologies        The Mitchell Gold
Nextcom KK                  Corporation                Company
PSINet Inc.                Sheridan Software
sunrise communications      Systems, Inc.             Government
 AG                                                   City of Bellingham, WA
Verio, Inc.                Education                  City of Dandenong,
You Tools Corporation/     Boston Architectural        Australia
 FASTNET                    Center                    City of Garden Grove, CA
                           Canon City Schools         Lenoir County, NC
Services                   Huntsville Intermediate    Mornington Peninsula
Boullioun Aviation          School District            Shire Council,
 Services                  Summit Board of             Australia
Bull Housser & Tupper       Education                 North Carolina State
Camp, Inc.                 Woodridge School            Ports
Catholic Charities          District #68              Pierce County, WA
Digital Magic                                          Library Service
hawthorne direct inc.      Financial Services
Javelin Technology         Atlantic Mortgage &        Entertainment
                            Investment Corp.          Argosy Gaming Company
Medical                    Hudson Valley Federal      Black Hawk Gaming &
Bendigo Health Care         Credit Union               Development Company
 Group                     KDP Investment Advisors    Crave Entertainment,
CoreCare Systems, Inc.     McMahan Securities Co.,     Inc.
Health Technologies Pty     LP                        Everton Football Club
 Ltd                       Seritis Services Group,
NeoTherapeutics, Inc.       LLC                       Utilities and
PATH                       Sunflower Bank              Telecommunications
Southeast Alabama                                     Globecomm Systems, Inc.
 Medical Center                                       MACtel
Unimed Pharmaceuticals,
 Inc.

Case Studies

  The following are profiles of two WatchGuard customers that have successfully implemented our products and services:

GTE Internetworking, Inc. -- An ISP providing managed Internet security services

  GTE Internetworking, Inc., part of one of the largest publicly held telecommunications companies in the world, has been providing managed Internet access and related services worldwide for more than 20 years. In April 1999, GTE introduced a new LiveSecurity for MSS-based security service, GTE Security Advantage(TM), which enables GTE to offer a cost-effective managed Internet security service to SMEs and branch offices of large corporations.

  GTE has integrated LiveSecurity for MSS into its sophisticated $6 million, 5,000-square-foot network operations center in Burlington, Massachusetts, and offers GTE Security Advantage to both current and new customers. In the past, GTE focused its managed security services on Fortune 500 corporations. By partnering with WatchGuard, however, GTE can expand its range of services by offering SMEs the same level of security it could only offer in the past to large enterprises, due to the cost and complexity of its previous service offerings.

  GTE is a member of our preferred service provider program, which enables GTE and WatchGuard to combine our marketing expertise and resources in joint marketing activities that promote GTE Security Advantage through various media. GTE will also promote the GTE Security Advantage service through its network of independent local exchange carriers, which deliver telephone service and Internet connectivity to SMEs.

Bentley Systems, Incorporated -- An enterprise using the WatchGuard LiveSecurity System

  Bentley Systems, Incorporated is a worldwide leader in quality engineering software products and user services, serving over 300,000 professionals in building engineering, geoengineering and mechanical engineering. Its MicroStation(TM) and ModelServer products, used by over 70% of the largest engineering firms in the United States, are used to design buildings, airports, hospitals, facilities, highways, bridges and industrial plants throughout the world.

  Bentley uses the WatchGuard LiveSecurity System, deploying 11 WatchGuard Fireboxes. The company has implemented WatchGuard's branch office VPN software to secure communications between its headquarters in Exton, Pennsylvania and its branch offices in Huntsville, Alabama and Littleton, Massachusetts, and uses WatchGuard's remote user VPN software to encrypt communications between its offices and approximately 55 traveling salespeople. Now that Bentley has established interconnectivity between offices with its network of WatchGuard security appliances, it is in the process of moving from a private-frame wide area network to a virtual private network of Internet sites, which will reduce its remote access costs by over 60%.

Technology and Architecture

  Our LiveSecurity solution utilizes an innovative distributed architecture through which a basic processor in a security appliance receives and executes software directed to it from a remote management system. Because the security intelligence resides in the software and not in the hardware, we can keep our customers' Internet security up to date with periodic broadcasts of new security software and operating system configurations. Our LiveSecurity solutions come in two forms: solutions for SMEs and larger enterprises and solutions for SOHOs and telecommuters.

LiveSecurity for SMEs and larger enterprises

  Our LiveSecurity solution for SMEs and larger enterprises encrypts and authenticates communications between WatchGuard, the management system software and the security appliance. This allows the management system and the appliance to be separated within an enterprise's local or wide area network or between an ISP and its subscriber. Typically, to install software on a computer using a general-purpose operating system such as Windows, a person must be physically present at the computer. Our distributed architecture, however, allows our customers to remotely install our software on the security appliances and receive updated software broadcasts over the Internet.

  The diagram below depicts the core technologies we use to deliver our products and services. Our approach gives us flexibility, reliability and scalability.

  [Diagram depicting the components of WatchGuard's SME and larger enterprise security appliance, operating system software, security software, management software and Internet distribution.]

  Security appliance. Our security appliance uses a standard Intel Pentium processor, which is dedicated solely to running security functions. The security appliance has no other function and no hard drive memory storage.

  Operating system software. Our security appliance's operating system is a custom-configured Linux kernel. Using Linux under an open source license, we have been able to review the source code and generate a flexible, robust and secure operating system. We use specially designed application programming interfaces to facilitate secure loading of new operating system and security software that our management software sends to the appliance.

  Security features. The LiveSecurity solution implements our security features in a number of software modules. Each module provides the specific function that the management system defines in security rules and transmits to the appliance. For example, the firewall features that control network traffic are based around an extensible set of network service protocols, such as HTTP and SMTP. The appliance applies the security policies defined by the management system to all incoming or outgoing traffic. Those network services that require special security, such as mail and file transfers, are directed to specific modules. Additional modules implement other security features, such as authentication and web surfing control, which also are defined in the security policies that the management system transmits to the appliance. If web surfing control is activated, for example, the web surfing control software module will automatically check the details of all outgoing web traffic to make sure it complies with the defined policies.

  We use an open architectural structure to allow integration with common standards for network security. For example, our virtual private networking component currently supports IPSec and PPTP standards, and our authentication module supports a variety of standard authentication methods. We intend to adopt additional standards as they mature in the market.

  Management features. Because enterprise and ISP environments are very different, we designed a separate management system for each. Our LiveSecurity System management software allows for quick installation and management by a typical in-house manager using a standard Windows-based system. We designed the LiveSecurity for MSS management software, on the other hand, for a trained operator using a dedicated management console to configure and manage the security of a large subscriber base. Both management systems have the ability to remotely deploy new security software to the appliances or update their security engines from the management console. Our ISP customers can choose to separately and remotely deploy certain security features, such as virtual private networking and web blocking. This gives ISPs the ability to incrementally add for-fee services to their basic service offering, without the expense of sending personnel to their customers' sites.

  To enable ISPs to configure, monitor and manage the Internet security of thousands of customers, LiveSecurity for MSS includes scalable logging and monitoring software called WatchGuard event processors. The event processors run on UNIX-based workstations and can be located in the network operations center or distributed at the ISP's point of presence. Each event processor manages the logging and notification features of up to 500 security appliances through commands issued from the global policy manager at the network operations center.

  LiveSecurity broadcast. Our scalable LiveSecurity broadcast system is a collection of secured servers that registers subscribers, facilitates downloading our software to the desktop computers of registered subscribers and broadcasts threat responses, software updates, information alerts, expert editorials, support flashes and virus alerts to subscribers. To facilitate a high level of security and authenticity, we protect our servers with our own security system and strongly encrypt data communication between servers. We also encrypt and digitally sign broadcasts to ensure that subscribers receive only authentic LiveSecurity broadcast content. We can replicate and distribute our LiveSecurity servers throughout the world, which should enable us to meet growth in demand for our LiveSecurity service. We have initially deployed one primary server and two replicated servers to reach North America, Asia and Europe.

LiveSecurity for SOHOs and telecommuters

  Our LiveSecurity solutions for SOHOs and telecommuters are based on a common hardware and software architecture.

    [Diagram depicting the components of WatchGuard's SOHO and telecommuter security appliance, operating system software, security software, management software and Internet distribution]

  Security Appliance. Our SOHO and telecommuter security appliances use an MIPS processor, which is dedicated solely to running the security functions. The security appliances have no other function and no hard drive memory storage. These solutions provide network address translation and port address translation, which allows a network to use a single IP address and allows an Internet service provider to conserve IP addresses while still accommodating local networks.

  Operating System Software. Our SOHO and telecommuter solutions utilize WindRiver's VxWorks Real Time operating system. These appliances' architecture includes data encryption hardware that allows high-speed IPSec performance.

  Security Features. Our SOHO and telecommuter solutions use the same IPSec protocols found in our solutions for SMEs and larger enterprises. The firewall is based on stateful packet inspection technology, which allows the user to access the Internet without exposing the network to external attacks. Our telecommuter solution includes virtual private networking to allow the home-based employee to connect to the office via an encrypted, secure channel. While our SOHO base product does not include virtual private networking, it may be ordered as an option or obtained as an upgrade.

  Management Features. We have designed our SOHO and telecommuter solutions for very simple installation and configuration, using a web-based interface. We anticipate that all telecommuter sites and many SOHO sites will require end-user installation without the availability of information technology professional support, and we have designed these products accordingly. In addition, our SOHO and telecommuter solutions management interfaces allow customers to immediately download updates into the product with minimal user intervention. This process is protected with advanced cryptography and is tied to the serial number of the appliance for additional security. Customers may also order new features, such as additional user capability or virtual private networking, from our web site.

  Our SOHO and telecommuter products allow local configuration. The security appliances may be managed with an Internet browser, such as Netscape Navigator or Internet Explorer. The systems may also be configured to allow management by one of our security solutions for SMEs or larger enterprises or, in the near future, by an ISP using our LiveSecurity for MSS.

  Subscription Services. In addition to accessing our LiveSecurity broadcasts, SOHOs and telecommuters will be able to subscribe to our URL tracking service. This service allows those persons supervising the use of Internet access, such as parents or system administrators, to track sites visited by user, time of visit, location, frequency of visits or other parameters.

Research and Development

  To maintain our product and service leadership position, we focus our research and development efforts on enhancing our existing products, developing new products based on our innovative distributed appliance architecture and developing services that capitalize on our LiveSecurity broadcast infrastructure. We utilize a modular design, which allows us to develop new applications that plug into our existing product line. As a result, our products can be deployed in stages, whether directly by an enterprise or by an ISP if the enterprise has outsourced its security management. As we develop new products, our LiveSecurity end-users and ISP partners can incorporate the new products into their systems with minimal system interruption.

  As of December 31, 1999, we employed 75 people on our research and development staff. Research and development expenses were $2.2 million in 1997, $4.4 million in 1998 and $7.1 million in 1999. We conduct our product development activities related to our security solutions for SMEs and larger enterprises at our principal facility in Seattle, Washington. We conduct our product development activities related to our security solutions for SOHOs and telecommuters at our broadband Internet security division in Laguna Hills, California and at our facility in Seattle.

Competition

  We compete in a market that is new, intensely competitive, highly fragmented and rapidly changing. We face competition in sales both of products and services designed for enterprises and of those designed for ISPs. We have experienced and will continue to experience increased competition from current and emerging competitors, many of which have significantly greater financial, technical, marketing and other resources.

  In the market for Internet security solutions, we compete on the basis of technological expertise and functionality, breadth of service and product features, ease of installation and management, updatability, scalability, brand recognition, price and customer support. Currently, the dominant competitors in our industry are Cisco Systems, Inc., Check Point Software Technologies Ltd. and Nokia Corporation. We expect the introduction of our SOHO and telecommuter products to increase competition with SonicWALL Inc., a developer of security appliances for SOHOs and home users. Other competitors offering security products include hardware and software vendors such as Axent Technologies, Inc., Lucent Technologies, Inc. and Network Associates, Inc., operating system vendors such as Microsoft Corporation, Novell, Inc. and Sun Microsystems, Inc. and a number of smaller companies.

  Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. In addition, our current and future competitors may bundle their products with other software or hardware, including operating systems and browsers, in a manner that may discourage users from purchasing the products and services we offer. Many of our current and potential competitors have greater name recognition, larger customer bases to leverage and access to proprietary technology, and could therefore gain market share to our detriment. In addition, our current and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources, such as the partnership between Check Point and Nokia. We expect additional competition as other established and emerging companies enter the Internet security market and new products and technologies are introduced.

  While most of our competitors have generally targeted large-enterprise security needs, using complex products that run on general purpose hosts such as UNIX or Windows NT and require full training and support programs, these vendors could adapt their existing products to make them more attractive to SMEs. If our competitors were to focus their greater financial, technical and marketing resources on the SME market, our business could be adversely affected. While none of our competitors currently offer a technology similar to our LiveSecurity solution architecture to address changing security threats, they could develop such technology as part of any appliance offering. Increased competition in any of our markets could result in price reductions, fewer customer orders, reduced gross margins and loss of market share.

Proprietary Rights

  To protect our proprietary rights, we rely primarily on

  .  copyright, trademark, service mark and trade secret laws;

  . license agreements with third parties, including a standard software license included with our products;

  .  confidentiality agreements with our employees and third parties;

  .  invention assignment agreements with our employees and contractors;

  . protective contractual provisions in our agreements with some of our consultants, resellers and customers; and

  . limited access to our software, documentation and other proprietary information.

  WatchGuard(R) is a registered trademark in the United States, Norway, New Zealand and Japan. Applications to register the WatchGuard trademark are pending in other foreign jurisdictions. Firebox(TM) and LiveSecurity(TM) are trademarks in use in the United States, and applications are pending in the United States for registration of these trademarks. We have no patents, but we have eight patents pending.

  We currently license and use the following technologies in our products and services:

  . BSAFE encryption toolkit from RSA Data Security, Inc. This industry-standard product provides us with encryption functions that we use in our remote office VPN product. We pay a fee for this perpetual license, which we may terminate for any reason with 90 days' notice.

  . Cyber Patrol database from The Learning Company. This database provides blocking of particular web addresses as part of our web-blocking module.

  . Linux kernel. We use a customized version of the Linux operating system for our security appliance platform. This license is a no-cost, open-source license.

  . BackWeb Technologies client software and server. We use this technology to facilitate the distribution of our LiveSecurity content.

  . Internet Security Systems Inc. Internet scanner. We sell an OEM version of this software as an optional scanning module for our LiveSecurity for MSS ISP customers.

  . WebTrends Corporation Inc. WebTrends for Firewalls and VPNs. We sell an OEM version of this software as an optional reporting module for our LiveSecurity for MSS ISP customers.

  . US Software TCP/IP stack. We use a customized version of this basic TCP/IP stack in source code form in our SOHO and telecommuter products.

  . WindRiver VxWorks Real Time operating system. We use this operating system in our SOHO and telecommuter products.

U.S. Government Export Regulation Compliance

  Our products are subject to federal regulations governing the export of encryption commodities and software. To comply with these regulations, we have developed two versions of our products: one for the U.S. and Canadian markets and one for international markets. Recent federal legislation, however, has relaxed export controls on encryption. U.S. law now allows the export of encryption commodities and software of any strength to nongovernmental end-users located in any country except those designated as embargoed or otherwise restricted by the U.S. government, subject to streamlined reporting requirements. To satisfy these encryption export reporting requirements, we use data gathered from end-users during product registration. Encryption commodities and software previously approved for export by the federal Bureau of Export Administration, or BXA, under an export license or encryption licensing arrangement are immediately eligible for export under the revised regulations without further technical review by the BXA. These commodities and software include our branch office and remote user VPN software and the VPN accelerator in our Firebox II Plus with FastVPN security appliance. Our Firebox Telecommuter and Firebox SOHO products, which also utilize this encryption in branch office VPN software, are currently under review by the BXA for retail export status. If we obtain retail export status, we would be eligible to export these products to all nonembargoed and nonrestricted foreign end-users, including government entities. We anticipate a favorable ruling by the BXA for export of the telecommuter and SOHO products as retail encryption commodities.

Manufacturing

  We currently outsource all hardware manufacturing and assembly for our Firebox II product lines to two companies in California: Smart Modular Technologies, Inc., our motherboard manufacturer, and Streamlined Electronics Manufacturing, our final assembly house. The motherboard manufacturer designed and manufactures the motherboard to our specifications. The manufacturer may terminate the agreement for breach or insolvency of WatchGuard. For our Firebox SOHO and Firebox Telecommuter product lines, we currently outsource all hardware manufacturing and assembly to Productivity Enhancement Products, Inc. in California.

We then distribute the finished products worldwide from our Seattle distribution center. All three manufacturers test our hardware to confirm that all components function properly. All three manufacturers are certified as meeting the International Organization for Standardization's quality assurance standards: Smart Modular Technologies against ISO 9001 and 9002, Streamlined Electronics Manufacturing against ISO 9002 and Productivity Enhancement Products against ISO 9001 and 9002.

Employees

  As of December 31, 1999, we had 165 employees. Of these, 50 were employed in sales and marketing, 19 in finance and administration, 21 in customer support and 75 in development and operations. We are not parties to any collective bargaining agreements with our employees and we have not experienced any work stoppages. We believe we have good relations with our employees.

Facilities

  Our principal administrative, marketing, sales, development and operations facility is located in Seattle, Washington. We occupy approximately 30,000 square feet in this facility, under two leases that expire in April 2001. We also maintain a small office in Laguna Hills, California for our broadband Internet security division and a 3,000-square-foot warehouse in Seattle for product fulfillment and distribution. We have the right to lease the Laguna Hills office on a month-to-month basis until October 2000, but we may terminate this option before that date. We expect to move our broadband Internet security division to new offices before that time. The warehouse lease expires in August 2000, but has two one-year renewal options. We will be relocating or expanding our general office space in both Seattle and Laguna Hills within the next six to eight months, and we expect adequate space to be available on commercially reasonable terms.

Legal Proceedings

  We currently are not a party to any material legal proceeding.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

  The following table lists the executive officers, directors and key employees of WatchGuard as of December 31, 1999.

                 Name               Age                Position
                 ----               ---                --------
   Executive Officers and Directors
   Christopher G. Slatt............  41 President, Chief Executive Officer and
                                        Chairman of the Board
   Steven N. Moore.................  41 Executive Vice President of Finance,
                                        Chief Financial Officer, Secretary,
                                        Treasurer and Director
                                        Vice President and Chief Operating
   R. Michael Peronto..............  43 Officer
   Stuart J. Ellman................  33 Director
   Andrew W. Verhalen..............  43 Director
   Charles P. Waite, Jr. ..........  44 Director
   Key Employees
   Danny M. Beadle.................  50 Vice President, General Manager of
                                        Broadband Internet Security Division
   David W. Bonn...................  36 Chief Technology Officer
   Dennis R. Cloutier..............  49 Executive Vice President of Sales
   Todd A. Hooper..................  34 Vice President of Business Development
   Michael V. Martucci.............  41 Vice President of Marketing

  Christopher G. Slatt cofounded WatchGuard in February 1996. Mr. Slatt has served WatchGuard as president, chief executive officer and director since its inception, and as chairman of the board since April 1999. From September 1993 to October 1995, he served as a vice president and a general manager of Legent Corporation, a computer software company. Legent Corporation was acquired by Computer Associates International, Inc., a computer software company, in August 1995. He is also a director of a privately held company. Mr. Slatt holds a B.S.E.E. from the University of Notre Dame.

  Steven N. Moore cofounded WatchGuard in February 1996. Mr. Moore has served WatchGuard as executive vice president of finance since March 1999, chief financial officer, secretary, treasurer and director since inception, and as vice president of finance and operations from inception until March 1999. From September 1993 to September 1995, he served as a director of finance of Legent Corporation. Mr. Moore holds a B.S. in finance from Central Washington University.

  R. Michael Peronto joined WatchGuard as vice president and chief operating officer in March 1999. From February 1997 to November 1998, Mr. Peronto served as president and chief executive officer of Endura Software Corporation, a management software supply company. From September 1994 to February 1997, he served as vice president of publishing products and site manager of Adobe Systems Incorporated, a desktop publishing and graphics software company. From July 1992 to September 1994, he served as general manager of graphic products of Aldus Corporation, a desktop publishing and graphics software company that was acquired by Adobe Systems Incorporated. Mr. Peronto holds a B.A. in economics from UCLA and an M.B.A. from the University of Washington.

  Stuart J. Ellman has served as a director of WatchGuard since April 1998. Mr. Ellman cofounded RRE Ventures LLC, a venture capital firm, and since August 1994 has served as general partner of RRE Ventures LLC and its affiliates and predecessors. He serves as managing director of RRE Investors, LLC and as a member of RRE Investors II, LLC. He is also a director of several privately held companies. Mr. Ellman holds a B.A. in economics from Wesleyan University and an M.B.A. from Harvard University.

  Andrew W. Verhalen has served as a director of WatchGuard since May 1997. Since April 1992, Mr. Verhalen has been a partner of Matrix Partners, a venture capital firm. He currently is a director of Copper Mountain Networks, Unwired Planet, Alteon WebSystems Inc., Turnstone Systems and several privately held technology companies. Before Matrix, Mr. Verhalen held senior management positions at 3Com Corporation and Intel Corporation. He holds a B.S.E.E., an M.E. and an M.B.A. from Cornell University.

  Charles P. Waite, Jr. has served as a director of WatchGuard since May 1997. Since December 1987, Mr. Waite has served as a general partner of Olympic Venture Partners. He is also a director of Cardima, Inc., CellPro Incorporated, Verity, Inc. and several privately held companies. Mr. Waite holds an A.B. in history from Kenyon College and an M.B.A. from Harvard University.

  Danny M. Beadle joined WatchGuard in October 1999 as vice president, general manager of our broadband Internet security division. From May 1999 to October 1999, Mr. Beadle served as chief executive officer of BeadleNet, LLC, which was acquired by WatchGuard in October 1999. From November 1988 to May 1999, he served as chief executive officer of Productivity Enhancement Products, Inc., an OEM product development company. Mr. Beadle holds a B.A. in physics and a B.A. in social science with an emphasis in economics from the University of California, Irvine and an M.B.A. from Pepperdine University.

  David W. Bonn joined WatchGuard in March 1996 and has served WatchGuard as chief technology officer since March 1999. From May 1997 to March 1999, Mr. Bonn served as WatchGuard's vice president of engineering, and from February 1997 to May 1997, he served as WatchGuard's chief technology officer. From March 1996 to February 1997, he served as WatchGuard's vice president of security products. He cofounded Mazama Software Labs, Inc., a computer software company, in 1995, and served as its president until the acquisition of Mazama's technology by WatchGuard in March 1996. From November 1993 to January 1995, he served as senior software engineer of Legent Corporation. Mr. Bonn holds a B.S. in computer science from the University of Washington.

  Dennis R. Cloutier joined WatchGuard in March 1997 as executive vice president of sales. From March 1994 to September 1996, Mr. Cloutier served as vice president of sales of Sierra On-Line, an education and entertainment computer software publisher. Mr. Cloutier holds a B.S. in marketing from Central Connecticut University.

  Todd A. Hooper joined WatchGuard in June 1998 and has served WatchGuard as vice president of business development since February 1999. From June 1998 to February 1999, Mr. Hooper served as WatchGuard's director of market development. From March 1996 to May 1998, he served as manager of Internet and open systems of AlphaWest Pty. Ltd., a provider of information technology-based services. From January 1994 to March 1996, he served as chief executive officer and managing director of Momentum Pty. Ltd., a management consulting company. Mr. Hooper holds a Bachelor of Business in information processing from Curtin University.

  Michael V. Martucci joined WatchGuard in May 1997 as vice president of marketing. From February 1996 to May 1997, Mr. Martucci served as director of sales and marketing worldwide of Corbis Corporation, an Internet delivery and sales company. From August 1994 to February 1996, he served as director of sales and marketing worldwide of Knight-Ridder's Presslink, Inc., an Internet delivery and sales company. From August 1993 to August 1994, he served as vice president of marketing of Telepad Corporation, a wireless and hand-held computer company. Mr. Martucci holds a B.C.E. in civil engineering and an M.S.I.M. in marketing and financial management from Georgia Institute of Technology.

Committees of the Board of Directors

  The compensation committee of our board of directors consists of Messrs. Ellman, Verhalen and Waite. The compensation committee

  . reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plan; and

  .  makes recommendations to the board of directors regarding these matters.

  The audit committee consists of Messrs. Ellman, Verhalen and Waite. The audit committee

  . makes recommendations to the board of directors regarding the selection of independent auditors;

  . reviews the results and scope of the audit and other services provided by our independent auditors; and

  .  reviews and evaluates our audit and control functions.

  We established these committees in February 1999.

Director Compensation

  We do not pay cash compensation to our directors for their services as directors or members of committees of the board of directors, but we do reimburse them for reasonable expenses they incur in attending meetings of the board of directors. Directors of WatchGuard are eligible to participate in our stock option plan.

Director and Officer Indemnification and Liability

  Our certificate of incorporation limits the liability of directors to the full extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may eliminate or limit the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability for

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  .  any transaction from which the director derived an improper benefit.

  Our bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and agents to the fullest extent permitted by law. In addition, we maintain directors' and officers' liability insurance, under which our directors and officers may be indemnified against liability they incur for serving in their capacities as directors and officers of WatchGuard.

  The Securities and Exchange Commission has advised us that, in its opinion, any indemnification of our directors and officers for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is therefore unenforceable.

  We believe that the limitation of liability provision in our certificate of incorporation, the indemnification provisions in our bylaws and the liability insurance will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers of WatchGuard.

Compensation Committee Interlocks and Insider Participation

  Our board of directors' compensation committee currently consists of Messrs. Ellman, Verhalen and Waite. None of these individuals has at any time been an employee or officer of WatchGuard. Until the compensation committee was formed in February 1999, the full board of directors made all decisions regarding executive compensation. No member of our board of directors or of its compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of its board of directors or its compensation committee.

  Mr. Ellman is a general partner of RRE Ventures LLC and a member of RRE Investors II, LLC, the managing member of RRE Investors, L.P., which purchased 500,241 shares of our Series C preferred stock. RRE Investors II, LLC is also the indirect manager of RRE Investors Fund L.P., which purchased 275,403 shares of our Series C preferred stock. Mr. Verhalen is the general partner of Matrix IV Management Co., L.P., the general partner of Matrix Partners IV, L.P., which purchased 1,100,416 shares of our Series B preferred stock and 276,324 shares of our Series C preferred stock. Matrix IV Management Co., L.P. is also the general partner of Matrix IV Entrepreneurs Fund, L.P., which purchased 57,917 shares of our Series B preferred stock and 14,543 shares of our Series C preferred stock. Mr. Waite is the general partner of OVMC III, L.P., the general partner of Olympic Venture Partners III, L.P., which purchased 489,685 shares of our Series B preferred stock and 122,964 shares of our Series C preferred stock. OVMC III, L.P. is also the general partner of OVP III Entrepreneurs Fund, L.P., which purchased 25,773 shares of our Series B preferred stock and 6,472 shares of our Series C preferred stock. Mr. Waite is also the managing member of OVMC IV, LLC, the general partner of Olympic Venture Partners IV, L.P., which purchased 610,731 shares of our Series B preferred stock and 153,360 shares of our Series C preferred stock. OVMC IV, LLC is also the general partner of OVP IV Entrepreneurs Fund, L.P., which purchased 32,144 shares of our Series B preferred stock and 8,071 shares of our Series C preferred stock.

  We sold the Series B preferred stock on May 9, 1997 at $2.59 per share. We sold the Series C preferred stock on April 24, 1998 at $5.16 per share.

Executive Compensation

  The following table provides information concerning the compensation received for services rendered to WatchGuard in all capacities during the year ended December 31, 1999, by our chief executive officer and the other executive officers of WatchGuard whose compensation exceeded $100,000 in 1999.

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                                                      Awards
                                                      Annual       ------------
                                                   Compensation     Securities
                                                ------------------  Underlying
Name and Principal Position                     Salary($) Bonus($) Options)(#)
---------------------------                     --------- -------- ------------
Christopher G. Slatt, Chief Executive Officer
 and President................................. $ 190,000 $ 67,203    40,000
Steven N. Moore, Executive Vice President of
 Finance, Chief Financial Officer, Secretary
 and Treasurer.................................   171,250   67,203    40,000
R. Michael Peronto, Vice President and Chief
 Operating Officer (1).........................   142,019   49,538   440,564

--------
(1) Mr. Peronto joined WatchGuard in March 1999. His annual salary is $175,000.

  The following table provides information regarding stock options we granted in 1999 to our chief executive officer and the other executive officers whose compensation exceeded $100,000 in 1999. The table includes the potential realizable value over the term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. The assumed rates of appreciation are prescribed by the Securities and Exchange Commission for illustrative purposes only and are not intended to forecast or predict future stock prices. Any actual gains on option exercises will depend on the future performance of our stock.

                       Option Grants in Last Fiscal Year

                            Individual Grants
                         ------------------------
                                                                           Potential Realizable
                                                                             Value at Assumed
                         Number of   Percent of                           Annual Rates of Stock
                         Securities Total Options                           Price Appreciation
                         Underlying  Granted to                              for Option Term
                          Options   Employees in    Exercise   Expiration ----------------------
          Name           Granted(#)  Fiscal Year  Price ($/Sh)    Date      5%($)      10%($)
          ----           ---------- ------------- ------------ ---------- ---------- -----------
Christopher G. Slatt....   40,000        1.78%       $14.30     6/17/04   $  158,000 $   349,000
Steven N. Moore.........   40,000        1.78         14.30     6/17/04      158,000     349,000
R. Michael Peronto......  439,564       19.55         13.00     4/12/09    3,594,000   9,107,000
                            1,000           *         13.00     7/30/09        8,000      21,000

--------
*  Less than 1%

  Approximately 2% of Mr. Slatt's and Mr. Moore's options vest and become exercisable each month, commencing July 17, 1999. Of the options we granted to Mr. Peronto on April 12, 1999, 25% vest and become exercisable on April 12, 2000, and approximately 2% of the remaining options vest and become exercisable each month after that date. Of the options we granted to Mr. Peronto on July 30, 1999, approximately 2% vest and become exercisable each month, commencing on August 30, 1999. In 1999, we granted options to purchase up to an aggregate of 2,248,314 shares to employees. We granted all options under our stock option plan at exercise prices at the fair market value of our common stock on the date of grant, as determined in good faith by our board of directors.

  The following table provides information regarding unexercised options held as of December 31, 1999 by our chief executive officer and the other executive officers whose compensation exceeded $100,000 in 1999. The value of unexercised options is calculated on the basis of the closing sales price of our common stock on The Nasdaq National Market on December 31, 1999, which was $30.25 per share. These individuals did not exercise any options in 1999.

                              FY-End Option Values

                                     Number of
                               Securities Underlying     Value of Unexercised
                              Unexercised Options at    In-the-Money Options at
                                Fiscal Year End(#)        Fiscal Year-End($)
                             ------------------------- -------------------------
            Name             Exercisable Unexercisable Exercisable Unexercisable
            ----             ----------- ------------- ----------- -------------
Christopher G. Slatt........   38,541        71,459    $1,089,569   $1,655,921
Steven N. Moore.............   38,541        71,459     1,089,569    1,655,921
R. Michael Peronto..........      104       440,460         1,794    7,597,935

Change-of-Control Arrangements

  Under Mr. Peronto's stock option letter agreement, if a change of control of WatchGuard occurs, half of the unvested shares subject to the option for 439,564 shares granted on April 12, 1999 will vest and become exercisable.

Employee Benefit Plans

1996 Stock Incentive Compensation Plan

  In March 1996, our board of directors and stockholders adopted our 1996 stock incentive compensation plan, which was amended and restated on May 26, 1999. The purpose of the stock option plan is to enhance long-term stockholder value by offering opportunities to selected persons to participate in our growth and success, and to encourage them to remain in our service or in the service of our subsidiaries and to acquire and maintain ownership in WatchGuard. The stock option plan provides for awards, which may include incentive stock options, nonqualified stock options and stock awards. The board has reserved a total of 8,634,986 shares of common stock under the plan, of which 524,999 remain available for grant as of December 31, 1999. In addition, the plan provides for an automatic annual increase to be added on the first day of each fiscal year, the first of which occurred on January 1, 2000, equal to the least of

  .  750,000 shares;

  . 3% of the average number of outstanding common shares used to calculate fully diluted earnings per share as reported in our annual financial statements for the preceding year; and

  .  a lesser amount determined by our board of directors.

  As of December 31, 1999, 1,607,307 shares had been issued upon the exercise of stock options granted under the stock option plan and 6,502,680 shares were subject to outstanding options.

  The compensation committee of our board of directors serves as the plan administrator of the stock option plan. Unless the plan administrator permits otherwise, no awards granted under the stock option plan may be assigned or transferred by the holder other than by will or the applicable laws of descent and distribution. During the holder's lifetime, awards generally may be exercised only by the holder. The board may suspend or terminate the stock option plan at any time. Unless sooner terminated by the board, the plan will terminate on May 26, 2009.

  Stock Option Grants. The plan administrator has the authority to select individuals to receive options under the stock option plan and to specify the terms and conditions of each option granted, the exercise price, the vesting provisions and the option term. For incentive stock options, the exercise price must be equal to at least the fair market value of the common stock on the grant date and, for nonqualified stock options, must be not less than 85% of the fair market value of the common stock on the grant date. Unless otherwise provided by the plan administrator, options granted under the stock option plan will expire 10 years from the grant date.

  Stock Awards. The stock option plan authorizes the plan administrator to award shares of common stock subject to terms, conditions and restrictions established by the plan administrator in its sole discretion. The terms, conditions and restrictions that the plan administrator has the power to determine include the manner in which shares subject to stock awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of restricted stock will occur because of termination of the holder's services. Holders of restricted stock are stockholders of WatchGuard and generally have all the rights of stockholders with respect to those shares.

  Corporate Transactions. Unless individual letter agreements provide otherwise, if certain corporate transactions, such as a merger or sale of WatchGuard, occur, each outstanding option will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless the option is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation. If option vesting is accelerated, any forfeiture provisions applicable to the stock awards will lapse. Any option or stock award that is assumed, continued or replaced with a comparable award in the corporate transaction will accelerate if the holder's employment or services are terminated by the successor corporation without cause or by the holder voluntarily and with good reason within two years.

1999 Employee Stock Purchase Plan

  In May 1999, our board of directors and stockholders approved our 1999 employee stock purchase plan. We implemented our stock purchase plan on July 30, 1999 in connection with our initial public offering, to encourage employees to remain in our employ or the employ of our subsidiaries. We intend for the plan to qualify under Section 423 of the Internal Revenue Code.

  Our stock purchase plan permits our eligible employees and eligible employees of our subsidiaries to purchase common stock through payroll deductions of up to 15% of their salary or wage compensation. Under our stock purchase plan, no employee may purchase common stock with a fair market value of more than $25,000 in any calendar year, or purchase more than 1,000 shares of common stock in any single purchase period.

  The stock purchase plan has two-year offering periods and each two-year offering period has four consecutive six-month purchase periods. The first offering period commenced on July 30, 1999 and will end on August 31, 2001. The first purchase period under the first offering period commenced on July 30, 1999 and will end on February 29, 2000. Subsequent purchase periods will begin on each March 1 and September 1 and end on the next August 31 and February 28, or February 29 in the case of leap years. The plan administrator generally may establish a different term and different commencing and ending dates for future offerings.

  The price of the common stock purchased under the stock purchase plan will be the lesser of 85% of the fair market value on the first day of the applicable offering period and 85% of the fair market value on the last day of the applicable purchase period. The purchase price for the first offering period, however, will be equal to the lesser of $13.00, the initial public offering price of our common stock, and 85% of the fair market value on the last day of the first purchase period. The stock purchase plan terminates 10 years after the date of adoption by our board of directors, but the board may terminate it at any earlier time. We have not yet issued any shares of common stock under the stock purchase plan.

  Employees generally will be eligible to participate in the stock purchase plan if they are customarily employed by WatchGuard for 20 hours or more per week and are not, as of the beginning of a purchase period, holders of 5% or more of our common stock or the common stock of our subsidiaries. Options granted under the stock purchase plan generally are not transferable and are exercisable only during the optionee's lifetime.

  We initially authorized the issuance under the stock purchase plan of a total of 600,000 shares of common stock. In addition, the plan provides for automatic annual increases to be added on the first day of each fiscal year, the first of which occurred on January 1, 2000, equal to the least of

  .  400,000 shares;

  . 1.5% of the average outstanding common shares used to calculate fully diluted earnings per share as reported in our annual financial statements for the preceding year; and

  .  a lesser amount determined by our board of directors.

  If a merger or consolidation resulting in a change of control or acquisition by another corporation of all or substantially all of our assets occurs, each outstanding option to purchase shares under the stock purchase plan will be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed transaction. Similarly, if a liquidation or dissolution of WatchGuard is proposed, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

401(k) Plan

  We maintain a 401(k) plan that covers all our employees who satisfy the plan's eligibility requirements relating to minimum age, length of service and hours worked. We may make an annual contribution for the benefit of eligible employees in an amount determined by our board of directors. We have not made any contribution to date and have no current plans to do so. Eligible employees may make pretax elective contributions of up to 15% of their compensation, subject to maximum limits on contributions prescribed by law.

                           RELATED-PARTY TRANSACTIONS

 Since our inception in February 1996, we issued shares of preferred stock in private placement transactions, as the following table summarizes:

                                                        Number of Shares of
                                                          Preferred Stock
                                              Price ---------------------------
                                    Issuance   per                      Series
            Purchaser                 Date    Share Series A  Series B     C
            ---------              ---------- ----- --------- --------- -------
Christopher G. Slatt.............   March and $0.05 1,500,002
                                    July 1996

Steven N. Moore..................   March and  0.05 1,500,002
                                    July 1996

Entities affiliated with Matrix
 IV Management Co., L.P. ........    May 1997  2.59           1,158,333
                                   April 1998  5.16                     290,867

Olympic Venture Partners III,
 L.P. and
 OVP III Entrepreneurs Fund......    May 1997  2.59             515,458
                                   April 1998  5.16                     129,436

Olympic Venture Partners IV, L.P.
 and OVP IV
 Entrepreneurs Fund, L.P. .......    May 1997  2.59             642,875
                                   April 1998  5.16                     161,431

MLS-I, L.C. .....................  March 1998  2.59              38,610

Entities affiliated with
 RRE Investors II, LLC...........  April 1998  5.16                     775,644

  Christopher G. Slatt and Steven N. Moore are executive officers and directors of WatchGuard. Stuart J. Ellman, a director of WatchGuard, is a member of RRE Investors II, LLC, which is the managing member of RRE Investors, L.P. and the indirect managing member of RRE Investors Fund, L.P. Andrew W. Verhalen, a director of WatchGuard, is the general partner of Matrix IV Management Co., L.P., which is the general partner of Matrix Partners IV, L.P. and of Matrix IV Entrepreneurs Fund, L.P. Charles P. Waite, Jr., a director of WatchGuard, is a general partner of OVMC III, L.P., which is the general partner of Olympic Venture Partners III, L.P. and of OVP III Entrepreneurs Fund, L.P. Mr. Waite is also a managing member of OVMC IV, LLC, which is the general partner of Olympic Venture Partners IV, L.P. and of OVP IV Entrepreneurs Fund, L.P. All outstanding shares of preferred stock converted into an aggregate of 13,425,316 shares of common stock on the closing of our initial public offering. These investors are entitled to registration rights with respect to these shares of common stock.

  Mr. Slatt and Mr. Moore are guarantors of the lease agreement between COM Realty, Inc. and WatchGuard Technologies Inc., dated as of March 16, 1996. Mr. Slatt and Mr. Moore were guarantors of our loan with Commerce Bank of Washington, which we have repaid. Mr. Slatt was, but is no longer, a guarantor of a cell phone service contract between WatchGuard and AT&T Wireless.

  On March 9, 1999, we borrowed an aggregate of $1,500,000 from entities affiliated with Olympic Venture Partners and an aggregate of $1,500,000 from entities affiliated with Matrix IV Management Co., L.P. We issued each entity a promissory note, which bore interest at 6% per year and would have matured on March 9, 2000, and a warrant to purchase our common stock at an exercise price of $7.00 per share. The table below states the amount of each loan and the number of shares for which each warrant was exercisable. At the closing of our initial public offering, all of these warrants were exercised and the loans were repaid. The entities affiliated with Olympic Venture Partners exercised their warrants on a cash exercise basis, while the entities affiliated with Matrix Management Co., L.P. exercised their warrants on a net issuance basis.

                                                               Number of Shares
                                                    Amount of  for Which Warrant
                   Name of Investor                    Loan     Was Exercisable
                   ----------------                 ---------- -----------------
   Olympic Venture Partners III, L.P. ............. $  647,500       9,244

   OVP III Entrepreneurs Fund, L.P. ...............     20,000         296

   Olympic Venture Partners IV, L.P. ..............    774,225      11,060

   OVP IV Entrepreneurs Fund, L.P. ................     58,275         828

   Matrix Partners IV, L.P. .......................  1,425,000      20,356

   Matrix IV Entrepreneurs Fund, L.P. .............     75,000       1,072

  On June 29, 1999, we amended our loan and security agreement with our bank to make available to us additional funds under our secured bridge loan facility. Each of Matrix Partners IV, L.P., Matrix IV Entrepreneurs Fund, L.P., Olympic Venture Partners III, L.P., Olympic Venture Partners IV, L.P. and
RRE Investors, L.P. jointly and severally guaranteed a portion of the loan, in the amounts shown below.

                                                                  Maximum Amount
                         Name of Guarantor                         of Guaranty
                         -----------------                        --------------
   Matrix Partners IV, L.P. .....................................    $633,334

   Matrix IV Entrepreneurs Fund, L.P. ...........................      33,334

   Olympic Venture Partners III, L.P. ...........................     333,334

   Olympic Venture Partners IV, L.P. ............................     333,334

   RRE Investors, L.P. ..........................................     666,667

  We believe that we made all of the transactions described above on terms no less favorable to us than we could have obtained from unaffiliated third parties. Any future transactions between us and our officers, directors and principal stockholders will be approved by a majority of our board of directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to us that we could obtain from unaffiliated third parties.

  Dain Rauscher Incorporated, the parent company of one of our underwriters, Dain Rauscher Wessels, is a limited partner in Olympic Venture Partners IV, L.P., a stockholder of WatchGuard.

                       PRINCIPAL AND SELLING STOCKHOLDERS

Principal Stockholders

  The following table provides information regarding the actual beneficial ownership of our outstanding common stock as of December 31, 1999, and as adjusted to reflect the sale of common stock offered by this prospectus, for

  . each person or group that we know beneficially owns more than 5% of our common stock;

  .  each of our directors;

  .  our chief executive officer;

  . the other executive officers whose compensation exceeded $100,000 in 1999;

  .  all of our directors and executive officers as a group; and

  .  the selling stockholders.

  The table includes percentage ownership data reflecting ownership both before and after this offering. The pre-offering percentage ownership is based on 19,511,752 shares of WatchGuard common stock outstanding as of December 31, 1999. The post-offering percentage ownership is based on 21,467,790 shares outstanding after this offering. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated, the following beneficial owners can be reached at our principal offices.

                                                                Percentage of
                           Number of              Number of   Shares of Common
                             Shares    Number of    Shares    Stock Outstanding
                          Beneficially  Shares   Beneficially -----------------
                          Owned Before   Being   Owned After   Before   After
    Name and Address        Offering    Offered    Offering   Offering Offering
    ----------------      ------------ --------- ------------ -------- --------
5% Holders, Directors
 and Executive Officers
Entities affiliated with
 Matrix IV Management
 Co., L.P.(1)...........    2,908,291          0   2,908,291   14.91%   13.55%
 2500 Sand Hill Road
 Menlo Park, CA 94025
Entities affiliated with
 Olympic Venture
 Partners(2)............    2,919,828    118,667   2,801,161   14.96    13.05
 2420 Carillon Point
 Kirkland, WA 98033
Entities affiliated with
 RRE Investors II,
 LLC(3).................    1,551,288    415,333   1,135,955    7.95     5.29
 126 East 56th St., 22nd
  Floor
 New York, NY 10022
Stuart J. Ellman(4).....    1,551,288    415,333   1,135,955    7.95     5.29
Andrew W. Verhalen(5)...    2,908,291          0   2,908,291   14.91    13.55
Charles P. Waite,
 Jr.(6).................    2,919,828    118,667   2,801,161   14.96    13.05
Christopher G.
 Slatt(7)...............    2,952,753    391,600   2,561,153   15.10    11.91
Steven N. Moore(8)......    2,952,753    391,600   2,561,153   15.10    11.91
Michael C. Peronto(9)...          145          0           0      *        *
Directors and executive
 officers as a group
 (6 persons)(10)........   13,285,058  1,317,200  11,967,858   67.79    55.52
Other Selling
 Stockholders
Dennis R. Cloutier(11)..      620,587    207,667     412,920    3.14     1.90
Michael V.
 Martucci(12)...........      385,506    148,333     237,173    1.94     1.09
David W. Bonn(13).......      649,655    106,800     542,855    3.25     2.47

--------
  *   Less than 1%

 (1) Matrix IV Management Co., L.P. is the general partner of Matrix Partners IV, L.P. and of Matrix IV Entrepreneurs Fund, L.P., and thus is deemed to beneficially own the shares held by these entities. Andrew W. Verhalen, a director of WatchGuard, is a general partner of Matrix IV Management Co., L.P.

 (2) Includes 1,299,328 shares held by Olympic Venture Partners III, L.P. and OVP III Entrepreneurs Fund, L.P. OVMC III, L.P. is the general partner of Olympic Venture Partners III, L.P. and of OVP III Entrepreneurs Fund, L.P., and thus is deemed to beneficially own the shares held by these entities. Also includes 1,620,500 shares held by Olympic Venture Partners IV, L.P. and OVP IV Entrepreneurs Fund, L.P. OVMC IV, LLC is the general partner of Olympic Venture Partners IV, L.P. and of OVP IV Entrepreneurs Fund, L.P., and thus is deemed to beneficially own the shares held by these entities. OVMC III, L.P. and OVMC IV, LLC disclaim beneficial ownership of these shares except to the extent of their pecuniary interests in these shares. Charles P. Waite, Jr., a director of WatchGuard, is a general partner of OVMC III, L.P. and a managing member of OVMC IV, LLC.

 (3) RRE Investors II, LLC is the managing member of RRE Investors, L.P. and the indirect managing member of RRE Investors Fund, L.P., and thus is deemed to beneficially own the shares held by these entities. Stuart J. Ellman, a director of WatchGuard, is a member of RRE Investors II, LLC.

 (4) Mr. Ellman is a member of RRE Investors II, LLC, which is the direct or indirect managing member of each of the entities affiliated with it. Mr. Ellman disclaims beneficial ownership of the shares held by the entities affiliated with RRE Investors II, LLC, except to the extent of his pecuniary interest arising from his interest in RRE Investors II, LLC.

 (5) Represents 2,908,291 shares held by entities affiliated with Matrix IV Management Co., L.P. Mr. Verhalen is a general partner of Matrix IV Management Co., L.P., which is the general partner of each of the entities affiliated with it. Mr. Verhalen disclaims beneficial ownership of the shares held by the entities affiliated with Matrix IV Management Co., L.P., except to the extent of his pecuniary interest arising from his interest in Matrix IV Management Co., L.P.

 (6) Represents 2,919,828 shares held by affiliates of OVMC III, L.P. and OVMC IV, LLC. Mr. Waite is a general partner of OVMC III, L.P., which is the general partner of Olympic Venture Partners III, L.P. and of OVP III Entrepreneurs Fund. Mr. Waite is also a managing member of OVMC IV, LLC, which is the general partner of Olympic Venture Partners IV, L.P. and of OVP IV Entrepreneurs Fund, L.P. Mr. Waite disclaims beneficial ownership of the shares held by Olympic Venture Partners III, L.P., OVP III Entrepreneurs Fund, L.P., Olympic Venture Partners IV, L.P. and OVP IV Entrepreneurs Fund, L.P., except to the extent of his pecuniary interest arising from his interest in these entities.

 (7) Includes 300,000 shares held by Venus Capital LLC and 43,123 shares subject to options exercisable within 60 days of December 31, 1999.

 (8) Includes 300,000 shares held by Baja Investment Co. LLC and 43,123 shares subject to options exercisable within 60 days of December 31, 1999.

 (9) Represents 145 shares subject to an option exercisable within 60 days of December 31, 1999.

(10) Includes 86,391 shares subject to options exercisable within 60 days of December 31, 1999.

(11) Includes 232,371 shares subject to options exercisable within 60 days of December 31, 1999.

(12) Includes 385,506 shares subject to options exercisable within 60 days of December 31, 1999.

(13) Includes 474,655 shares subject to options exercisable within 60 days of December 31, 1999.

Selling Stockholders

  If the underwriters exercise their over-allotment option in full, the following directors, officers and stockholders will sell the number of additional shares indicated below:

                                                                Percentage of
                                                                  Shares of
                            Beneficial   Number    Beneficial    Common Stock
                            Ownership      of      Ownership     Outstanding
                              Before     Shares      After          After
                          Over-Allotment  Being  Over-Allotment Over-Allotment
          Name               Exercise    Offered    Exercise       Exercise
          ----            -------------- ------- -------------- --------------
Entities affiliated with
 Olympic Venture
 Partners................   2,801,161    130,533   2,670,628        12.41%
Entities affiliated with
 RRE Investors II, LLC...   1,135,955    118,667   1,017,288         4.73
Christopher G. Slatt.....   2,561,153     35,600   2,525,553        11.71
Steven N. Moore..........   2,561,153     35,600   2,525,553        11.71
Dennis R. Cloutier.......     412,920    118,667     294,253         1.35
Michael V. Martucci......     237,173     59,333     177,840           *
David W. Bonn............     542,855     35,600     507,255         2.31

--------
* Less than 1%

                          DESCRIPTION OF CAPITAL STOCK

  We are authorized to issue up to 80,000,000 shares of common stock and 10,000,000 shares of preferred stock. You should carefully read our restated certificate of incorporation, which is included as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

  As of December 31, 1999, there were 19,511,752 shares of common stock outstanding, held of record by approximately 75 stockholders. Following this offering, there will be 21,467,790 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends the board of directors declares out of funds legally available for paying dividends. If WatchGuard is liquidated, dissolved or wound up, the holders of common stock are entitled to share ratably in all assets remaining after paying liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

  There are no shares of preferred stock outstanding. Under our certificate of incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the price, rights, privileges, preferences and restrictions of that preferred stock, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change of control of WatchGuard or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no current plans to issue any preferred stock.

Warrants

   As of December 31, 1999, there were outstanding warrants to purchase 225,000 shares of common stock. The warrants expire and are exercisable as follows:

  . 15,000 shares at an exercise price of $0.03 per share, expiring on July 24, 2001;

  . 200,000 shares at an exercise price of $0.39 per share, expiring on June 17, 2003; and

  . 10,000 shares at an exercise price of $13.00 per share, expiring on May 26, 2004.

Antitakeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws, Delaware Law and Washington Law

  Preferred Stock. Our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of WatchGuard or make removal of management more difficult.

  Election and Removal of Directors. Our bylaws provide, effective with our next annual meeting of stockholders, for the division of our board of directors into three classes, as nearly equal in number as possible. The directors in the first class will serve an initial term of one year, the directors in the second class an initial term of two years, and the directors in the third class an initial term of three years. After the initial term, all classes of directors will serve for a three-year term, and one class will be elected each year by our stockholders. Directors may be removed only for cause. Because this system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of directors, it may tend to discourage a third party from making a takeover bid or attempting to gain control of WatchGuard and may maintain the incumbency of our board of directors.

  Approval for Certain Business Combinations. Our certificate of incorporation requires that certain business combinations, including a merger, share exchange and the disposition or encumbrance of a substantial part of our assets other than in the usual course of business, be approved by the holders of at least two-thirds of the outstanding shares. If the business combination has been approved by a majority of the board of directors, however, the affirmative vote required is a majority of the outstanding shares.

  Stockholder Meetings. Under our certificate of incorporation and bylaws, our stockholders may call a special meeting only upon the request of holders of at least 25% of the outstanding shares. Additionally, the board of directors, the chairman of the board and the president may call special meetings of stockholders.

  Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures for stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

  Washington Law. The laws of Washington, where our principal executive offices are located, impose restrictions on transactions between foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act generally prohibits a target corporation from engaging in significant business transactions with an acquiring person. An acquiring person is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the acquisition, unless a majority of the members of the target corporation's board of directors approves the transaction before the acquisition. Prohibited transactions include

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

  . termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; and

  . allowing the acquiring person to receive any disproportionate benefit as a stockholder.

  After the five-year period, a significant business transaction may take place so long as it complies with the fair price provisions of the statute or is approved at an annual or special meeting of stockholders. A target corporation includes a foreign corporation if

  .  the corporation's principal executive office is located in Washington;

  . any of (a) more than 10% of the corporation's stockholders of record are Washington residents, (b) more than 10% of its shares of record are owned by Washington residents or (c) 1,000 or more of its stockholders of record are Washington residents;

  . a majority of the corporation's employees are Washington residents or more than 1,000 Washington residents are employees of the corporation; and

  . a majority of the corporation's tangible assets are located in Washington or the corporation has more than $50 million of tangible assets located in Washington.

  A corporation may not opt out of this statute. If WatchGuard continues to meet the definition of a target corporation, Chapter 23B.19 of the Washington Business Corporation Act may have the effect of delaying, deferring or preventing a change of control of WatchGuard.

  Delaware Law. WatchGuard is subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

  . before that date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and employee stock plans; or

  . on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is generally a person who, together with affiliates and associates of that person, (a) owns 15% or more of the corporation's voting stock or (b) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.

  These charter provisions and provisions of Washington and Delaware law may have the effect of delaying, deterring or preventing a change of control of WatchGuard.

Registration Rights

  After this offering, the holders of 11,881,467 shares of common stock will have rights with respect to the registration of those shares under the Securities Act, under a registration rights agreement among the holders and WatchGuard, dated as of April 24, 1998. Under the terms of the registration rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holders are entitled to notice of the registration and to include shares of common stock in the registration at our expense. Additionally, the holders are entitled to demand registration rights under which they may require us to file a registration statement under the Securities Act at our expense for their shares of common stock. Further, the holders may require us to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in the registration.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

Nasdaq National Market Listing

  Our common stock is quoted on The Nasdaq National Market under the symbol WGRD. The last reported price of our common stock on February 15, 2000 was $54.25 per share.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of substantial amounts of our common stock in the public market, or the possibility of these sales occurring, could adversely affect prevailing market prices for our common stock or our future ability to raise capital through an offering of equity securities.

  After this offering, we will have outstanding 21,467,790 shares of common stock, or 21,527,123 shares if the underwriters exercise their over-allotment option in full. Of these shares, the 3,560,000 shares that we and the selling stockholders expect to sell in this offering, or 4,094,000 shares if the underwriters exercise their over-allotment option in full, will be freely tradable in the public market without restriction under the Securities Act, unless the shares are acquired by affiliates of WatchGuard, as that term is defined in Rule 144 under the Securities Act. In general, affiliates include directors, officers and 10% stockholders.

  Of the remaining 17,907,790 shares of common stock that will be outstanding after this offering, 13,559,948 shares are restricted shares. We issued and sold the restricted shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which are summarized below.

  All but one of our executive officers, our directors and the selling stockholders, who collectively hold an aggregate of 12,251,318 restricted shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or dispose of their shares by any other means for a period of 90 days from the date of this prospectus. This 90-day period is known as the lock-up period. We also have entered into an agreement with Credit Suisse First Boston Corporation that we will not offer, sell or dispose of common stock by any other means during the lock-up period, except grants of employee stock options under our stock option plan, issuances of shares under our employee stock purchase plan, issuances of shares upon the exercise of stock options or warrants outstanding on the date of this prospectus and issuances of securities in connection with strategic acquisitions or other business alliances, provided that the fair market value of those securities does not exceed $50 million on the date of issuance.

  On the date of this prospectus, 1,110,053 shares that are not subject to lock-up agreements will be eligible for sale in the public market under Rules 144 and 701. On the date the lock-up agreements expire, an additional 12,251,318 restricted shares will be eligible for immediate sale, of which 11,860,039 shares will be subject to the volume, manner of sale and other limitations of Rule 144. The remaining 409,307 restricted shares will be eligible for sale under Rule 144 when one-year holding periods expire.

  Some of the shares issued upon exercise of options we granted before the date of this prospectus will also be available for sale in the public market under Rule 701 under the Securities Act. Rule 701 permits resales of those shares in reliance on Rule 144 but without compliance with some of the restrictions imposed by Rule 144, including the holding period requirement. Under Rule 144, a person who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period up to the greater of

  . 1% of the then-outstanding shares of common stock, which will be approximately 214,677 shares immediately after this offering; and

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

  Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about WatchGuard. Under Rule 144(k), a person who is not deemed to have been an affiliate of WatchGuard during the 90 days preceding a sale and who has beneficially owned the restricted shares for at least two years may sell them without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  The 10,610,796 shares of common stock reserved for issuance under our stock option plan and our employee stock purchase plan have been registered on a registration statement on Form S-8, which became effective at the time of our initial public offering in July 1999. Shares issued under our stock option plan and our employee stock purchase plan therefore may be sold in the open market. Some holders, however, will be subject to the Rule 144 limitations applicable to affiliates, the lock-up agreements and vesting restrictions imposed by us.

  In addition, following this offering, the holders of an aggregate of 11,881,467 shares of outstanding common stock will have rights to require us to register their shares for future sale.

                                  UNDERWRITING

  Under the terms and subject to the conditions contained in an underwriting agreement dated February 15, 2000, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and SoundView Technology Group, Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                        Number
          Underwriter                                                  of Shares
          -----------                                                  ---------
   Credit Suisse First Boston Corporation............................. 1,257,868
   Dain Rauscher Incorporated......................................... 1,257,868
   SoundView Technology Group, Inc....................................   628,933
   E*Offering Corp. ..................................................    59,333
   Gerard Klauer Mattison & Co., Inc. ................................    59,333
   Invemed Associates LLC.............................................    59,333
   McAdams Wright Ragen, Inc. ........................................    59,333
   SunTrust Equitable Securities Corporation..........................    59,333
   TD Securities (USA) Inc. ..........................................    59,333
   Warburg Dillon Read LLC............................................    59,333
                                                                       ---------
     Total............................................................ 3,560,000
                                                                       =========

  The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of nondefaulting underwriters may be increased or the offering of common stock may be terminated.

  The selling stockholders have granted the underwriters a 30-day option to purchase up to an aggregate of 534,000 additional shares at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

  The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of $1.78 per share. The underwriters and selling group members may allow a discount of $.10 per share on sales to other broker/dealers. After the public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

  The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay.

                                                             Total
                                                 -----------------------------
                                            Per     Without          With
                                           Share Over-Allotment Over-Allotment
                                           ----- -------------- --------------
Underwriting discounts and commissions
 paid by us............................... $2.98   $5,304,400     $5,304,400
Expenses payable by us.................... $ .31   $  550,000     $  550,000
Underwriting discounts and commissions
 paid by selling stockholders............. $2.98   $5,304,400     $6,895,720
Expenses payable by the selling
 stockholders............................. $ --    $      --      $      --

  We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except grants of employee stock options under our stock option plan, issuances of shares under our employee stock purchase plan, issuances of shares upon the exercise of stock options or warrants outstanding on the date of this prospectus and issuances of securities in connection with strategic acquisitions or other business alliances, provided that the fair market value of those securities does not exceed $50 million on the date of issuance.

  All but one of our officers, our directors and some of our stockholders, including the selling stockholders, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, without the prior written consent of Credit Suisse First Boston Corporation, for a period of 90 days after the date of this prospectus.

  We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

  Our common stock is quoted on The Nasdaq National Market.

  The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  . In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be absent these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  A prospectus in electronic format is being made available on an Internet web site maintained by Wit SoundView's affiliate, Wit Capital Corporation. Other than the prospectus in electronic format, the information on the web site of Wit SoundView's affiliate and any information contained on any other web site maintained by Wit Capital is not part of this prospectus or of the registration statement of which this prospectus is a part. Neither we nor any underwriter in its capacity as underwriter has approved or endorsed information not contained in this prospectus, and you should not rely on any such information.

  Dain Rauscher Incorporated, the parent of Dain Rauscher Wessels, is a limited partner in Olympic Venture Partners IV, L.P., which is one of the entities that invested in our preferred stock and now holds shares of our common stock. On March 9, 1999, Olympic Venture Partners IV, L.P. loaned $774,225 to us under a promissory note bearing interest at the rate of 6% each year, which was repaid on August 2, 1999. As part of the loan, Olympic Venture Partners IV, L.P. received a warrant to purchase 11,060 shares of our common stock, which it exercised for common stock at the closing of our initial public offering. All shares owned by Olympic Venture Partners IV, L.P., other than the shares being sold in this offering, are subject to an agreement preventing them from being sold until the expiration of 90 days following the date of this prospectus. The shares that Dain Rauscher Incorporated beneficially owns through its interest in Olympic Venture Partners IV, L.P. are also restricted from sale or transfer under Rule 2710(c)(7) of the National Association of Securities Dealers' conduct rules. The shares underlying the warrants exercised at the time of our initial public offering are restricted under the securities laws until August 2, 2001.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

  The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that the issuer and selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction and which may require resales to be made in accordance with available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers should seek legal advice before any resale of the common stock.

Representations of Purchasers

  Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us, the selling stockholders and the dealer from whom the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase common stock without the benefit of a prospectus qualified under the securities laws, (ii) where required by law, the purchaser is purchasing as principal and not as agent and
(iii) the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

  All of the issuer's directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, Canadian purchasers may be unable to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

  A purchaser of common stock to whom the Securities Act (British Columbia) applies is required to file a report with the British Columbia Securities Commission within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

  Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  WatchGuard's legal counsel is Perkins Coie LLP of Seattle, Washington. The underwriters' legal counsel is Gray Cary Ware & Freidenrich LLP of Palo Alto, California.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our financial statements and schedule at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their reports. We have included our financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

  The financial statements of BeadleNet, LLC and its predecessor included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the report of that firm, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement. Because some information is omitted, you should refer to the registration statement and its exhibits. For copies of actual contracts or documents referred to in this prospectus, you should refer to the exhibits attached to the registration statement. You may review a copy of the registration statement, including the attached exhibits and schedule, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of these materials from the Public Reference Room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as WatchGuard, that file electronically with the SEC.

                         WATCHGUARD TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Audited Financial Statements: WatchGuard Technologies, Inc.
Report of Ernst & Young LLP, Independent Auditors.........................  F-2
Balance Sheets............................................................  F-3
Statements of Operations..................................................  F-4
Statements of Stockholders' Equity........................................  F-5
Statements of Cash Flows..................................................  F-6
Notes to Financial Statements.............................................  F-7

Audited Financial Statements of Business Acquired: BeadleNet, LLC
Report of Deloitte & Touche LLP, Independent Auditors..................... F-22
Balance Sheets............................................................ F-23
Statements of Operations.................................................. F-24
Statements of Capital Deficiency.......................................... F-25
Statements of Cash Flows.................................................. F-26
Notes to Financial Statements............................................. F-27

Unaudited Pro Forma Financial Information
Unaudited Pro Forma Combined Condensed Statement of Operations............ F-33
Notes to Unaudited Pro Forma Combined Condensed Financial Statements...... F-34

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
WatchGuard Technologies, Inc.

  We have audited the accompanying balance sheets of WatchGuard Technologies, Inc. as of December 31, 1998 and 1999 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of WatchGuard's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WatchGuard Technologies, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Seattle, Washington
February 4, 2000

                         WATCHGUARD TECHNOLOGIES, INC.

                                 BALANCE SHEETS
                       (In thousands, except share data)

                                                               December 31,
                                                             -----------------
                                                               1998     1999
                                                             --------  -------
ASSETS
Current assets:
  Cash and cash equivalents................................. $  1,712  $ 1,903
  Securities available for sale.............................      --    24,498
  Trade accounts receivable, net............................    3,458    3,772
  Inventories...............................................    2,156    2,013
  Prepaid expenses and other receivables....................      483    1,275
                                                             --------  -------
Total current assets........................................    7,809   33,461
Equipment and furniture, net................................    1,140    1,927
Goodwill....................................................      --     4,830
Other intangibles and other assets..........................       83    1,093
                                                             --------  -------
Total assets................................................ $  9,032  $41,311
                                                             ========  =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit............................................ $  2,500  $   --
  Accounts payable..........................................    2,185    2,088
  Accrued expenses..........................................    1,016    2,362
  Deferred revenue..........................................    1,841    4,233
  Equipment term loan.......................................      609      383
                                                             --------  -------
Total current liabilities...................................    8,151    9,066
Commitments
Stockholders' equity:
  Preferred stock, $0.001 par value:
    Authorized shares: 10,000,000
    Shares issued and outstanding: 6,712,658 at December 31,
     1998 and 0 at December 31, 1999........................        6      --
  Common stock, $0.001 par value:
    Authorized shares: 80,000,000
    Shares issued and outstanding: 1,362,744 at December 31,
     1998 and 19,511,752 at December 31, 1999...............        1       19
  Additional paid-in capital................................   16,261   63,694
  Stock-based compensation..................................   (1,466)  (1,452)
  Accumulated other comprehensive loss......................      --       (77)
  Accumulated deficit.......................................  (13,921) (29,939)
                                                             --------  -------
    Total stockholders' equity..............................      881   32,245
                                                             --------  -------
    Total liabilities and stockholders' equity.............. $  9,032  $41,311
                                                             ========  =======

                            See accompanying notes.

                         WATCHGUARD TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                   Year Ended December 31,
                                                  ----------------------------
                                                    1997      1998      1999
                                                  --------  --------  --------
Revenues:
  Product........................................ $  4,975  $ 10,678  $ 17,329
  Service........................................      123       701     3,290
                                                  --------  --------  --------
    Total revenues...............................    5,098    11,379    20,619
Cost of revenues.................................    1,610     3,925     7,964
                                                  --------  --------  --------
Gross margin.....................................    3,488     7,454    12,655
Operating expenses:
  Sales and marketing............................    4,369     8,519    13,512
  Research and development.......................    2,192     4,442     7,118
  General and administrative.....................    1,323     2,454     3,646
  Stock-based compensation.......................      --      1,039       926
  Acquired in-process technology and amortization
   of intangible assets acquired.................      --        --      3,626
                                                  --------  --------  --------
    Total operating expenses.....................    7,884    16,454    28,828
                                                  --------  --------  --------
Operating loss...................................   (4,396)   (9,000)  (16,173)
Interest income..................................       88        84       640
Interest expense.................................      (26)     (203)     (485)
                                                  --------  --------  --------
Net loss......................................... $ (4,334) $ (9,119) $(16,018)
                                                  ========  ========  ========
Basic and diluted net loss per share............. $ (17.17) $ (11.34) $  (1.80)
                                                  ========  ========  ========
Shares used in calculation of basic and diluted
 net loss per share..............................      252       804     8,903
                                                  ========  ========  ========


                            See accompanying notes.

                         WATCHGUARD TECHNOLOGIES, INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY
                       (In thousands, except share data)

                                                                                    Accumulated
                      Preferred Stock      Common Stock    Additional                  Other                     Total
                     ------------------  -----------------  Paid-in   Stock-Based  Comprehensive Accumulated Stockholders'
                       Shares    Amount    Shares   Amount  Capital   Compensation     Loss        Deficit      Equity
                     ----------  ------  ---------- ------ ---------- ------------ ------------- ----------- -------------
Balance, January 1,
 1997..............   3,000,004  $   3          --  $ --    $    147    $    --        $ --       $    (468)   $   (318)
 Sale of Series B
  preferred stock,
  net of issuance
  costs of $21.....   2,316,666      2          --    --       5,977         --          --             --        5,979
 Issuance of
  common stock in
  settlement of
  royalty
  payments.........         --     --       400,000   --          52         --          --             --           52
 Exercise of
  common stock
  options and
  warrants.........         --     --       132,916   --           3         --          --             --            3
 Net loss..........         --     --           --    --         --          --          --          (4,334)     (4,334)
                     ----------  -----   ---------- -----   --------    --------       -----      ---------    --------
Balance, December
 31, 1997..........   5,316,670      5      532,916   --       6,179         --          --          (4,802)      1,382
 Sales of Series B
  preferred
  stock............      38,610    --           --    --         100         --          --             --          100
 Sales of Series C
  preferred stock,
  net of issuance
  costs of $25.....   1,357,378      1          --    --       6,974         --          --             --        6,975
 Issuance of stock
  warrant to a
  customer.........         --     --           --    --         470         --          --             --          470
 Stock-based
  compensation.....         --     --           --    --       2,505      (2,505)        --             --          --
 Amortization of
  stock-based
  compensation.....         --     --           --    --         --        1,039         --             --        1,039
 Exercise of
  common stock
  options and
  warrants.........         --     --       829,828     1         33         --          --             --           34
 Net loss..........         --     --           --    --         --          --          --          (9,119)     (9,119)
                     ----------  -----   ---------- -----   --------    --------       -----      ---------    --------
Balance, December
 31, 1998..........   6,712,658      6    1,362,744     1     16,261      (1,466)        --         (13,921)        881
 Proceeds from
  issuance of
  common stock
  from initial
  public offering,
  net of offering
  costs............         --     --     3,500,000     3     40,666         --          --             --       40,669
 Conversion of
  preferred stock
  into common
  stock............  (6,712,658)    (6)  13,425,316    13         (7)        --          --             --          --
 Stock-based
  compensation.....         --     --           --    --         162        (162)        --             --          --
 Issuance of
  common stock to
  an employee......         --     --        51,948   --         750        (750)        --             --          --
 Amortization of
  stock-based
  compensation.....         --     --           --    --         --          926         --             --          926
 Issuance of
  common stock in
  connection with
  acquisition......         --     --       335,931   --       5,450         --          --             --        5,450
 Issuance of stock
  warrants.........         --     --           --    --         195         --          --             --          195
 Exercise of
  common stock
  options and
  warrants.........         --     --       835,813     2        217         --          --             --          219
 Comprehensive
  loss:
   Net unrealized
    loss on
    securities
    available for
    sale...........         --     --           --    --         --          --          (77)           --          (77)
   Net loss........         --     --           --    --         --          --          --         (16,018)    (16,018)
                                                                                                               --------
   Comprehensive
    loss...........                                                                                             (16,095)
                     ----------  -----   ---------- -----   --------    --------       -----      ---------    --------
Balance, December
 31, 1999 .........         --   $ --    19,511,752 $  19   $ 63,694    $ (1,452)      $ (77)     $ (29,939)   $ 32,245
                     ==========  =====   ========== =====   ========    ========       =====      =========    ========

                            See accompanying notes.

                         WATCHGUARD TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                   Year Ended December 31,
                                                  ----------------------------
                                                    1997      1998      1999
                                                  --------  --------  --------
Operating activities:
Net loss........................................  $ (4,334) $ (9,119) $(16,018)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation..................................       207       235       602
  Amortization of intangible assets.............        52        86       259
  Amortization of stock-based compensation......       --      1,039       926
  Loss on disposal of equipment.................       --        --         57
  Warrant issued in exchange for services.......       --        470       --
  Acquired in-process research and development..       --        --      3,381
  Provision for sales returns and allowances....       --      1,655     1,083
  Provision for bad debt expense................       122       418       129
  Noncash interest expense......................       --        --        195
  Changes in operating assets and liabilities:
    (Increase) in accounts receivable...........    (1,551)   (3,968)   (1,526)
    (Increase) decrease in inventories..........      (214)   (1,938)      148
    (Increase) in prepaid expenses and other....      (113)     (288)     (792)
    (Increase) decrease in other assets.........      (325)      183        12
    Increase in accounts payable and accrued
     expenses...................................       868     2,093     1,249
    Increase (decrease) in deferred revenue.....       (22)    1,528     2,392
                                                  --------  --------  --------
Net cash used in operating activities...........    (5,310)   (7,606)   (7,903)

Investing activities:
Purchases of equipment and furniture............      (391)   (1,003)   (1,387)
Purchase of intangible assets...................       (70)      --        --
Proceeds from sale of marketable securities.....       --        --      1,000
Purchases of marketable securities..............       --        --    (25,575)
Net cash paid in connection with BeadleNet
 acquisition....................................       --        --     (4,106)
                                                  --------  --------  --------
Net cash used in investing activities...........      (461)   (1,003)  (30,068)

Financing activities:
Borrowings on line of credit, long-term debt and
 notes payable..................................       700     2,663     7,280
Issuance of warrants............................       --        --        195
Principal repayments on line of credit, long-
 term debt and notes payable....................      (540)      (54)  (10,201)
Proceeds from sale of preferred stock...........     5,979     7,075       --
Proceeds from sale of common stock, net of
 expenses.......................................       --        --     40,669
Proceeds from exercise of common stock options
 and warrants...................................         3        34       219
                                                  --------  --------  --------
Net cash provided by financing activities.......     6,142     9,718    38,162
                                                  --------  --------  --------
Net increase in cash and cash equivalents.......       371     1,109       191
Cash and cash equivalents at beginning of period
 ...............................................       232       603     1,712
                                                  --------  --------  --------
Cash and cash equivalents at end of period......  $    603  $  1,712     1,903
                                                  ========  ========  ========
Supplemental disclosure of cash flow informa-
 tion:
Cash paid for interest..........................  $     21  $    179  $    508
                                                  ========  ========  ========

                            See accompanying notes.

                         WATCHGUARD TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Accounting Policies

Description of Business

  WatchGuard Technologies, Inc. is a provider of Internet security solutions designed to protect enterprises or telecommuters using the Internet for electronic commerce and communications.

Revenue Recognition

  Statement of Position (SOP) 97-2, "Software Revenue Recognition," was issued in October 1997 by the American Institute of Certified Public Accountants (AICPA) and was amended by SOP 98-4. In December 1998, the AICPA issued SOP 98-9, which amends SOP 97-2 and 98-4 and is effective for transactions entered into after March 15, 1999. WatchGuard adopted SOP 97-2, as amended by SOP 98-9, effective January 1, 1998. Based upon its interpretation of SOP 97-2 and SOP 98-9, WatchGuard believes its current revenue recognition policies and practices are consistent with the SOPs.

  WatchGuard generates revenues through sales of its Firebox products, including related software licenses, and subscriptions for its LiveSecurity broadcast service, which includes threat responses, information alerts, software updates and maintenance. Software license revenues are generated from licensing the rights to use WatchGuard's products directly to end-users, from sublicense fees from resellers, distributors and, beginning in late 1998, from sales of its products to Internet service providers (ISPs), which utilize the product to provide managed security services to the ISPs' customers. Revenues from LiveSecurity subscriptions are recognized ratably over the term of the contract, typically one year.

  Revenues from software license agreements are generally recognized upon delivery of software if persuasive evidence of an arrangement exists, collection is probable and the fee is fixed or determinable, and vender-specific objective evidence exists to allocate the total fee to elements of the arrangement. Payment terms do not extend beyond a year. A limited number of WatchGuard's distributors have the right to delay payment until the product is sold to the end-user. Revenues from these arrangements are not recognized until sale to the end-user occurs. WatchGuard provides unspecified upgrades on a when and if available basis. These upgrades are considered post-contract customer support (PCS) and are recognized as revenues ratably over the terms of the PCS arrangement. Vendor-specific objective evidence is typically based on the price charged when an element is sold separately or, in the case of an element not sold separately, on the price established by authorized management, if it is probable that the price, once established, will not change before market introduction. WatchGuard uses the residual method, as defined in SOP 98-9, to allocate revenue to delivered elements once it has established vendor-specific objective evidence for all undelivered elements. Under the residual method, any discount in the arrangement is allocated to the delivered element. WatchGuard provides for return rights and pricing protection rights for some of its customers. The return rights included in these customer agreements are generally limited to a percentage of purchases by these customers for the previous quarter. The pricing protection rights in these agreements are generally limited to 60 to 90 days after notification of a price change. Revenues are reduced by the provision for estimated returns and allowance at the time the sale is made. The reserves are reviewed and revised as needed.

Fair Values of Financial Instruments

  At December 31, 1999, WatchGuard had the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and equipment loans. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature. The carrying value of debt approximates fair value based on the market interest rates available to WatchGuard for debt of similar risk and maturities.

                         WATCHGUARD TECHNOLOGIES, INC.

Cash Equivalents

  WatchGuard considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. Cash equivalents are carried at fair market value.

Securities Available for Sale

  WatchGuard's investments are classified as available for sale and are stated at fair value on the balance sheet with the unrealized gains and losses included as a component of stockholders' equity. Interest earned on securities is included in interest income. The amortized cost of investments is adjusted for amortization of premiums and accretion of discounts to maturity. These amortization and accretions are included in interest income. The cost of securities sold is calculated using the specific identification method. WatchGuard's investment guidelines state that the maximum life of any one security shall be two years, with the maximum weighted average life of the investment portfolio being one year.

Inventories

  Inventories are stated at the lower of cost (first-in, first-out basis) or market. WatchGuard outsources all of its hardware manufacturing and assembly to one manufacturer and one assembler. The inability of the manufacturer and assembler to supply product in a timely manner and on terms acceptable to WatchGuard could severely affect WatchGuard's ability to meet customers' demands.

Equipment and Furniture

  Equipment and furniture is stated at cost, less accumulated depreciation. Equipment and furniture is depreciated using the straight-line method over estimated useful lives ranging from three to five years.

Goodwill and Other Intangibles

  Goodwill and other intangibles represent the excess of the purchase price over the fair value of net tangible assets acquired. Goodwill and other intangibles are being amortized on a straight-line basis over lives ranging from two to five years.

Long-Lived Assets

  In accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances, both internal and external, that may suggest impairment. To date, no such impairment has been indicated. Should there be an impairment in the future, WatchGuard will measure the amount of the impairment based on undiscounted expected future cash flows from the impaired assets. The cash flow estimates that will be used will contain management's best estimates, using assumptions and projections appropriate and customary at the time.

Research and Development

  Research and development costs are expensed as incurred and consist primarily of software development costs. Financial accounting standards require the capitalization of certain software development costs after technological feasibility of the software is established. In the development of WatchGuard's new products and enhancements to existing products, the technological feasibility of the software is not established until

                         WATCHGUARD TECHNOLOGIES, INC.

substantially all product development is complete, including the development of a working model. Internal software development costs that were eligible for capitalization were insignificant and were charged to research and development expense in the accompanying statements of operations.

Net Loss per Share

  Basic and diluted net loss per share is calculated using the average number of shares of common stock outstanding. Other common stock equivalents, including preferred stock, stock options and warrants, are excluded from the computation as their effect is antidilutive.

Advertising Costs

  WatchGuard expenses advertising costs as incurred. Total expenses were $199,500, $60,000 and $234,000 in 1997, 1998 and 1999, respectively.

Concentration of Credit Risk

  WatchGuard is subject to concentrations of credit risk primarily from cash investments and accounts receivable. WatchGuard's credit risk is managed by investing its excess cash in high-quality money market instruments and securities available for sale. In addition, substantially all of WatchGuard's accounts receivable are due from WatchGuard's resellers, distributors and ISPs located throughout the world. International sales were $2.8 million, $4.0 million and $10.3 million, or 56%, 35% and 50% of total revenues for 1997, 1998 and 1999, respectively. No single customer or foreign country accounted for more than 10% of revenues in the periods presented, except that in 1997 revenues from one customer in Japan accounted for 17% of total revenues. Foreign geographic regions accounting for 10% or more of revenues were Europe, with 22%, 18% and 26% of total revenues, and Asia, with 24%, 10% and 16% of total revenues, for 1997, 1998 and 1999, respectively.

Stock Compensation

  WatchGuard has elected to apply the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, WatchGuard accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Compensation cost for stock options is measured as the excess, if any, of the fair value of WatchGuard's common stock at the date of grant over the stock option exercise price.

Income Taxes

  WatchGuard recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. WatchGuard provides a valuation allowance for deferred tax assets that cannot be currently recognized due to WatchGuard's losses and the uncertainty of future profitability.

Comprehensive Loss

  As of January 1, 1998, WatchGuard adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. WatchGuard's comprehensive loss includes all items that comprise net loss and the effect of unrealized gains or losses on available-for-sale securities. Comprehensive loss is shown on the statement of stockholders' equity.

                         WATCHGUARD TECHNOLOGIES, INC.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

  Certain prior-year items have been reclassified to conform to the current-year presentation.

New Accounting Pronouncements

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Because WatchGuard has never used nor currently intends to use derivatives, management does not anticipate that the adoption of this new standard will have a significant effect on earnings or the financial position of WatchGuard.

2. Balance Sheet Account Detail

Trade Accounts Receivable, Net

  Trade accounts receivable, net consisted of the following:

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                               (In thousands)
     Trade accounts receivable................................ $ 4,522   $4,499
     Reserve for returns......................................    (615)    (550)
     Allowance for uncollectable accounts.....................    (449)    (177)
                                                               -------  -------
                                                                $3,458   $3,772
                                                               =======  =======

Inventories

  Inventories consisted of the following:

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                               (In thousands)
     Finished goods........................................... $ 1,203  $ 1,093
     Components...............................................     953      920
                                                               -------  -------
                                                               $ 2,156  $ 2,013
                                                               =======  =======

                         WATCHGUARD TECHNOLOGIES, INC.

Equipment and Furniture

  Equipment and furniture consisted of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------- -------
                                                                (In thousands)
     Computer equipment........................................ $   831 $ 1,615
     Furniture and fixtures....................................     337     576
     Software..................................................     302     638
                                                                ------- -------
                                                                  1,470   2,829
     Less accumulated depreciation.............................     330     902
                                                                ------- -------
                                                                $ 1,140 $ 1,927
                                                                ======= =======

Accrued Expenses

  Accrued expenses consisted of the following:

                                                                  December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
                                                                 (In thousands)
     Accrued payroll-related expenses........................... $   526 $ 1,323
     Acquisition-related liabilities............................     --      531
     Other......................................................     490     508
                                                                 ------- -------
                                                                 $ 1,016 $ 2,362
                                                                 ======= =======

  Of the liabilities related to WatchGuard's acquisition of BeadleNet, LLC, $400,000 relates to contingent consideration earned before December 31, 1999. The remaining acquisition-related liabilities relate to estimated acquisition costs. See Note 12.

3. Securities Available for Sale

  Securities available for sale consist of the following:

                                                  Gross      Gross
                                        Market  Unrealized Unrealized Amortized
                                        Value     Gains      Losses     Cost
                                       -------- ---------- ---------- ---------
                                                    (In thousands)
December 31, 1999:
  Corporate debt securities........... $ 23,485   $ --       $ (75)   $ 23,560
  U.S. government and agency
   obligations........................    1,013     --          (2)      1,015
                                       --------   -----      -----    --------
                                       $ 24,498   $ --       $ (77)   $ 24,575
                                       ========   =====      =====    ========

                         WATCHGUARD TECHNOLOGIES, INC.

  WatchGuard's gross realized gains or losses in 1999 on sales of available-for-sale securities were immaterial. The contractual maturities of WatchGuard's available-for-sale securities are shown below:

                                                        Estimated Fair Amortized
                                                         Market Value    Cost
                                                        -------------- ---------
                                                             (In thousands)
December 31, 1999:
  Due in one year or less..............................    $14,449      $14,472
  Due in one year through two years....................     10,049       10,103
                                                           -------      -------
                                                           $24,498      $24,575
                                                           =======      =======

4. Acquisition of Intangibles

  In March 1996, WatchGuard acquired certain technology (source code for its software products) from Mazama Software Labs, Inc. for $50,000. Additionally, WatchGuard was required to make royalty payments for a three-year period on the sale of products that utilized the Mazama technology, with the total royalty payments not to exceed $4 million. In June 1997, WatchGuard and Mazama agreed to a buy-out of the royalty payments due Mazama, with WatchGuard paying $70,000 in cash and issuing 400,000 shares of its common stock valued at $52,000, the deemed fair value at that date, which was based on the board of directors' best estimate of fair value. As of December 31, 1999, this amount was fully amortized.

5. Borrowing Agreements

Line of Credit and Term Loans

  At December 31, 1999, WatchGuard had borrowings outstanding under (a) a $4.5 million working capital revolving line of credit; (b) a $95,000 equipment term loan; and (c) a $288,000 equipment term loan. All three facilities are from a commercial bank.

  The revolving line of credit is for operating needs and expires in November 2000. Principal and interest are due at maturity. Borrowings under the line of credit bear interest at the bank's prime interest rate plus 1.0% (9.5% at December 31, 1999). The borrowing base for the line is to be monitored on a monthly basis and is to consist of the sum of up to 75% of eligible domestic and 50% of eligible foreign accounts receivable. The line of credit is collateralized by substantially all of WatchGuard's assets. There was no balance outstanding on this line at December 31, 1999 and $2.1 million was available for borrowing. The weighted average interest rate on WatchGuard's short-term borrowings for 1999 was 8.7%.

  The $95,000 term loan bears interest at the bank's prime interest rate plus 1.5% (10.0% at December 31, 1999) and matures in March 2001. The $288,000 term loan bears interest at the bank's prime interest rate plus 1% (9.5% at December 31, 1999) and matures in December 2001. The term loans require monthly principal and interest payments, with the principal payments fixed at $6,327 and $11,995, respectively, and are collateralized by equipment.

  At December 31, 1999, WatchGuard was not in compliance with one of its covenants related to the line of credit and term loans, but obtained a waiver for noncompliance.

Convertible Note Financing and Warrants

  In March 1999, WatchGuard entered into convertible note agreements with its existing investors for an aggregate of $3,000,000. In connection with these note agreements, WatchGuard issued warrants to purchase

                         WATCHGUARD TECHNOLOGIES, INC.

42,856 shares of common stock at an exercise price of $7.00 per share, all of which were exercisable immediately. WatchGuard assigned the warrants a fair value of $155,139 based upon the Black Scholes pricing model, based upon a fair value of the underlying stock of $8.00 per share, a risk-free interest rate of 6%, a dividend yield rate of 0%, volatility of 0.6 and an expected life of one year. WatchGuard amortized the resulting discount on the notes over the expected term of the notes. Upon completion of WatchGuard's initial public offering, the notes were repaid and the warrants were exercised.

Bridge Loan

  In May and June 1999, WatchGuard amended its loan and security agreement with its bank. The amendments primarily provided for a secured bridge loan facility that immediately made available to WatchGuard an additional $4.25 million, of which $2.0 million was guaranteed by existing investors. WatchGuard granted the bank warrants to purchase up to 14,500 shares of common stock, at an exercise price of $13.00 per share. The loan was repaid with proceeds from the initial public offering.

6. Stockholders' Equity

Reincorporation

  WatchGuard was incorporated as Seattle Software Labs, Inc. in the state of Washington in February 1996. In March 1996, WatchGuard sold 1,000,000 shares of Series A preferred stock to its two cofounders for $0.05 per share, resulting in aggregate proceeds of $50,000. In July 1996, WatchGuard sold 350,878 shares of what was originally characterized as Series B preferred stock to the cofounders for $0.29 per share, resulting in aggregate proceeds of $100,000. In connection with the restatement of its Articles of Incorporation in March 1997, WatchGuard reclassified the preferred shares originally characterized as Series B preferred stock into 2,000,004 Series A preferred shares. The financial statements have been restated to reflect this recapitalization.

Stock Split

  On May 26, 1999, the board of directors authorized a two-for-one split of WatchGuard's common stock and approved an amendment to the certificate of incorporation to increase the number of authorized common and preferred shares to 80,000,000 and 10,000,000 shares, respectively. The stock split was effected on July 8, 1999. The related common share, preferred share and per share data in the accompanying financial statements have been restated to reflect the stock split.

Preferred Stock

  In May 1997, WatchGuard completed a Series B preferred stock offering by selling 2,316,666 shares at $2.59 per share, aggregating gross proceeds of $6.0 million. In March 1998, WatchGuard issued an additional 38,610 shares of Series B preferred stock at $2.59 per share, aggregating gross proceeds of $100,000. In April 1998, WatchGuard completed a Series C preferred stock offering by selling 1,357,378 shares at $5.16 per share, aggregating gross proceeds of approximately $7.0 million.

  Holders of Series A, B, and C preferred stock had preferential rights to dividends when and if declared by the board of directors. Series A, B and C preferred stockholders had the right to one vote for each share of common stock into which these Series A, B, and C preferred stock could then be converted and, with respect to that vote, had full voting rights and powers equal to those of the holders of common stock.

  In the event of liquidation, the holders of Series A, B, and C preferred stock had preferential rights to liquidation payments of $0.05, $2.59, and $5.16 per share, respectively, plus any declared, but unpaid,

                         WATCHGUARD TECHNOLOGIES, INC.

dividends. Series A, B, and C preferred stock was convertible into common stock at a price per share of $0.05, $2.59, and $5.16, respectively, at the option of the holder, or automatically upon the vote or written consent of a majority of the preferred stockholders in the case of Series A or Series B, or 75% in the case of Series C, or upon the closing of an initial public offering of WatchGuard's common stock from which the aggregate proceeds were not less than $15 million and a price per share is paid by the public of at least $10.31. Each share of Series A, B, and C preferred stock converted into two shares of common stock at the closing of WatchGuard's initial public offering.

  The following is a summary of the terms and conditions for each series of preferred stock before their conversion:

                                                     Approximate     Annual
                                                      Aggregate     Dividend
                         Shares     Shares    Stated Liquidation     Rate--
                       Designated Outstanding Value     Value    Non-Cumulative
                       ---------- ----------- ------ ----------- --------------
   Series A........... 3,000,004   3,000,004  $ 0.05 $  150,000      $ 0.01
   Series B........... 2,374,581   2,355,276    2.59  6,100,000        0.16
   Series C........... 1,357,378   1,357,378    5.16  7,000,000        0.31

Initial Public Offering

  On July 30, 1999, WatchGuard issued 3,500,000 shares of its common stock at an initial public offering price of $13.00 per share. The proceeds to WatchGuard from the offering were approximately $40.7 million, net of $4.8 million in offering expenses, underwriting discounts and commissions. At the closing of the offering, all 6,712,658 shares of preferred stock automatically converted into 13,425,316 shares of common stock.

Stock Options

  In 1996, WatchGuard adopted the 1996 Stock Incentive Compensation Plan (the
Plan), which provides for the granting of incentive and nonqualified stock options to employees, officers, directors, agents, consultants and independent contractors. In May 1999, the board of directors and stockholders approved amendments to the Plan that provide for a 900,000-share increase in the authorized number of shares to be granted under the Plan, plus an automatic increase to be added on the first day of each fiscal year, the first of which occurred on January 1, 2000, equal to the least of (a) 750,000 shares, (b) 3.0% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in WatchGuard's annual financial statements for the preceding year, and (c) a lesser amount determined by the board of directors.

  As of December 31, 1999, WatchGuard had authorized 8,634,986 shares of common stock for possible grant under the Plan. Options under the Plan generally are granted at fair market value on the date of grant. The shares of common stock covered by the options generally vest at the rate of 25% on the first anniversary, with the remaining shares covered by the option vesting at 2.08% every month thereafter, and with all shares becoming fully vested on the fourth anniversary date of the date of grant. Stock options under the Plan have a term of ten years unless modified by the plan administrator.

                         WATCHGUARD TECHNOLOGIES, INC.

  The following table summarizes WatchGuard's stock option activity during 1997, 1998 and 1999:

                         December 31, 1997   December 31, 1998   December 31, 1999
                         ------------------- ------------------- -------------------
                                    Weighted            Weighted            Weighted
                                    Average             Average             Average
                                    Exercise            Exercise            Exercise
                          Options    Price    Options    Price    Options    Price
                         ---------  -------- ---------  -------- ---------  --------
Balance at beginning of
 period................. 1,156,994   $ 0.03  5,227,580   $ 0.08  5,145,268   $ 0.16
Granted................. 4,970,526     0.08  1,212,500     0.44  2,248,314    13.26
Exercised...............   (12,916)    0.03   (819,828)    0.04   (774,563)    0.09
Canceled................  (887,024)    0.04   (474,984)    0.09   (116,339)    5.67
                         ---------           ---------           ---------
Balance at end of
 period................. 5,227,580     0.08  5,145,268     0.16  6,502,680     4.60
                         =========           =========           =========
Exercisable at end of
 period.................   428,300           1,618,038           2,359,707
Shares of common stock
 available for grant
 under the plan.........                                           524,999
Weighted average fair
 value of options
 granted during period
  Granted at fair
   value................ 4,970,526     0.02    308,000     0.01  2,086,314    13.75
  Granted at below fair
   value................       --       --     904,500     2.08    162,000     7.00

  The weighted average remaining contractual life and weighted average exercise price of options outstanding and options exercisable at December 31, 1999 for selected exercise price ranges is as follows:

                                                                  Options
                                 Options Outstanding            Exercisable
                         ----------------------------------- ------------------
                                   Weighted Average Weighted           Weighted
                                      Remaining     Average            Average
                                     Contractual    Exercise           Exercise
       Exercise Prices    Shares   Life (in years)   Price    Shares    Price
       ---------------   --------- ---------------- -------- --------- --------
     $  0.03-1.13....... 4,269,491       7.38        $ 0.16  2,265,924  $ 0.13
     $  2.25-13.00...... 1,609,767       9.37         12.26     83,471   10.74
     $ 14.30-15.94......   597,922       9.21         14.50     10,312   14.30
     $ 32.13-32.13......    25,500       9.95         32.13        --      --
                         ---------                           ---------
                         6,502,680       8.05        $ 4.60  2,359,707  $ 0.57
                         =========                           =========

  WatchGuard uses the intrinsic value-based method to account for all of its employee stock-based compensation arrangements. Accordingly, no compensation cost has been recognized for its stock options in the accompanying financial statements because the fair value of the underlying common stock equals or exceeds the exercise price of the stock options at the date of grant, except with respect to certain options granted during 1998 and 1999. WatchGuard recorded deferred stock compensation expense of $2.5 million relating to options granted during the year ended December 31, 1998, which includes $628,000 related to the 48,000 option shares described below. An additional expense of $162,000 was recorded in 1999. These amounts represent the difference between the exercise price and the deemed fair value for financial reporting purposes of WatchGuard's common stock on the date the options were granted. Amounts recorded as deferred stock compensation expense are generally being amortized over a four-year vesting period, using a graded vesting approach. Under this approach, 52% of the deferred stock compensation is amortized in the first year after grant, 27% in the second year, 15% in the third year and the remaining 6% in the fourth year. Amortization of deferred stock compensation originating from stock option grants of $1.0 million and $853,000 were recognized for the years ended December 31, 1998 and 1999, respectively. Amortization of deferred stock compensation originating from stock option grants will be $461,000 in 2000, $237,000 in 2001 and $78,000 in 2002. See Note 12.

                         WATCHGUARD TECHNOLOGIES, INC.

  The following pro forma information regarding stock-based compensation has been determined as if WatchGuard had accounted for its employee stock options under the fair market value method of SFAS 123. The fair value of these options was estimated at the date of grant using a minimum value option pricing model through the date of WatchGuard's initial public offering in July 1999 and using the Black-Scholes pricing model thereafter. The following weighted average assumptions were used in the pricing model: risk-free interest rates ranging from 6.0% to 4.9% from 1997 through 1999; a dividend yield rate of 0% for all periods; volatility of 0.85 since the initial public offering date; and an expected life ranging from two to five years.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. WatchGuard's pro forma information is as follows:

                                             Year Ended December 31,
                                      ----------------------------------------
                                          1997          1998          1999
                                      ------------  ------------  ------------
                                      (In thousands, except per share data)
     Net loss--as reported..........  $     (4,334) $     (9,119) $    (16,018)
     Net loss--pro forma............        (4,363)       (9,166)      (19,837)
     Net loss per share--as
      reported......................        (17.17)       (11.34)        (1.80)
     Net loss per share--pro forma..        (17.30)       (11.42)        (2.23)

  Under SFAS 123, compensation expense representing the fair value of the option grant is recognized over the vesting period. The initial impact on pro forma net loss may not be representative of compensation expense in future years, when the effect of amortization of multiple awards would be reflected in pro forma earnings.

  In December 1997, WatchGuard granted approximately 48,000 options with exercise prices ranging from $0.05 to $0.26 to a consultant in connection with a one-year consulting agreement. The options vested at the December 1998 termination date of the consulting agreement. WatchGuard has recorded compensation expense of approximately $628,000 based on the fair value of the options at the termination of the consulting agreement.

Common Stock Warrants

  During 1996, WatchGuard issued warrants for 145,000 shares of common stock at an exercise price of $0.03 per share to various consultants and vendors for technical and marketing services, including public relations and technical writing. The warrants expire five years from date of issuance, beginning in July 2001. During 1997, 1998 and 1999, 100,000, 10,000 and 20,000 shares, respectively, of these warrants were exercised.

  In January 1997, WatchGuard granted warrants for 20,000 shares at an exercise price at $0.03 per share to an individual for recruiting services. In July 1997, the warrant was exercised for all 20,000 shares.

  In March 1998, WatchGuard granted a warrant to purchase 10,000 shares of common stock at an exercise price of $0.13 per share to a bank in connection with a debt financing. These warrants were exercised in 1999.

  WatchGuard performed an analysis to value all warrants using the Black Scholes pricing model based upon the exercise prices described above, a risk-free interest rate of 6%, a dividend yield rate of 0%, volatility of 0.6 and an expected life of one year. The fair value associated with these warrants was immaterial.

  In June 1998, WatchGuard entered into a two-year license and sales agreement with a customer, under which the customer has committed to minimum purchase quantities. This agreement may be terminated by either party for nonperformance. The only recourse for nonperformance is the return of all product and

                         WATCHGUARD TECHNOLOGIES, INC.

promotional material. Because of the promotional value of this customer, WatchGuard granted it a warrant to purchase 200,000 shares of common stock at an exercise price of $0.39 per share. The warrant is fully vested, nonforfeitable and fully exercisable at the date of grant. The fair value of the warrant, approximately $470,000, was recorded as sales and marketing expense during the last six months of 1998, the period in which WatchGuard derived its promotional value from its customer. The warrant is not tied to any performance commitments under the license and sales agreement.

  Warrants were also granted in connection with the bridge loan and convertible notes discussed in Note 5. At December 31, 1999, WatchGuard had 225,000 warrants outstanding.

1999 Employee Stock Purchase Plan

  In May 1999, the board of directors and stockholders approved the 1999 Employee Stock Purchase Plan (ESPP). WatchGuard implemented the ESPP upon the effectiveness of its initial public offering. Subject to certain limitations, the ESPP permits eligible employees of WatchGuard to purchase common stock through payroll deductions of up to 15% of their compensation. WatchGuard authorized the issuance under the ESPP of a total of 600,000 shares of common stock, plus an automatic annual increase to be added on the first day of each fiscal year, the first of which occurred on January 1, 2000, equal to the least of (a) 400,000 shares, (b) 1.5% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in WatchGuard's annual financial statements for the preceding year, and (c) a lesser amount determined by the board of directors.

Common Stock Grant

  In connection with the employment and stock vesting agreement granted to an employee in connection with the BeadleNet acquisition, WatchGuard issued 51,948 unregistered shares of its common stock, valued at $750,000, on the closing date of the acquisition. See Note 12.

Common Shares Reserved

  At December 31, 1999, common stock reserved for future issuance was as follows:

     Exercise of common stock options................................. 7,027,679
     Exercise of common stock warrants................................   225,000
                                                                       ---------
                                                                       7,252,679
                                                                       =========

                         WATCHGUARD TECHNOLOGIES, INC.

7. Net Loss per Share

  Basic and diluted net loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding. Pro forma net loss per share is computed using the weighted average number of shares used for basic and diluted per share amounts and the weighted average convertible preferred stock outstanding as if such shares were converted to common stock at the time of issuance.

                                                   Years Ended December 31,
                                                  ----------------------------
                                                    1997      1998      1999
                                                  --------  --------  --------
                                                  (In thousands, except per
                                                         share data)
Net loss........................................  $ (4,334) $ (9,119) $(16,018)
                                                  ========  ========  ========
Basic and diluted net loss per common share.....  $ (17.17) $ (11.34) $  (1.80)
                                                  ========  ========  ========
Weighted average number of common shares used
 for basic and diluted per share amounts........       252       804     8,903
                                                  ========  ========
Weighted average common shares issuable upon
 pro forma conversion of preferred stock........                         7,761
                                                                      --------
Weighted average number of shares used for pro
 forma per share amounts........................                        16,664
                                                                      ========
Pro forma basic and diluted net loss per share..                      $  (0.96)
                                                                      ========

  For the years ended December 31, 1997, 1998 and 1999, options to purchase 5,227,580, 5,145,268 and 6,502,680 shares of common stock, respectively, and warrants to purchase 245,000, 45,000 and 225,000 shares of common stock, respectively, were excluded from the computation of actual and pro forma diluted net loss per common share, as their effect is antidilutive.

8. Income Taxes

  At December 31, 1999, WatchGuard had a net operating loss carryforward for federal tax purposes of approximately $24 million. The carryforwards begin to expire in 2011. Utilization of net operating loss carryforwards may be subject to certain limitations under Section 382 of the Internal Revenue Code. A valuation allowance has been established to reflect the uncertainty of generating future taxable income necessary to utilize available tax loss carryforwards.

  Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of WatchGuard's deferred tax assets and liabilities are as follows:

                                                           December 31,
                                                     --------------------------
                                                      1997     1998      1999
                                                     -------  -------  --------
                                                          (In thousands)
     Deferred tax assets:
       Net operating loss carryforwards............. $ 1,423  $ 3,358  $  8,216
       Acquisition intangibles......................     --       --      1,179
       Research and development tax credit..........      92      218       313
       Returns reserve..............................     --       215       253
       Allowance for bad debts......................      42      153        60
       Accrued expenses.............................      43      102       214
                                                     -------  -------  --------
     Total deferred tax assets......................   1,600    4,046    10,235
     Valuation allowance............................  (1,600)  (4,046)  (10,235)
                                                     -------  -------  --------
     Net deferred taxes............................. $   --   $   --   $    --
                                                     =======  =======  ========

                         WATCHGUARD TECHNOLOGIES, INC.

  WatchGuard's valuation allowance increased by $1,441,000, $2,446,000 and $6,189,000 in 1997, 1998 and 1999, respectively.

9. 401(k) Retirement Plan

  WatchGuard sponsors a 401(k) plan that is available to all employees who satisfy certain eligibility requirements relating to minimum age, length of service and hours worked. Eligible employees may elect to contribute up to 15% of their pre-tax gross earnings, subject to statutory limitations regarding maximum contributions. WatchGuard may also make a discretionary contribution to the plan. No such contributions have been made by WatchGuard.

10. Commitments

  WatchGuard leases office space and equipment under noncancelable operating leases. Future minimum payments at December 31, 1999 under these leases are as follows (in thousands):

     2000.................................................................. $468
     2001..................................................................  182
     2002..................................................................   24
     2003..................................................................   14
                                                                            ----
                                                                            $688
                                                                            ====

  Two of the officers of WatchGuard are guarantors of part of the office lease.

  Rent expense for 1997, 1998 and 1999 was $134,000, $273,000 and $512,000,
respectively.

11. International Revenues

  WatchGuard licenses and markets its Internet security products and services throughout the world, and operates in a single industry segment. While certain expenses for sales and marketing activities are incurred in various geographical regions, substantially all of WatchGuard's assets are located, and the majority of its operating expenses are incurred, at its corporate headquarters. Revenue information by geographic region is the only segment information presented as follows:

                                                        Year Ended December 31,
                                                        ------------------------
                                                         1997     1998    1999
                                                        ------- -------- -------
                                                             (In thousands)
     United States....................................  $ 2,262 $  7,401 $10,303
     Rest of World
       Europe.........................................    1,140    2,049   5,340
       Asia...........................................    1,209    1,106   3,275
       Other..........................................      487      823   1,701
                                                        ------- -------- -------
                                                          2,836    3,978  10,316
                                                        ------- -------- -------
         Total........................................  $ 5,098 $ 11,379 $20,619
                                                        ======= ======== =======

                         WATCHGUARD TECHNOLOGIES, INC.

12. Acquisition of BeadleNet, LLC

  On October 19, 1999, WatchGuard acquired the assets of BeadleNet, LLC, a California limited liability company, pursuant to an Asset Purchase Agreement dated as of October 19, 1999, among BeadleNet, Productivity Enhancement Products, Inc. (PEP), a member of BeadleNet, Danny M. Beadle, the founder and a member of BeadleNet and the principal shareholder of PEP, and WatchGuard. WatchGuard accounted for the acquisition using the purchase method of accounting. The results of operations of BeadleNet and the fair value of the assets acquired have been included in the financials statements beginning on the acquisition date.

  The total BeadleNet acquisition cost of $9,556,000 is comprised of: (1) $3,406,000 in cash paid at closing, including $1,000,000 paid to PEP in satisfaction of BeadleNet's outstanding liabilities to PEP; (2) 335,931 unregistered shares of WatchGuard common stock issued at closing with a fair value of $4,850,000; (3) an additional $1 million in contingent consideration, comprised of $400,000 in cash and 20,189 unregistered shares of WatchGuard common stock with a fair value of $600,000, which became due upon completion of certain technology items in late December 1999 and was paid in January 2000; and (4) estimated direct acquisition costs of $300,000.

  The aggregate purchase price was allocated, based on estimated fair values on the acquisition date, as follows:

   Inventories...................................................... $    5,000
   Equipment........................................................     69,000
   Intangibles:
     Acquired workforce.............................................    204,000
     Tradenames.....................................................    409,000
     Developed technology...........................................    503,000
     Goodwill.......................................................  4,985,000
                                                                     ----------
       Total intangibles............................................  6,101,000
   Acquired in-process research and development.....................  3,381,000
                                                                     ----------
   Total purchase price............................................. $9,556,000
                                                                     ==========

  Values assigned to the acquired in-process research and development, developed technology and tradenames were determined using a discounted cash flow analysis. The value assigned to the workforce in place was based on replacement cost.

  To determine the value of the in-process research and development, WatchGuard considered, among other factors, the state of development of each project, the time and cost needed to complete each project, expected income, and associated risks, which included the inherent difficulties and uncertainties in completing the project and achieving technological feasibility and risks related to the viability of and potential changes in future target markets. This analysis resulted in amounts assigned to in-process research and development projects that had not yet reached technological feasibility and do not have alternative future uses. The entire $3,381,000 allocated to acquired in-process research and development was expensed on the date of acquisition.

  To determine the value of the developed technology, WatchGuard discounted the expected future cash flows of the existing technology product, taking into account risks related to the characteristics and applications of each product, existing and future markets and assessments of the life cycle stage of each project. Based on this analysis, WatchGuard capitalized the existing technology that had reached technological feasibility.

                         WATCHGUARD TECHNOLOGIES, INC.

  The lives assigned to the identified intangible assets ranged from two to four years and the life assigned to goodwill was five years. Amortization expense for these intangibles was $245,000 in the fourth quarter of 1999 and was recorded based on the straight-line method.

  The unaudited pro forma combined historical results, presented as if BeadleNet had been acquired at the beginning of each period presented and excluding the nonrecurring one-time charge for in-process research and development, are as follows:

                                                               Year Ended
                                                              December 31,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
                                                               (unaudited)
Total revenues, net........................................ $ 11,379  $ 20,619
Net loss................................................... $(10,396) $(15,707)
Pro forma net loss per share............................... $ (10.21) $  (1.69)

  In connection with the acquisition, WatchGuard entered into an employment agreement and a stock vesting agreement with Mr. Beadle. Pursuant to the employment agreement, WatchGuard granted Mr. Beadle an option, vesting over a period of four years, to purchase 250,000 shares of WatchGuard common stock at an exercise price of $14.44 per share, the fair value of the stock on the date the option was granted. In consideration of certain of Mr. Beadle's obligations in the employment agreement, including his agreement not to compete with WatchGuard for a period of three years after his employment terminates, WatchGuard also issued to Mr. Beadle 51,948 unregistered shares of WatchGuard common stock, valued at $750,000 on the closing date of the acquisition. The value of this stock has been recorded as deferred stock compensation expense and is being amortized on a straight-line basis over the two-year employment agreement period. Amortization of this deferred stock compensation was $73,000 in the fourth quarter of 1999. Under the stock vesting agreement, 34,632 of these shares will be subject to forfeiture if Mr. Beadle's employment is terminated for cause or if he resigns. One half of these shares will no longer be subject to forfeiture on October 19, 2000 and the remainder will no longer be subject to forfeiture on October 19, 2001.

13. Related-Party Transactions

  The vice president and general manager of WatchGuard's broadband Internet security division is also the founder and principal shareholder of PEP, the former parent of BeadleNet. Since the acquisition date, PEP has provided, and continues to provide, various products and services to WatchGuard. Primarily, PEP supplies products for sale (including purchasing, producing and assembling products), provides office space and facilities services and provides engineering and consulting services during the development of some of WatchGuard's new broadband product offerings. Total expenditures for PEP products and services during 1999 were $448,000 and total amounts due PEP at December 31, 1999 were $361,000. WatchGuard expects that PEP will continue to provide products and services during the first half of 2000 until WatchGuard relocates to a new facility, contracts with new manufacturing sources and fills its open staffing positions, all of which are believed to be reasonably attainable during that time frame.

             REPORT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

To the Board of Directors of BeadleNet, LLC:

  We have audited the accompanying balance sheets of BeadleNet, LLC (the Company) and its predecessor as of October 3, 1999 and December 31, 1998, and the related statements of operations, capital deficiency, and cash flows for the period from January 1, 1999 (date of incorporation) through October 3, 1999, and the period from June 1, 1998 (date of inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of BeadleNet, LLC as of October 3, 1999, and of its predecessor as of December 31, 1998, and the results of operations and cash flows of the Company for the period from January 1, 1999 (date of incorporation) through October 3, 1999, and of its predecessor for the period from June 1, 1998 (date of inception) through December 31, 1998, in conformity with generally accepted accounting principles.

  As discussed in Note 7, the Company sold substantially all of its assets on October 19, 1999 and ceased operations. Effective November 25, 1999, the Company was dissolved.

                                          DELOITTE & TOUCHE LLP

Costa Mesa, California
December 24, 1999

                                 BEADLENET, LLC

                                 BALANCE SHEETS

                  As of October 3, 1999 and December 31, 1998

                                                                      1998
                                                        1999      (Predecessor)
                                                     -----------  -------------
ASSETS
Current assets:
  Cash.............................................. $     8,337    $     --
  Accounts receivable, net of allowance for doubtful
   accounts of $17,062 (1999).......................      23,097          --
                                                     -----------    ---------
    Total current assets............................      31,434          --
Property and equipment, net.........................      58,464       25,068
                                                     -----------    ---------
    Total assets.................................... $    89,898    $  25,068
                                                     ===========    =========
LIABILITIES AND CAPITAL DEFICIENCY
Current liabilities:
  Accounts payable.................................. $    45,732    $     --
  Accrued expenses..................................      50,163          --
  Deferred revenue..................................     136,829          --
  Note payable to Productivity Enhancement Products,
   Inc..............................................     910,785      212,291
                                                     -----------    ---------
Total current liabilities...........................   1,143,509      212,291

Commitments (Note 5)
Capital deficiency:
  Member units, no par value: 100,000,000 units
   authorized; 10,000,000 units issued and
   outstanding (1999)...............................     658,291          --
  Accumulated deficit...............................  (1,711,902)    (187,223)
                                                     -----------    ---------
  Net capital deficiency............................  (1,053,611)    (187,223)
                                                     -----------    ---------
    Total liabilities and capital deficiency........ $    89,898    $  25,068
                                                     ===========    =========


                            See accompanying notes.

                                 BEADLENET, LLC

                            STATEMENTS OF OPERATIONS

 For the period from January 1, 1999 (date of incorporation) through October 3,
                                     1999,
 and the period from June 1, 1998 (date of inception) through December 31, 1998

                                             January 1, 1999    June 1, 1998
                                             (Incorporation) (Inception) through
                                                 through      December 31, 1998
                                             October 3, 1999    (Predecessor)
                                             --------------- -------------------
Operating expenses:
  Research and development..................   $   380,332        $ 187,223
  Selling, general and administrative.......     1,117,064              --
                                               -----------        ---------
    Total operating expenses................     1,497,396          187,223
                                               -----------        ---------
Other expense, net..........................        27,283              --
                                               -----------        ---------
Net loss....................................   $(1,524,679)       $(187,223)
                                               ===========        =========



                            See accompanying notes.

                                 BEADLENET, LLC

                        STATEMENTS OF CAPITAL DEFICIENCY

 For the period from January 1, 1999 (date of incorporation) through October 3,
                                     1999,
 and the period from June 1, 1998 (date of inception) through December 31, 1998

                                   Members' Units
                                -------------------- Accumulated
                                  Units     Amount     Deficit        Total
                                ---------- --------- ------------  ------------
Balance, June 1, 1998 (date of
 inception)...................         --  $     --  $        --   $        --
Net loss......................         --        --      (187,223)     (187,223)
                                                     ------------  ------------
Balance, December 31, 1998....         --        --      (187,223)     (187,223)
                                ---------- --------- ------------  ------------
  Conversion of note payable
   to Productivity Enhancement
   Products, Inc. into
   members' units.............   6,751,000   212,291          --        212,291
  Issuance of members' units
   to an officer..............   2,894,000    91,000          --         91,000
  Members' contributions for
   cash.......................     355,000   355,000          --        355,000
  Net loss....................         --        --    (1,524,679)   (1,524,679)
                                ---------- --------- ------------  ------------
Balance, October 3, 1999......  10,000,000 $ 658,921 $ (1,711,902) $ (1,053,611)
                                ========== ========= ============  ============


                            See accompanying notes.

                                 BEADLENET, LLC

                            STATEMENTS OF CASH FLOWS

 For the period from January 1, 1999 (date of incorporation) through October 3,
                                     1999,
 and the period from June 1, 1998 (date of inception) through December 31, 1998

                                          Period from
                                        January 1, 1999
                                        (Incorporation) Period from June 1, 1998
                                            through       (Inception) through
                                        October 3, 1999    December 31, 1998
                                        --------------- ------------------------
Cash flows from operating activities:
Net loss..............................   $ (1,524,679)         $ (187,223)
Adjustments used to reconcile net loss
 to net cash used in operating
 activities:
  Depreciation and amortization.......         16,335               7,613
  Members' contribution in the form of
   services in exchange for note
   payable to Productivity Enhancement
   Products, Inc......................        910,785             179,610
Compensation expense related to the
 issuance of members' units to an
 officer..............................         91,000                 --
Changes in operating assets and
 liabilities:
  Accounts receivable.................        (23,097)                --
  Accounts payable....................         45,732                 --
  Accrued expenses....................         50,163                 --
  Deferred revenue....................        136,829                 --
                                         ------------          ----------
Net cash used in operating
 activities...........................       (296,932)                --
Cash flows from investing activities:
Purchases of property and equipment...        (49,731)                --
                                         ------------          ----------
Cash flows from financing activities:
Proceeds from members' contributions..        355,000                 --
                                         ------------          ----------
Net increase in cash..................          8,337                 --
Cash, beginning of period.............
                                         ------------          ----------
Cash, end of period...................   $      8,337          $      --
                                         ============          ==========
Noncash items:
Conversion of note payable to
 Productivity Enhancement Products,
 Inc. into members' units.............   $    212,291          $      --
                                         ============          ==========
Acquisition of property and equipment
 in exchange for note payable to
 Productivity Enhancement Products,
 Inc..................................   $        --           $   32,681
                                         ============          ==========

                            See accompanying notes.

                                 BEADLENET, LLC

                         NOTES TO FINANCIAL STATEMENTS

1. Nature of Operations

  BeadleNet, LLC (BeadleNet, which includes its predecessor) is a provider of secure Internet and networking solutions that are designed to meet the changing technology needs of small- and medium-sized businesses and households with multiple computers. BeadleNet's headquarters are located in Laguna Hills, California.

  BeadleNet was incorporated on January 1, 1999 as a majority-owned subsidiary of Productivity Enhancement Products, Inc. (PEP). From June 1, 1998 (the date of inception of BeadleNet's business) through December 31, 1998, research and development efforts towards new technology products were conducted by PEP and some of its key employees. The financial statements as of December 31, 1998 and for the period from June 1, 1998 through December 31, 1998 reflect the operations of the predecessor while they were a part of PEP. On January 1, 1999, certain technology products developed from these efforts were transferred from PEP to BeadleNet for further development and marketing in connection with the formation of BeadleNet, LLC.

  The financial statements include expenses, which have been allocated to BeadleNet by PEP on a specific identification basis, plus its allocated share of the costs associated with resources BeadleNet shares with PEP. Allocations from PEP for those shared resources have been made primarily on a proportional cost method based on space occupied. Management believes these allocations are reasonable. The financial statements of BeadleNet do not necessarily reflect the results of operations or financial position that would have existed had BeadleNet been an independent company.

2. Summary of Significant Accounting Policies

Property and Equipment

  Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the assets' lives, which range from three to five years.

  When assets are retired or otherwise disposed of, the cost and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations for the period. Renewals and betterments that extend the life of an existing asset are capitalized, while normal repairs and maintenance costs are expensed as incurred.

Revenue Recognition

  BeadleNet offers its customers the right to free software upgrades and customer support on an unlimited basis. Because the value of these upgrades and customer support is not readily determinable under the requirements of SOP 97-2, "Software Revenue Recognition," BeadleNet has deferred all revenues in the amount of $136,829 as of October 3, 1999.

Income Taxes

  As a limited liability company, BeadleNet is not subject to federal and state income taxes. BeadleNet's taxable income or loss is allocated to each of its members based on the member's ownership interest in BeadleNet. Each member's tax status, in turn, determines the appropriate income tax for its allocated share of BeadleNet's taxable income or loss. BeadleNet is subject to a minimum California franchise tax of $800.

Stock-Based Compensation

  BeadleNet accounts for equity-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees."

                                 BEADLENET, LLC

Concentration of Credit Risk

  BeadleNet's revenues will be generated primarily from product sales. BeadleNet performs ongoing credit evaluations of its customers and does not require collateral for its receivables. BeadleNet establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

Software Development Costs

  Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility has been established, any additional costs are capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Because BeadleNet believes that its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no software development costs have been capitalized as of October 3, 1999 and December 31, 1998.

Research and Development

  BeadleNet incurs costs in connection with research and development programs. These costs are expensed as incurred. Research and development expenses were $380,332 and $187,223 for the period from January 1, 1999 (date of incorporation) through October 3, 1999 and the period from June 1, 1998 (date of inception) through December 31, 1998, respectively.

Customer Concentration

  During the period from January 1, 1999 (date of incorporation) through October 3, 1999, deferred revenues from two customers accounted for approximately 16% and 12% of total deferred revenues, respectively. The loss of, or reduction in, deferred revenues to these customers would have a material adverse effect on BeadleNet's business, operating results, and financial condition.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

  For the periods presented in the accompanying financial statements, BeadleNet has adopted SFAS No. 130, "Reporting Comprehensive Income." There was no difference between comprehensive loss and amounts currently reported in the accompanying financial statements.

  BeadleNet has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Under the requirements of SFAS No. 131, BeadleNet operates under a single segment based on information used by management to run the business.

                                 BEADLENET, LLC

3. Property and Equipment

  Property and equipment at October 3, 1999 and December 31, 1998 consists of the following:

                                                               1999      1998
                                                             --------  --------
     Machinery and other equipment.......................... $ 40,115  $ 32,681
     Office equipment.......................................   30,678       --
     Leasehold improvements.................................   11,619       --
                                                             --------  --------
                                                               82,412    32,681
     Less accumulated depreciation and amortization.........  (23,948)   (7,613)
                                                             --------  --------
                                                             $ 58,464  $ 25,068
                                                             ========  ========

4. Note Payable to Productivity Enhancement Products, Inc.

  Beginning on January 1, 1999 (the date of BeadleNet's incorporation), PEP charged BeadleNet a management fee for administrative functions performed by PEP. Total management fees charged to BeadleNet were $97,855 for the period from January 1, 1999 (date of incorporation) through October 3, 1999. No management fees were allocated to BeadleNet prior to January 1, 1999. These management fees have been included in the note payable due to PEP in the accompanying financial statements.

  At October 3, 1999, the note payable due to PEP totaled $910,785. The note payable bears interest at 9% and all outstanding principal and interest is due and payable by January 1, 2001. BeadleNet recorded interest expense on this note payable in the amount of $30,817 for the period from January 1, 1999 (date of incorporation) through October 3, 1999.

  The note payable was paid in full as part of the Asset Purchase Agreement described in Note 7.

5. Commitments

  BeadleNet leases office space under an operating lease that expires during August 2000. At October 3, 1999, future annual minimum lease payments under this noncancelable operating lease arrangement are as follows:

     1999 (through December 31, 1999)................................. $  4,587
     2000.............................................................   12,232
                                                                       --------
                                                                       $ 16,819
                                                                       ========

  Rental expense under this operating lease was approximately $15,519 for the period from January 1, 1999 (date of incorporation) through October 3, 1999. Rental expense for the periods prior to January 1, 1999, (date of incorporation), were allocated from PEP based on space occupied.

6. Capital Deficiency

Contributions

  During the period from June 1, 1998 (date of inception of BeadleNet's business) through December 31, 1998, PEP and some of its key employees conducted research and development efforts to develop new technology products. The cost of these services was $179,610. In exchange for these services and certain

                                 BEADLENET, LLC
property and equipment with a cost of $32,681, BeadleNet issued PEP a note payable in the amount of $212,291. On January 1, 1999 (incorporation date), BeadleNet issued to PEP a total of 6,751,000 members' units in exchange for the note payable. On the same date, BeadleNet also issued a total of 2,894,000 members' units to an officer of BeadleNet for no consideration. BeadleNet has recorded compensation expense of $91,000 for this issuance during the period from January 1, 1999 (date of incorporation) through October 3, 1999.

  From May 1999 to September 1999, BeadleNet received $355,000 in cash for the sale of members' units, at $1.00 per unit, to unrelated parties.

Equity Incentive Plan

  In January 1999, BeadleNet adopted the 1999 Equity Incentive Plan (the Plan), which provides for the granting of up to 1,500,000 incentive and nonstatutory equity options to purchase members' units to officers, key employees, Board members, and service providers. The incentive and nonstatutory equity options may not be issued at prices less than 85% of the fair market value at the date of grant. All options expire at a maximum of 10 years from the date of grant. Incentive and nonstatutory equity options vest ratably over five years. As of October 3, 1999, there were 613,990 equity options available for grant under the Plan.

  Equity option activity under the Plan is as follows:

                                                                  Weighted
                                                       Shares     average
                                                        under  exercise price
                                                       option    per share
                                                       ------- --------------
   Outstanding, January 1, 1999 (date of
    incorporation)....................................     --      $ --
   Granted............................................ 886,010     $1.00
                                                       -------
   Outstanding, October 3, 1999....................... 886,010     $1.00
                                                       =======

  The following table summarizes information about equity options outstanding as of October 3, 1999:

                                    Weighted
                                    average         Weighted                   Weighted
                      Number       remaining        average       Number       average
   Exercise price   outstanding contractual life exercise price exercisable exercise price
   --------------   ----------- ---------------- -------------- ----------- --------------
       $1.00          866,010         9.56           $ 1.00          --         $ 1.00

  BeadleNet applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for the Plan. Had compensation cost for the Plan been determined based on the fair value at the date of grant consistent with the method of SFAS No. 123, BeadleNet's net loss for the period from January 1, 1999 (date of incorporation) through October 3, 1999, would have been the pro forma amount indicated below:

   Net loss, as reported......................................... $ (1,524,679)
   Net loss, pro forma........................................... $ (1,631,499)

  The weighted average fair value of options granted during the period from January 1, 1999 (date of incorporation) through October 3, 1999 was $0.45 per share. The fair value of options granted under the Plan was estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions: expected volatility of zero, no dividend yield, risk-free interest rate of 6.0% and an expected life of 10 years.

                                 BEADLENET, LLC

  On June 1, 1999, BeadleNet granted 80,000 equity options to a service provider. As a result, BeadleNet will record a total of $35,328 in expense related to these options over the vesting period. As of October 3, 1999, none of these options were vested and BeadleNet has recorded no compensation expense related to these equity options.

7. Subsequent Events

  On October 19, 1999, BeadleNet sold substantially all of its assets to WatchGuard Technologies, Inc. (WatchGuard) under an Asset Purchase Agreement and BeadleNet's operations ceased. Under the terms of the Asset Purchase Agreement, WatchGuard paid an aggregate purchase price of $7,256,000, consisting of $2,406,000 in cash and $4,850,000 in common stock of WatchGuard, in exchange for substantially all of the assets of BeadleNet. The proceeds were distributed to the holders of BeadleNet's members' units based on percentage ownership. WatchGuard also assumed and repaid $1,000,000 of the outstanding intercompany indebtedness owed by BeadleNet to PEP as of the date of the Asset Purchase Agreement.

  WatchGuard will make an additional payment of $400,000 in cash and $600,000 in common stock of WatchGuard to the holders of BeadleNet's member units based on percentage ownership, if software technology items specified in the Asset Purchase Agreement are completed and released to market before January 1, 2000.

  Effective November 25, 1999, BeadleNet was dissolved.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma combined condensed statement of operations give effect to the BeadleNet acquisition, which occurred on October 19, 1999, using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 represents the historical statements of operations for WatchGuard and for the period from January 1, 1999 through October 3, 1999 for BeadleNet, adjusted to give effect to the BeadleNet acquisition as if it had occurred on January 1, 1999.

  The unaudited pro forma combined condensed statement of operations is for illustrative purposes only and does not purport to represent what WatchGuard's results of operations would have been if the acquisition had occurred on such dates or to project WatchGuard's results of operations as of any future date or for any future period. The unaudited pro forma combined condensed statement of operations, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of WatchGuard for the year ended December 31, 1999, as well as the historical financial statements and the related notes of BeadleNet.

  The unaudited pro forma adjustments have been applied to the financial information derived from the financial statements of WatchGuard and BeadleNet to account for the acquisition as a purchase and, accordingly, the assets acquired and liabilities assumed are reflected at their estimated fair values.

  The unaudited pro forma financial information has been prepared based on the assumptions described in the notes to the financial statements and includes assumptions relating to the allocation of the consideration paid for the assets of WatchGuard based on the estimates of their fair value. In the opinion of WatchGuard, all adjustments necessary to present fairly such unaudited pro forma financial information have been made based on the terms and structure of the acquisition.

                         WATCHGUARD TECHNOLOGIES, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)

                                           Year ended December 31, 1999
                                    --------------------------------------------
                                                           Pro Forma   Pro Forma
                                    WatchGuard BeadleNet  Adjustments  Balances
                                    ---------- ---------  -----------  ---------
Revenues...........................  $ 20,619  $    --     $    --     $  20,619
Cost of revenues...................     7,964       --          --         7,964
                                     --------  --------    --------    ---------
Gross margin.......................    12,655       --          --        12,655
Operating expenses:
  Operating expenses, excluding
   acquisition costs and
   amortization....................    25,202     1,498         319 a     27,019
  Acquisition related costs,
   including amortization of
   goodwill and purchased
   intangibles.....................     3,626       --       (2,155)b      1,471
                                     --------  --------    --------    ---------
Total operating expenses...........    28,828     1,498      (1,836)      28,490
                                     --------  --------    --------    ---------
Loss from operations...............   (16,173)   (1,498)      1,836      (15,835)
Other expense:
  Interest income, net.............       155       --          --           155
  Other expense, net...............       --        (27)        --           (27)
                                     --------  --------    --------    ---------
Net loss...........................  $(16,018) $ (1,525)   $ (1,836)   $ (15,707)
                                     ========  ========    ========    =========
Net loss per share: basic and
 diluted...........................  $  (1.80)                         $   (1.69)
                                     ========                          =========
Weighted average number of common
 shares outstanding................     8,903                   370        9,273
                                     ========              ========    =========


                            See accompanying notes.

                         WATCHGUARD TECHNOLOGIES, INC.

         UNAUDITED NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS

1. Basis of Presentation

  On October 19, 1999, WatchGuard acquired the assets of BeadleNet, LLC ("BeadleNet"), a California limited liability company, pursuant to an Asset Purchase Agreement dated as of October 19, 1999, among BeadleNet, Productivity Enhancement Products, Inc. ("PEP"), a member of BeadleNet, Danny M. Beadle, the founder and a member of BeadleNet and the principal shareholder of PEP, and WatchGuard. WatchGuard accounted for the acquisition using the purchase method of accounting. The results of operations of BeadleNet and the fair value of the assets acquired have been included in the financial statements beginning on the acquisition date.

  The total BeadleNet acquisition cost of $9,556,000 is comprised of: (1) $3,406,000 in cash paid at closing, including $1,000,000 paid to PEP in satisfaction of BeadleNet's outstanding liabilities to PEP; (2) 335,931 unregistered shares of WatchGuard common stock issued at closing with a fair value of $4,850,000; (3) an additional $1 million in contingent consideration, comprised of $400,000 in cash and 20,189 unregistered shares of WatchGuard common stock with a fair value of $600,000, which became due upon completion of certain technology items in late December 1999 and was paid in January 2000; and (4) estimated direct acquisition costs of $300,000.

  The aggregate purchase price was allocated, based on estimated fair values on the acquisition date, as follows:

   Inventory.......................................................  $    5,000
   Equipment.......................................................      69,000
   Intangibles:
     Acquired workforce............................................     204,000
     Tradenames....................................................     409,000
     Developed technology..........................................     503,000
     Goodwill......................................................   4,985,000
                                                                     ----------
       Total intangibles...........................................   6,101,000
   Acquired in-process research and development....................   3,381,000
                                                                     ----------
   Total purchase price............................................  $9,556,000
                                                                     ==========

  Values assigned to the acquired in-process research and development, developed technology and tradenames were determined using a discounted cash flow analysis. The value assigned to the workforce in place was based on replacement cost.

  To determine the value of the in-process research and development, WatchGuard considered, among other factors, the state of development of each project, the time and cost needed to complete each project, expected income, and associated risks, which included the inherent difficulties and uncertainties in completing the project and achieving technological feasibility and risks related to the viability of and potential changes in future target markets. This analysis resulted in amounts assigned to in-process research and development projects that had not yet reached technological feasibility and do not have alternative future uses. Estimates of fair values of the assets and liabilities of BeadleNet have been combined with the WatchGuard column in the unaudited pro forma combined condensed financial statements.

  The $3,381,000 allocated to acquired in-process research and development was expensed on the date of acquisition. These costs were not included in the pro forma combined condensed statements of operations because they are considered to be a one-time nonrecurring charge. The lives assigned to the identified intangible assets ranged from two to four years and the life assigned to goodwill was five years. Amortization

                         WATCHGUARD TECHNOLOGIES, INC.

expense for these intangibles was $245,000 in the fourth quarter of 1999 and was recorded based on the straight-line method.

  In connection with the acquisition, WatchGuard entered into an employment agreement and a stock vesting agreement with Mr. Beadle. Pursuant to the employment agreement, WatchGuard granted Mr. Beadle an option, vesting over a period of four years, to purchase 250,000 shares of WatchGuard common stock at an exercise price of $14.44 per share, the fair value of the stock on the date the option was granted. In consideration of certain of Mr. Beadle's obligations in the employment agreement, including his agreement not to compete with WatchGuard for a period of three years after his employment terminates, WatchGuard also issued to Mr. Beadle 51,948 unregistered shares of WatchGuard common stock, valued at $750,000 on the closing date of the acquisition. The value of this stock has been recorded as deferred stock compensation expense and is being amortized on a straight-line basis over the two-year employment agreement period. Amortization of this deferred stock compensation was $73,000 in the fourth quarter of 1999. Under the stock vesting agreement, 34,632 of these shares will be subject to forfeiture if Mr. Beadle's employment is terminated for cause or if he resigns. One half of these shares will no longer be subject to forfeiture on October 19, 2000, and the remainder will no longer be subject to forfeiture on October 19, 2001.

2. Pro Forma Adjustments for BeadleNet

  The capitalized intangible components of the consideration for this transaction, which include goodwill and other purchased intangibles, will be amortized on a straight-line basis over a period ranging between 26 months to five years. The deferred stock-based compensation, which was the result of restricted shares issued pursuant to the employment agreement entered into by WatchGuard and one key employee of BeadleNet, will be amortized over two years. In-process research and development costs in the amount of $3,381,000 were immediately expensed upon purchase.

  Pro forma adjustments were made to:

  (a)  give effect to amortization of deferred stock compensation; and

  (b) exclude in-process research and development costs because they are considered a one-time nonrecurring charge and give effect to amortization of capitalized intangibles.

3. Pro Forma Loss per Common Share

  Basic and diluted pro forma earnings per share is computed using the weighted average number of WatchGuard common shares outstanding during the period plus shares of WatchGuard common stock issued in connection with the BeadleNet acquisition, which are not subject to forfeiture. Shares issued in connection with the BeadleNet acquisition are assumed to be issued and outstanding on January 1, 1999.

4. Conforming and Reclassification Adjustments

  There were no adjustments required to conform the accounting policies of BeadleNet. There have been no intercompany transactions.

                    [LOGO OF WATCHGUARD TECHNOLOGIES, INC.]